                                                    This filing is made pursuant
                                                         to Rule 424(b)(4) under
                                                      the Securities Act of 1933
                                                              in connection with
                                                      Registration No. 333-76893





2,523,642 Shares

CONTINUUS LOGO

Common Stock


$8.00 PER SHARE


--------------------------------------------------------------------------------


-  Continuus Software Corporation is offering       -  This is our initial public offering.
   2,523,642 shares.
-  Trading symbol:  Nasdaq National Market --
   CNSW


                 ---------------------------------------------


THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                                              PER SHARE      TOTAL
                                                              ---------   -----------
Public offering price.......................................    $8.00     $20,189,136
Underwriting discount.......................................    $0.56     $ 1,413,240
Proceeds to Continuus Software Corporation..................    $7.44     $18,775,896
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------



The underwriters have a 30-day option to purchase up to 378,546 additional shares of common stock from us to cover over-allotments, if any.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OF ANYONE'S INVESTMENT IN THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

U.S. BANCORP PIPER JAFFRAY                                    CIBC WORLD MARKETS


                  THE DATE OF THIS PROSPECTUS IS JULY 29, 1999

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Summary.....................................................    4
Risk Factors................................................    8
Use of Proceeds.............................................   18
Dividend Policy.............................................   18
Special Note Regarding Forward-Looking Statements...........   18
Capitalization..............................................   19
Dilution....................................................   20
Selected Consolidated Financial Data........................   21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   22
Business....................................................   33
Management..................................................   45
Certain Transactions........................................   54
Principal Stockholders......................................   57
Description of Capital Stock................................   60
Shares Eligible For Future Sale.............................   64
Underwriting................................................   66
Legal Matters...............................................   68
Experts.....................................................   68
Where You Can Find More Information.........................   68
Index to Consolidated Financial Statements..................  F-1


                 ---------------------------------------------

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

--------------------------------------------------------------------------------

                                    SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, the financial statements and the other information incorporated by reference into this prospectus.

BUSINESS OF CONTINUUS SOFTWARE CORPORATION

Continuus provides software products and services that enable enterprises to manage their Internet and software assets, which we refer to as e-asset management. E-asset management products and services extend beyond traditional software change management products and services to enable organizations to more effectively develop, enhance, deploy and manage their traditional software and Internet systems. E-asset management provides an alternative to using a collection of discrete products to automate various aspects of the software development process by providing an integrated and comprehensive platform for managing an enterprise's software-related assets, processes, projects and people. Our e-asset management product line, consisting of the Continuus WebSynergy Suite and the Continuus Change Management Suite, is specifically designed to support the collaborative development, management, approval and deployment of all types of software, Internet applications and web content. Our integrated product line simplifies the development of the most complex and demanding Internet and software applications. Our customer base includes the information technology departments of Fortune 500 class business and government organizations as well as engineering departments of organizations that develop software as a product or as a component of a product, such as independent software vendors, computer hardware vendors, defense and aerospace organizations, telecommunication equipment suppliers and transportation equipment manufacturers. License revenues for Continuus Change Management Suite accounted for substantially all of our software license revenues in 1998. By developing additional products, such as the Continuus WebSynergy Suite, which was released in May 1998, and Continuus ProjectSynergy, which was released in May 1999, we have been able to offer our customers an integrated and comprehensive e-asset management solution. We also offer Continuus Professional Services which include consulting, training and maintenance services to facilitate the successful implementation of our solution.

In response to increasingly competitive global markets, businesses are seeking cost savings and productivity gains through implementing software solutions that automate business processes. These efforts to automate business processes, such as customer billing, have led to an explosive growth in the scale and complexity of software and software-related assets within organizations. The advent of the Internet has further added complexity by increasing both the number of and sophistication of new applications, such as on-line trading, and extending these applications beyond the enterprise. The Internet has also highlighted and accelerated the trend that software has become a major driver to both revenue growth and expense reduction as Internet applications are directly connecting organizations to their employees, customers, vendors and partners. In addition, companies are adopting more complex organizational strategies in order to develop, deploy and maintain applications in accelerated "Internet time." For example, companies are dispersing and outsourcing their development across locations to take advantage of the best qualified and most cost-effective resources.

Because of these trends, software has become one of the most strategic assets for companies, however, many companies are not managing these assets effectively. A 1998 report by the Standish Group estimated that as few as 26% of all software projects managed by corporate IT departments were completed on time and on budget. Customers using our products can realize significant cost savings through more effectively managing their e-assets. E-assets include software source code as well as design specifications, documentation, help files and web content, including text, video, graphics and sound components. Our solution also enables organizations to improve the quality of their e-assets and to reduce time to deliver Internet and software applications.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Our objective is to become the leader in the emerging market for e-asset management solutions. The key elements of our strategy are:

       - provide comprehensive Internet and enterprise software asset management solutions;

       - focus on Internet and e-commerce application development and deployment;

       -        focus on successful customer implementation of our products;

       -        leverage our customer base;

       -        expand sales coverage; and

       -        expand partnering and strategic relationships.

We market and sell our products primarily through our direct sales force in North America and Europe. We also market our products through distributors in Australia, Denmark, Finland, India, Israel, Italy, the Netherlands, Norway, Spain and Sweden. We currently have customers worldwide in a variety of industries, including financial services, telecommunications, technology, manufacturing and others. Our customers include AT&T, Dresdner Bank, BMW, Bell Atlantic, Boeing, British Telecom, Morgan Stanley Dean Witter, Motorola, Prudential, Siemens, Texas Instruments and USinternetworking.


Our principal executive offices are located at 108 Pacifica, Irvine, California 92618 and our telephone number is (949) 453-2200. We were incorporated on January 12, 1984 as a California corporation. We reincorporated as a Delaware corporation on July 21, 1999. Our fiscal year ends December 31. We maintain a worldwide web site at www.continuus.com. The reference to our worldwide web address does not constitute incorporation by reference of the information contained at this site. Continuus Change Management Suite, Continuus WebSynergy and the Continuus Software Corporation logo are trademarks of Continuus. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

THE OFFERING


Common stock offered....................................  2,523,642 shares
Common stock outstanding after the offering:
  Actual................................................  9,399,351 shares
  Fully-diluted.........................................  13,038,319 shares
Offering price..........................................  $8.00 per share
Use of proceeds.........................................  Increase working capital
Nasdaq National Market symbol...........................  CNSW


The following shares are included in calculating the number of shares to be outstanding after the offering, on both an actual and fully-diluted basis:

       - 4,306,454 shares of common stock issued upon conversion of all outstanding shares of preferred stock upon the closing of this offering; and


       - 895,615 shares of common stock issued upon the net exercise of warrants to purchase 1,187,765 shares of common stock concurrent with the closing of this offering.


The following shares are excluded in calculating the number of shares to be outstanding after the offering on an actual basis and included on a fully-diluted basis:

       - 1,257,671 shares, subject to options outstanding as of March 31, 1999 at a weighted average exercise price of $3.27 per share, of the 2,452,830 shares of common stock reserved for issuance under our current stock option plan;

       - 1,179,033 shares of common stock reserved for issuance and subject to options outstanding as of March 31, 1999 under our initial stock option plan at a weighted average exercise price of $1.58 per share;

       - 124,097 shares of common stock reserved for issuance upon exercise of warrants outstanding as of March 31, 1999 at a weighted average exercise price of $4.06 per share; and

       - 1,078,167 shares of common stock reserved for issuance upon the conversion of a $6 million senior secured convertible debenture with a conversion price of $5.57 per share.

Except as otherwise noted, all information in this prospectus:

       -        assumes no exercise of the underwriters' over-allotment option;

       - reflects a 1-for-2.65 reverse stock split, which will be effective prior to the closing of this offering;

       - reflects the conversion of all outstanding shares of preferred stock into 4,306,454 shares of common stock upon completion of the offering;

       - reflects the conversion of all outstanding warrants to purchase preferred stock into warrants to purchase common stock; and


       - reflects the issuance of 895,615 shares of common stock upon the net exercise of warrants to purchase 1,187,765 shares of common stock concurrent with the closing of this offering.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SUMMARY CONSOLIDATED FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE DATA)


The pro forma basic and diluted net loss per share calculation information below gives effect, as of March 31, 1999, to the issuance of 895,615 shares of common stock upon the net exercise of warrants to purchase 1,187,765 shares of common stock concurrent with the closing of this offering.



The pro forma as adjusted information below gives effect as of March 31, 1999, to our receipt of the estimated net proceeds of approximately $17,606,000 from the sale of 2,523,642 shares of common stock offered by us at an initial public offering price of $8.00 per share.



                                                                                                 THREE MONTHS
                                                                                                    ENDED
                                                        YEARS ENDED DECEMBER 31,                  MARCH 31,
                                             -----------------------------------------------   ----------------
                                              1994      1995      1996      1997      1998      1998      1999
                                             -------   -------   -------   -------   -------   -------   ------
                                                                                                 (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Software licenses........................  $ 3,887   $ 8,664   $ 9,611   $13,829   $14,429   $ 3,745   $4,172
  Services.................................    2,478     4,436     6,488     9,434    13,007     3,065    4,067
                                             -------   -------   -------   -------   -------   -------   ------
     Total revenues........................    6,365    13,100    16,099    23,263    27,436     6,810    8,239
                                             -------   -------   -------   -------   -------   -------   ------
Cost of revenues:
  Software licenses........................      582       535       775       650       654       167      156
  Services.................................    2,264     2,583     4,207     6,007     7,446     1,681    1,945
                                             -------   -------   -------   -------   -------   -------   ------
     Total cost of revenues................    2,846     3,118     4,982     6,657     8,100     1,848    2,101
                                             -------   -------   -------   -------   -------   -------   ------
Gross profit...............................    3,519     9,982    11,117    16,606    19,336     4,962    6,138
                                             -------   -------   -------   -------   -------   -------   ------
Operating expenses:
  Sales and marketing......................    5,347     9,296    11,776    12,079    15,469     3,577    4,098
  Research and development.................    1,964     2,434     3,473     3,574     4,493     1,065    1,233
  General and administrative...............    1,204     1,565     1,720     1,896     2,483       749      704
  Compensation expense related to stock
     option grants.........................       --        --        --        --        --        --       41
                                             -------   -------   -------   -------   -------   -------   ------
     Total operating expenses..............    8,515    13,295    16,969    17,549    22,445     5,391    6,076
                                             -------   -------   -------   -------   -------   -------   ------
Income (loss) from operations..............   (4,996)   (3,313)   (5,852)     (943)   (3,109)     (429)      62
  Other expense, net.......................       33        94       198       637       750       207      296
                                             -------   -------   -------   -------   -------   -------   ------
Loss before income tax provision...........   (5,029)   (3,407)   (6,050)   (1,580)   (3,859)     (636)    (234)
Income tax provision.......................        1         4         3         3         7        13        5
                                             -------   -------   -------   -------   -------   -------   ------
Net loss...................................  $(5,030)  $(3,411)  $(6,053)  $(1,583)  $(3,866)  $  (649)  $ (239)
                                             =======   =======   =======   =======   =======   =======   ======
Basic and diluted net loss per share.......  $ (4.27)  $ (2.34)  $ (4.06)  $ (1.00)  $ (2.39)  $ (0.40)  $(0.15)
Basic and diluted weighted average
  shares...................................    1,178     1,458     1,491     1,576     1,618     1,605    1,637
Pro forma basic and diluted net loss per
  share(1).................................                                          $ (0.57)            $(0.03)
                                                                                     =======             ======
Pro forma basic and diluted weighted
  average shares(1)........................                                            6,820              6,839
                                                                                     =======             ======



                                                                 MARCH 31, 1999
                                                              ---------------------
                                                                         PRO FORMA
                                                              ACTUAL    AS ADJUSTED
                                                              -------   -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 2,357     $19,963
Working capital.............................................      826      18,432
Total assets................................................   13,323      30,929
Long-term liabilities.......................................    6,376       6,376
Total stockholders' equity (deficit)........................   (3,285)     14,321


---------------------------------------------
(1) See Note 1 of Notes to Consolidated Financial Statements for method used to determine pro forma basic and diluted net loss per share.

--------------------------------------------------------------------------------

                                  RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our business, financial condition or results of operations could be harmed by any of the following risks. The trading price of our common stock could decline due to any of the following risks, and you might lose all or part of your investment.

OUR OPERATING RESULTS FLUCTUATE SIGNIFICANTLY, WHICH MAY CAUSE THE PRICE OF OUR STOCK TO FALL

Our quarterly revenues and operating results fluctuate significantly and may cause the price of our stock to fall. Our revenues and operating results depend primarily on the volume and timing of customer contracts we receive during a given quarter and the percentage of each contract we can recognize as revenue during each quarter. We have often recognized a substantial portion of our revenues in the last month of a quarter, with a concentration of these revenues in the last weeks or days of the third month. A delay in an anticipated sale near the end of a quarter can seriously harm our operating results for that quarter. Accordingly, our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock will likely fall. For more detailed information regarding factors which affect our operating results, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations."

Our expense levels are relatively fixed in the short term and are based, in part, on our expectations of our future revenues. As a result, any delay in generating or recognizing revenues could cause significant variations in our operating results from quarter to quarter and could result in increased operating losses.

SEASONAL TRENDS IN SALES OF OUR SOFTWARE PRODUCTS MAY AFFECT OUR QUARTERLY OPERATING RESULTS

We have experienced and expect to continue to experience seasonality in sales of our software products. These seasonal trends materially affect our quarter-to-quarter operating results. We may experience weaker demand for our products and services in our third quarter each year, particularly in international markets, as a result of reduced sales activities during the summer months. As a result of customer buying patterns, we may also realize lower revenues in the first quarter of each year than in the preceding fourth quarter.

WE EXPECT FUTURE LOSSES AND WE MAY NEVER BECOME PROFITABLE

We may never become profitable. We have not achieved profitability and we expect to incur net losses in the foreseeable future. We incurred net losses of $3.9 million in 1998 and $0.2 million for the three months ended March 31, 1999. As of March 31, 1999, we had an accumulated deficit of $23.6 million. We expect to continue to increase our sales and marketing, product development and administrative expenses. As a result, we will need to generate significant additional revenues to achieve and maintain profitability.

Although our revenues have grown in recent quarters, we cannot be certain that revenue growth will continue or that we will achieve sufficient revenues for profitability. If we do achieve profitability in any period, we cannot be certain that we will sustain or increase profitability on a quarterly or annual basis. For more detailed information regarding our operating results and financial condition, see "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CUSTOMER FOCUS AND SPENDING ON YEAR 2000 REMEDIATION MAY REDUCE OUR FUTURE REVENUES

Our revenues may be reduced by customer focus on year 2000 problems. Many computers, software applications and other equipment are not capable of distinguishing 21st century dates from 20th century dates. As a result, beginning on January 1, 2000, some computers, software and other equipment could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900 rather than 2000. These problems are commonly referred to as the "year 2000 problem."

Many customers may spend their limited financial and personnel resources remediating year 2000 problems, thereby delaying or foregoing entirely investment in more general IT products such as Continuus Change Management Suite and Continuus WebSynergy. This trend could reduce our revenues in 1999 and 2000.

A REDUCTION IN REVENUES FROM THE CONTINUUS CHANGE MANAGEMENT SUITE WOULD HARM OUR BUSINESS

A decline in the demand for Continuus Change Management Suite and the revenue associated with licenses of the Continuus Change Management Suite would reduce our total revenues and harm our business. In 1997, sales of the Continuus Change Management Suite or its components accounted for 100% of our total software license revenues. In 1998, the sales accounted for approximately 94% of our total software license revenues and for the three months ended March 31, 1999, they accounted for approximately 99% of our total software license revenues. In comparison, Continuus WebSynergy-related sales accounted for 6% of our total software license revenues in 1998 and for the three months ended March 31, 1999, they accounted for approximately 1% of our total software license revenues. We expect that the Continuus Change Management Suite will continue to account for a substantial portion of our total revenues for the foreseeable future. The following events may reduce the demand for the Continuus Change Management
Suite:

       -        competition from other products;

       - significant flaws in our software products or incompatibility with third-party hardware or software products;

       -        negative publicity or evaluation; or

       - obsolescence of the hardware platforms or software environments in which our systems run.

SINCE OUR FUTURE REVENUES PARTIALLY DEPEND ON OUR NEW INTERNET PRODUCT, OUR REVENUES MAY SUFFER IF WE CANNOT SUCCESSFULLY MARKET THIS NEW PRODUCT

A substantial portion of our revenues in the future may be derived from Continuus WebSynergy Suite and related services. A decline in the price of, or demand for, Continuus WebSynergy, or our failure to achieve broad market acceptance of Continuus WebSynergy, may reduce our revenues.

WE MAY NOT BE ABLE TO RECRUIT AND RETAIN THE PERSONNEL WE NEED TO ACHIEVE SIGNIFICANT REVENUE GROWTH

We may not be able to recruit and retain the personnel we need to achieve significant revenue growth. Our future success depends upon our ability to recruit, train and retain additional sales and technical support personnel. We sell our products primarily through our direct sales force and we support our customers with our internal technical support staff. In the past, we have had difficulty recruiting and retaining qualified personnel, and we cannot guarantee that we will not experience similar difficulties in the future. Factors that may affect our ability to recruit and retain personnel include:

       - our ability to effectively manage an expansion of our sales and technical support personnel and retain this personnel; and

       - competition for qualified personnel from larger, more established companies who have greater financial resources than we do.

In 1996 and 1998, we suffered a material decline in sales growth due to turnover in our sales force. If we experience turnover in our sales force in the future, our operating results will suffer. Newly hired sales personnel generally do not become fully productive until they have worked for at least two quarters. Because of the time required to recruit new sales personnel and for them to become fully productive, we cannot quickly and easily expand our sales force in response to unanticipated events.

THE SALES CYCLE FOR OUR PRODUCTS IS LONG AND MAY HARM OUR OPERATING RESULTS

The period of time between initial customer contact and an actual sales order may span six months or more. This long sales cycle increases the risk that we will not forecast our revenue accurately and adjust our expenditures accordingly. The longer the sales cycle lasts, the more likely a customer is to decide not to purchase our products or to scale down its order of our products for various reasons, including:

       -        changes in our customers' budgets and purchasing priorities;

       - actions by competitors, including introduction of new products and price reductions; and

       - diversion of resources and management's attention to other information technology issues, such as year 2000 issues.

In addition, we often must provide a significant level of education to our prospective customers regarding the use and benefit of our products, which may cause additional delays during the evaluation process.

IF WE DO NOT CONTINUE TO RECEIVE REPEAT BUSINESS FROM EXISTING CUSTOMERS, OUR REVENUE WILL SUFFER

In 1998, we generated approximately 58% of our software license revenues from repeat business from existing customers. If we fail to generate repeat and expanded business from our customers, our revenues will suffer. Our ability to generate repeat business from current customers depends on many factors. Most of our current customers initially purchase a limited number of licenses as they implement and adopt our products. Even if the customer successfully uses our products, customers may not purchase additional licenses to expand the use of our products. Purchases of expanded licenses by these customers will depend on their success in deploying our products, their satisfaction with our products and support services and their perception of competitive alternatives. A customer's decision whether to widely deploy our products and purchase additional licenses may also be affected by factors that are outside of our control or which are not related to our products or services. In addition, as we deploy new versions of our products or introduce new product suites, our current customers may not require the functionality of our new products and may not ultimately license these products.

INTENSE COMPETITION MAY CAUSE US TO REDUCE PRICES OR LOSE CUSTOMERS, WHICH MAY HARM OUR PROFITABILITY

The markets for integrated Internet and enterprise software asset management solutions are intensely competitive, subject to rapid change and sensitive to new product introductions or enhancements and marketing efforts by industry participants. We expect to experience significant and increasing levels of competition in the future. Competition may result in price reductions, reduced margins or loss of customers which in turn could harm our profitability. See "Business -- Competition."

Many of our existing competitors, as well as a number of potential competitors, have larger technical staffs, more established and larger marketing and sales organizations, and significantly greater financial resources than we do. Moreover, we have limited proprietary barriers to entry that could keep our competitors from developing similar products or selling competing products in our markets. We may not be able to maintain our competitive position against current or future competitors, especially those with greater resources.

ONE OF OUR STRATEGIES IS TO TARGET THE EMERGING MARKET FOR E-ASSET MANAGEMENT SOLUTIONS; IF THIS MARKET DOES NOT DEVELOP AS WE ANTICIPATE, OUR REVENUES MAY SUFFER

We are expanding beyond our traditional software change management solution to provide our customers with e-asset management, which provides a more comprehensive, integrated solution to support broader needs. Potential customers may not fully appreciate the value of our comprehensive and integrated e-asset management solution as compared to traditional change management software. As a result, the e-asset management market generally may not develop and continue or grow as we anticipate. Any failure of this market to develop or grow would harm our revenues.

CHANGES IN INTERNET TECHNOLOGY AND STANDARDS MAY IMPEDE MARKET ACCEPTANCE OF OUR INTERNET PRODUCT

Rapidly changing Internet technology and standards may impede market acceptance of Continuus WebSynergy. The success of Continuus WebSynergy will require us to develop and introduce new technologies and product suites and to offer functionality that we do not currently provide. Continuus WebSynergy has been designed and the full e-asset management solution will be designed based upon prevailing Internet technology. If Internet technologies emerge that are incompatible with Continuus WebSynergy or other new Internet products we develop, our products may become obsolete and existing and potential new customers may seek alternatives to them. We may not be able to quickly adapt our products to new Internet technology.

THE COSTS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS MAY NEGATIVELY IMPACT OUR OPERATING MARGINS

We derived approximately 52% of our total revenues in 1998 from sales outside North America, principally in Europe. During the three months ended March 31, 1999, we derived approximately 48% from sales outside North America. Our international operations require and will continue to require significant management attention and financial resources. If we fail to expand international sales in a timely and cost-effective manner, our operating margins will decrease. We believe that our growth and profitability will depend in part on additional expansion of sales in foreign markets.

IF WE CANNOT MANAGE THE ADDITIONAL CHALLENGES PRESENTED BY OUR INTERNATIONAL OPERATIONS, OUR REVENUES AND PROFITABILITY MAY SUFFER

We face additional challenges from our continued operations in foreign countries. Our revenues and profitability could suffer if we cannot manage these challenges, which include:

       -        longer payment cycles;

       -        difficulties in staffing and managing foreign operations;

       - increased sales and marketing and research and development expenses;

       -        costs and risks of relying upon distributors;

       -        various and changing regulatory requirements;

       -        export restrictions and availability of export licenses;

       -        tariffs and other trade barriers;

       -        political and economic instability; and

       -        potentially adverse tax laws.

Foreign laws also govern a certain number of our customer purchase agreements, which may differ significantly from U.S. laws. Therefore, we may be limited in our ability to enforce our rights under foreign agreements and to collect payments should any customer refuse to pay us.

WE MAY LOSE OUR COMPETITIVE ADVANTAGE IN FOREIGN COUNTRIES DUE TO UNFAVORABLE
LAWS

We are subject to the Foreign Corrupt Practices Act which prohibits U.S. individuals, companies and direct foreign subsidiaries of U.S. companies from offering, promising, or paying anything of value to any foreign government official in order to obtain or retain business. This may place us at a competitive disadvantage to foreign companies that are not subject to the FCPA.

FLUCTUATIONS IN THE VALUE OF FOREIGN CURRENCIES COULD RESULT IN CURRENCY TRANSACTION LOSSES

Our international customers pay us in their local currencies. In 1998, we derived approximately 47% of our revenues in foreign local currencies. Consequently, any gains and losses on the conversion to U.S. dollars of accounts receivable and accounts payable arising from international operations may contribute to fluctuations in our operating results. Although we may utilize some hedging in the future, we currently do not utilize foreign currency hedging instruments. Historically foreign currency gains and losses have not been material to our financial performance. We cannot guarantee that fluctuations in currency rates will not harm our business, operating results and financial condition in the future.

FAILURE TO MANAGE OUR GROWING OPERATIONS COULD INCREASE COSTS AND CAUSE DELAYS IN MEETING OUR BUSINESS OBJECTIVES

We plan to increase business opportunities through an expansion of our distribution network in the United States and internationally. However, we cannot guarantee that the efforts and funds directed towards expanding our distribution network will succeed. Our failure to implement new operational and financial control systems to accommodate growth could increase costs and cause delays in meeting our objectives. Any future growth will also depend on, among other things, our ability to gain market acceptance for our products in new geographic areas and to monitor and control the additional costs and expenses associated with expansion. We cannot guarantee that we can successfully manage these aspects of our business.

Any business opportunities will increase demands on our systems and controls. To deal with these concerns, we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls and to hire additional administrative personnel. We cannot be sure that we can complete the implementation of these systems, procedures and controls or hire needed personnel in a timely manner.

OUR NEW EXECUTIVE TEAM MAY NOT BE ABLE TO WORK TOGETHER TO MEET OUR BUSINESS OBJECTIVES, WHICH MAY HARM OUR SALES AND PROFITABILITY

Several of our executive officers have been employed by us for a relatively short period of time. Our Vice President, Research and Development, joined in August 1998, our Chief Financial Officer joined in December 1998 and our Vice President, Americas Operations, joined in March 1999. In addition, our former Vice President, Research and Development, became Vice President, Marketing in August 1998. The failure of the new management team to work together effectively could delay efficient decision-making and execution by our executive team, affecting product development and sales and marketing efforts, which would negatively impact our profitability and sales.

OUR PRODUCTS MAY BECOME OBSOLETE AND UNMARKETABLE

The introduction of products utilizing new technologies and the emergence of new industry standards could render our existing products and products currently under development obsolete and unmarketable. The following factors characterize the markets for our products:

       -        rapid technological advances;

       -        evolving industry standards;

       -        changes in end-user requirements; and

       -        frequent new product introductions and enhancements.

As a result, our future success depends upon our ability to enhance our current products and successfully develop, introduce and sell new products that incorporate new technology and respond to evolving end-user requirements. Any failure to anticipate or adequately respond to technological developments or end-user requirements, any significant delays developing or introducing new products, or any failure of new products or features to provide the benefits expected or to achieve market acceptance could damage our competitive position in the marketplace and reduce revenues. We cannot guarantee that we will succeed in developing and marketing new products or enhancements on a timely basis or that we will not experience significant delays in the future.

SIGNIFICANT LIABILITY CLAIMS FROM OUR CUSTOMERS COULD REDUCE OUR REVENUES, INCREASE OUR COSTS AND DELAY MARKET ACCEPTANCE OF OUR PRODUCTS

Because our software products are complex, they often contain errors or "bugs" that can be detected at any point in a product's life cycle. These defects are most frequently found during the period immediately following the introduction of new products or enhancements to existing products and may be discovered in the future. Software defects discovered after we ship our products could result in loss of revenues or delays in market acceptance. Although we do from time to time incur costs in correcting software defects, to date, no errors in our software products have materially affected our results of operations. Because we rely on our own products in connection with developing our software, any software errors or defects could make it more difficult for us to develop software in the future.

We typically design our customer license agreements to contain provisions which limit our exposure to potential product liability claims. Specifically, in agreements with our customers we attempt to limit our liability for special and indirect damages, as well as damages related to the loss of data, revenue or profits. We also attempt to limit our liability to the contract price or the replacement cost of the software. However, we cannot guarantee that contractual limitations of liability would be enforceable or would otherwise protect us from liability for damages to a customer resulting from a defect in one of our products, or associated with the professional services we render. Although we maintain insurance which covers damages arising from the implementation and use of our products, we are not certain that our insurance would cover or be sufficient to cover any product liability claims against us. Moreover, we incur risks of professional and other liability stemming from our training and consulting services. Any product liability or other claims against us, if successful and of sufficient magnitude, could harm our profitability and future sales.

OUR FAILURE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS MAY HARM OUR COMPETITIVE ADVANTAGE

Our success and competitive advantage is heavily dependent upon our proprietary and licensed technology. Therefore, if we do not adequately protect our proprietary and licensed technology, our business will suffer. We can not guarantee that our confidentiality procedures can adequately deter misappropriation or independent third-party development of our technology or prevent an unauthorized third party from obtaining or using information that we regard as proprietary. In addition, the laws of some foreign countries do not protect or enforce proprietary rights to the same extent as do the laws of the United States. Policing the unauthorized use of our products is difficult and, while we can not determine the extent to which third parties are pirating our software products, we expect software piracy to be a persistent problem in the future.

IF WE CANNOT OBTAIN A COST-EFFECTIVE LICENSE TO AN APPROPRIATE DATABASE MANAGEMENT SYSTEM, OUR PROFITABILITY MAY SUFFER

We rely upon a database management system developed by Informix Software, Inc., embedded in the Continuus Change Management Suite pursuant to a license that expires on December 31, 1999. The Informix system, which is an industry standard relational database engine, manages the repository database that contains all of the information about the e-assets managed by the Continuus Change Management Suite. We cannot be sure that Informix's product lines will continue to be available to us on commercially reasonable terms. If Informix is acquired or abandons or fails to enhance the database, we may need to seek other suppliers. A replacement system may not be available upon similar economic terms. An increase in the expense of a database management system could reduce our profitability.

INFRINGEMENT CLAIMS RELATED TO OUR PROPRIETARY TECHNOLOGY MAY INCREASE OUR COSTS, CAUSE DELAYS AND DECREASE OUR REVENUES

Although we believe that our products and technology do not infringe anyone else's proprietary rights, third parties may assert infringement claims in the future that may or may not be resolved in our favor. Because we are dependent upon a limited number of products, any such claims related to proprietary rights, with or without merit, could be:

       -        time-consuming;

       -        result in costly litigation;

       -        cause product shipment delays; or

       -        require us to enter into royalty or licensing agreements.

We expect proprietary-rights-related lawsuits to continue in our industry segment as the number of products and competitors grow and the functionality of products in different industry segments overlap. Royalty or licensing agreements, if required to protect our products and technology and to protect against infringement claims by others, may not be available on acceptable terms or at all. In addition, we may initiate litigation to protect our proprietary rights or to determine the validity and scope of others' proprietary rights. This litigation could result in substantial costs and a diversion of resources and could harm our profitability.

FUTURE ACQUISITIONS MAY DILUTE YOUR STOCK OWNERSHIP

Our strategic plans may include expanding our product offerings, distribution channels, and market share through acquisitions. If we issue equity securities in connection with a future acquisition, your stock ownership may be diluted.

FUTURE ACQUISITIONS MAY DECREASE OUR PROFIT MARGINS BY CONSUMING RESOURCES

Acquisitions can be expensive and time-consuming transactions. If we acquire businesses or technologies in future acquisitions, our resources may be diverted to completing the acquisitions and assimilating the acquired businesses or technologies. Our profit margins could be negatively affected by this consumption of resources.

THE VALUE OF AN ACQUIRED BUSINESS OR TECHNOLOGY MAY DIMINISH FOLLOWING AN ACQUISITION;
A DIMINISHED VALUE COULD HARM OUR PROFITABILITY

We do not have significant experience at evaluating or completing acquisitions. If the value of a business or technology we acquire diminishes following an acquisition, our profitability could be harmed. The following occurrences may cause the value to diminish:

       - we might lose the key employees and customers of an acquired business;

       - the technology acquired may prove to be unproductive or may infringe on the rights of another;

       - a newly-acquired business may not perform as well as we expected; and

       -        we may assume unknown liabilities.

POTENTIAL YEAR 2000 PROBLEMS WITH OUR SOFTWARE OR OUR INTERNAL OPERATING SYSTEMS COULD INCREASE COSTS AND REDUCE REVENUES

If any of our licensees experience year 2000 problems as a result of their use of our software products, those licensees could assert claims for damages which, if successful, could harm our profitability. We believe that current versions of our software products are generally year 2000 compliant. However, we may learn that certain of our software products do not contain all of the software routines and codes necessary for the accurate calculation, display, storage and manipulation of data involving dates. For a more detailed description of our year 2000 preparedness assessment, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."

IF CUSTOMERS NEED TO INSTALL THE YEAR 2000 COMPLIANT VERSION OF CONTINUUS CHANGE MANAGEMENT SUITE BEFORE THE END OF 1999, OUR CONSULTING SERVICES MAY BE SIGNIFICANTLY AFFECTED

Our ability to provide adequate levels of service to our customers may be affected by demands on our personnel which are related to year 2000 compliance. In June 1998, we issued a new version of the Continuus Change Management Suite that is year 2000 compliant. However, only approximately 25% of our customers have implemented the year 2000 compliant version to date. The needs of the majority of our customers to implement the year 2000 compliant version by the end of 1999 may divert or overwhelm the attention of our consulting personnel. Our consulting personnel may be unable to adequately provide our standard services because of the need to address year 2000 compliance issues. Consequently, customer relations may be strained.

OUR STOCK PRICE MAY BE VOLATILE AND YOU MAY NOT BE ABLE TO RESELL SHARES AT OR ABOVE THE OFFERING PRICE

The stock market in general, and the Nasdaq National Market and the stock of software companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to a company's operating performance. The trading prices of many software companies' stocks are at or near historical highs and these trading prices and multiples are substantially above historical levels. If the price of our stock fluctuates, you may not be able to resell shares of our common stock at or above the initial offering price.

Our common stock has never been sold in a public market. We are negotiating the initial offering price of the common stock with the underwriters. However, the initial offering price may not be indicative of the prices that will prevail in the public market after the offering. The trading price of our common stock could fluctuate in response to factors described elsewhere in this prospectus and:

       -        general market conditions;

       -        announcements of technological innovations or new products;

       - publicity regarding actual or potential results with respect to technologies or products under development;

       -        changes in recommendations of securities analysts; and

       -        other events or factors, many of which are beyond our control.

These broad market and industry factors may reduce our stock price, regardless of our actual operating performance.

WE MAY BE SUBJECT TO LITIGATION DUE TO THE VOLATILITY OF OUR STOCK PRICE

In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against volatile companies. Securities class-action litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would harm our profitability.

CONTROL BY MANAGEMENT AND EXISTING STOCKHOLDERS MAY LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND CERTAIN TRANSACTIONS


Upon completion of this offering, our principal stockholders, executive officers, directors and affiliated individuals and entities together will beneficially own approximately 77.5% of the outstanding shares of common stock or 74.5% if the underwriters' over-allotment option is exercised in full. As a result, these stockholders, acting together, will be able to influence significantly and possibly control most matters that require approval by our stockholders, including approvals of amendments to our certificate of incorporation, mergers or other business combination transactions, going private transactions and other fundamental transactions.


SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD CAUSE OUR STOCK PRICE TO FALL

If our stockholders sell substantial amounts of our common stock in the public market following the offering, the market price of our common stock could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. See "Shares Eligible for Future Sale" for more detailed information on the number of shares of common stock which may be sold following the offering.

CERTAIN PROVISIONS IN OUR CORPORATE CHARTER AND BYLAWS MAY DISCOURAGE TAKE-OVER ATTEMPTS AND THUS DEPRESS OUR STOCK PRICE

Provisions in the certificate of incorporation under which we will operate our reincorporation in Delaware may have the effect of delaying or preventing a change in control of Continuus or changes in our management. The provisions could discourage potential take-over attempts and could reduce our stock price. The provisions include:

       - the lack of stockholder power to prevent the board of directors from issuing additional shares of common stock and fixing the rights, preferences and privileges of and issuing up to 5,000,000 shares of preferred stock with voting, conversion, dividend and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock;

       - the requirement that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent; and

       - the requirement that at least 10% of the outstanding shares are needed to call a special meeting of stockholders.

DELAWARE LAW MAY INHIBIT POTENTIAL ACQUISITION BIDS FOR CONTINUUS WHICH MAY REDUCE OUR STOCK PRICE AND PREVENT CHANGES IN MANAGEMENT

Provisions of Delaware law may inhibit potential acquisition bids for Continuus which could reduce our stock price and prevent changes in our management. We are subject to the antitakeover provisions of the Delaware General Corporation Law, which regulates corporate acquisitions. Delaware law prevents certain Delaware corporations, which will include Continuus, from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" for three years following the date that the particular stockholder became an interested stockholder. For purposes of Delaware law, a "business combination" includes, among other things, a merger or consolidation involving Continuus and the interested stockholder and the sale of more than 10% of our assets. In general, Delaware law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation and any entity or person affiliated with or controlling or controlled by that entity or person.

YOUR INVESTMENT IN CONTINUUS COMMON STOCK FACES IMMEDIATE AND SUBSTANTIAL DILUTION WHICH MAY REDUCE THE VALUE OF YOUR INVESTMENT


The initial public offering price is substantially higher than the book value per share of our common stock. Investors purchasing common stock in this offering will, therefore, incur immediate dilution of $6.54 in net tangible book value per share of common stock. Net tangible book value per share is computed by taking total assets less liabilities and tangible assets, which consist of deferred financing costs and prepaid license fees, and dividing that number by the number of pro forma common shares outstanding. This dilution figure deducts the estimated underwriting discounts and commissions and estimated offering expenses payable by us from the initial public offering price. Investors will incur additional dilution upon the exercise of outstanding stock options.

                                USE OF PROCEEDS


We estimate that we will receive approximately $17,606,000, or $20,422,000 if the underwriters' over-allotment option is exercised in full, in net proceeds from the sale of the 2,523,642 shares of common stock, or 2,902,188 shares if the underwriters' over-allotment option is exercised in full, we are offering hereby at an initial public offering price of $8.00 per share.


We are conducting this offering primarily to increase our working capital, increase our visibility in the marketplace, create a public market for our common stock, and facilitate future access by Continuus to public equity markets. We intend to use the net proceeds to increase working capital. Although we believe that working capital generated by our operations will be sufficient to fund our planned activities, from time to time we may use a portion of the net proceeds to facilitate execution of our business plan, including sales and marketing activities, product development and support and capital expenditures. If we do use any of the net proceeds for these purposes, we do not expect the amount to exceed $7,000,000 for sales and marketing activities or $3,000,000 for product development and support over the next 12 months. We estimate that our capital expenditures in the remainder of 1999 and the first half of 2000 will be approximately $3,000,000, which is expected to fund improvements in the technical infrastructure, operational and financial information systems and office space expansion. The amount of net proceeds that we actually spend for these purposes will depend significantly on a number of factors, including our future revenues and our ability to generate cash from operations. We have not yet determined the amount of net proceeds to be used for any specific purpose. Accordingly, management will have significant flexibility in applying the net proceeds of this offering.

We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products or technologies or to obtain the right to use complementary technologies. We have no agreements or commitments with respect to any acquisition or investment, and are not involved in any negotiations with respect to any transaction.

Pending use of the net proceeds for the above purposes, we intend to invest the net proceeds of this offering in short-term, interest bearing, investment grade securities.

                                DIVIDEND POLICY

To date, we have never declared nor paid any cash dividends on our common stock. We currently intend to retain any earnings for funding growth and, therefore, do not anticipate paying any cash dividends in the future.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

You should not rely on forward-looking statements in this prospectus. Certain statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors discussed under "Risk Factors."

                                 CAPITALIZATION

The table below sets forth our long-term obligations and capitalization:

       -        as of March 31, 1999;


       - on a pro forma basis to reflect the issuance of common stock issued upon the conversion of all outstanding preferred stock upon the closing of this offering and the issuance of 895,615 shares of common stock upon the net exercise of warrants to purchase 1,187,765 shares of common stock concurrent with the closing of this offering; and



       - on a pro forma as adjusted basis to give effect to this offering at an initial public offering price of $8.00 per share and the application of the estimated net proceeds from the offering.


The table below excludes:

       - 1,257,671 shares, subject to options outstanding as of March 31, 1999 at a weighted average exercise price of $3.27 per share, of the 2,452,830 shares of common stock reserved for issuance under our current stock plan;

       - 1,179,033 shares of common stock reserved for issuance and subject to options outstanding under our initial stock option plan as of March 31, 1999 at a weighted average exercise price of $1.58 per share;

       - 124,097 shares of common stock reserved for issuance upon exercise of warrants outstanding as of March 31, 1999 at a weighted average exercise price of $4.06 per share; and


       - 1,078,167 shares of common stock issuable upon conversion of a $6 million senior secured convertible debenture with a conversion price of $5.57 per share.


You should read this table in conjunction with our consolidated financial statements and related notes to our consolidated financial statements.


                                                                       MARCH 31, 1999
                                                            ------------------------------------
                                                                                      PRO FORMA
                                                             ACTUAL     PRO FORMA    AS ADJUSTED
                                                            --------    ---------    -----------
                                                                       (IN THOUSANDS)
Long-term obligations, including current maturities.......  $  7,068    $  7,068      $  7,068
                                                            --------    --------      --------
Stockholders' deficit:
  Preferred stock, $.001 par value; 5,000,000 shares
     authorized, no shares issued or outstanding; actual,
     pro forma and as adjusted............................        --          --            --
  Series A through E convertible preferred stock, no par
     value; 4,691,625 shares authorized; 4,306,454 shares
     issued and outstanding, actual, no pro forma or pro
     forma as adjusted shares issued or outstanding.......    18,018          --            --
  Common stock and additional paid-in capital $.001 par
     value; 30,000,000 shares authorized;
     1,673,640, 6,875,709 and 9,399,351 shares issued and
       outstanding, actual, pro forma or pro forma as
       adjusted...........................................     2,009      20,384        37,990
  Warrants to purchase common stock.......................       114           5             5
  Warrants to purchase preferred stock....................       248          --            --
Accumulated deficit.......................................   (23,674)    (23,674)      (23,674)
                                                            --------    --------      --------
       Total stockholders' deficit........................    (3,285)     (3,285)       14,321
                                                            --------    --------      --------
          Total capitalization............................  $  3,783    $  3,783      $ 21,389
                                                            ========    ========      ========


    See our consolidated financial statements for details of each series of outstanding preferred stock.

                                    DILUTION


Our pro forma net tangible book value (deficit) as of March 31, 1999 was approximately $(3,927,000), or $(0.57) per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities divided by 6,875,709 shares of common stock outstanding after giving effect to the conversion of all 4,306,454 outstanding shares of preferred stock into common stock and the issuance of 895,615 shares of common stock upon the net exercise of warrants to purchase 1,187,765 shares of common stock concurrent with the closing of this offering.



After giving effect to the sale of the 2,523,642 shares of common stock offered hereby at an initial public offering price of $8.00 per share and our receipt of the estimated net proceeds from the sale of the shares, our pro forma net tangible book value at March 31, 1999 would have been approximately $13,679,000, or $1.46 per share. This represents an immediate increase in pro forma net tangible book value of $2.03 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $6.54 per share to new investors. The following table illustrates this per share dilution:



Initial public offering price per share.....................           $8.00
  Pro forma net tangible book value (deficit) per share.....   (0.57)
  Increase in pro forma net tangible book value per share
     attributable to new investors..........................    2.03
                                                              ------
Pro forma net tangible book value per share after this
  offering..................................................            1.46
                                                                       -----
  Net tangible book value dilution per share to new
     investors..............................................           $6.54
                                                                       =====


The table below summarizes, on a pro forma basis, as of March 31, 1999, the following differences between our existing stockholders and new investors purchasing our common stock in this offering:

       -        the number of shares purchased from Continuus;

       -        the aggregate cash consideration paid; and

       -        the average price per share paid.


The table also gives effect, on a pro forma basis to the conversion of all outstanding shares of preferred stock into common stock and the issuance of 895,615 shares of common stock upon the net exercise of warrants to purchase 1,187,765 shares of common stock concurrent with the closing of this offering:



                                     SHARES PURCHASED       TOTAL CONSIDERATION
                                    -------------------    ---------------------    AVERAGE PRICE
                                     NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                    ---------   -------    -----------   -------    -------------
Existing stockholders.............  6,875,709       73%    $19,985,493       50%        $2.91
New investors.....................  2,523,642       27%     20,189,136       50%        $8.00
                                    ---------    -----     -----------    -----
     Total........................  9,399,351    100.0%    $40,174,629    100.0%
                                    =========    =====     ===========    =====



The foregoing computation assumes the exercise of no stock options or warrants except as noted above, nor the conversion of any of our indebtedness into equity, after March 31, 1999. As of March 31, 1999, there were outstanding options to purchase 2,436,704 shares of common stock at a weighted average exercise price of $2.45 per share, warrants to purchase 124,097 shares of common stock at a weighted average exercise price of $4.06 per share and a debenture convertible into 1,078,167 shares of common stock. To the extent these options and warrants are exercised or the debenture converted, there will be further dilution to new investors. See "Management -- Equity Incentive Plans," "Description of Capital Stock" and Notes 8 and 10 of Notes to Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

You should read the following selected consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes to the consolidated financial statements appearing elsewhere in this prospectus. The following selected consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1997 and 1998 and March 31, 1999 have been derived from audited and unaudited consolidated financial statements included elsewhere in this prospectus. The consolidated data presented below for the years ended December 31, 1994 and 1995 and at December 31, 1994, 1995 and 1996 are derived from audited consolidated financial statements that are not included in this prospectus.


                                                                                                 THREE MONTHS
                                                                                                     ENDED
                                                         YEARS ENDED DECEMBER 31,                  MARCH 31,
                                              -----------------------------------------------   ---------------
                                               1994      1995      1996      1997      1998      1998     1999
                                              -------   -------   -------   -------   -------   ------   ------
                                                                                                  (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Software licenses.........................  $ 3,887   $ 8,664   $ 9,611   $13,829   $14,429   $3,745   $4,172
  Services..................................    2,478     4,436     6,488     9,434    13,007    3,065    4,067
                                              -------   -------   -------   -------   -------   ------   ------
    Total revenues..........................    6,365    13,100    16,099    23,263    27,436    6,810    8,239
                                              -------   -------   -------   -------   -------   ------   ------
Cost of revenues:
  Software licenses.........................      582       535       775       650       654      167      156
  Services..................................    2,264     2,583     4,207     6,007     7,446    1,681    1,945
                                              -------   -------   -------   -------   -------   ------   ------
    Total cost of revenues..................    2,846     3,118     4,982     6,657     8,100    1,848    2,101
                                              -------   -------   -------   -------   -------   ------   ------
Gross profit................................    3,519     9,982    11,117    16,606    19,336    4,962    6,138
                                              -------   -------   -------   -------   -------   ------   ------
Operating expenses:
  Sales and marketing.......................    5,347     9,296    11,776    12,079    15,469    3,577    4,098
  Research and development..................    1,964     2,434     3,473     3,574     4,493    1,065    1,233
  General and administrative................    1,204     1,565     1,720     1,896     2,483      749      704
  Compensation expense related to stock
    option grants...........................       --        --        --        --        --       --       41
                                              -------   -------   -------   -------   -------   ------   ------
    Total operating expenses................    8,515    13,295    16,969    17,549    22,445    5,391    6,076
                                              -------   -------   -------   -------   -------   ------   ------
Income (loss) from operations...............   (4,996)   (3,313)   (5,852)     (943)   (3,109)    (429)      62
  Other expense, net........................       33        94       198       637       750      207      296
                                              -------   -------   -------   -------   -------   ------   ------
Loss before income tax provision............   (5,029)   (3,407)   (6,050)   (1,580)   (3,859)    (636)    (234)
Income tax provision........................        1         4         3         3         7       13        5
                                              -------   -------   -------   -------   -------   ------   ------
Net loss....................................  $(5,030)  $(3,411)  $(6,053)  $(1,583)  $(3,866)  $ (649)  $ (239)
                                              =======   =======   =======   =======   =======   ======   ======
Basic and diluted net loss per share........  $ (4.27)  $ (2.34)  $ (4.06)  $ (1.00)  $ (2.39)  $(0.40)  $(0.15)
Basic and diluted weighted average shares...    1,178     1,458     1,491     1,576     1,618    1,605    1,637
Pro forma basic and diluted net loss per
  share(1)..................................                                          $ (0.57)           $(0.03)
                                                                                      =======            ======
Pro forma basic and diluted weighted average
  shares(1).................................                                            6,820             6,839
                                                                                      =======            ======


                                                                   DECEMBER 31,
                                                  -----------------------------------------------    MARCH 31,
                                                   1994      1995      1996      1997      1998        1999
                                                  -------   -------   -------   -------   -------   -----------
                                                                                                    (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.......................  $ 1,812   $ 3,018   $ 1,189   $ 6,175   $ 2,452     $ 2,357
Working capital (deficit).......................      470     1,566    (2,385)    4,452       833         826
Total assets....................................    4,178     9,166     8,563    17,653    12,748      13,323
Long-term liabilities...........................      193       717       848     6,723     6,440       6,376
Total stockholders' equity (deficit)............    1,042     3,555      (458)      664    (3,155)     (3,285)

-------------------------
(1) See note 1 of notes to consolidated financial statements for an explanation of the method used to determine pro forma basic and diluted net loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


We provide software products and services for e-asset management, an emerging market segment that enables organizations to more effectively develop, enhance, deploy and manage their Internet and enterprise software systems. We originally incorporated in 1984 as a supplier of application software for the automotive industry. In 1987, we sold our application software business to focus on the development of a software change management product. In subsequent years, we expanded our focus to encompass a fully integrated change management suite. In 1994, we released the 4.0 version of the Continuus Change Management Suite. In May 1998, we released Continuus WebSynergy, a web content and application management solution, and began expanding our focus to include e-asset management. Our revenues were $16.1 million in 1996, $23.3 million in 1997 and $27.4 million in 1998. Our revenues were $6.8 million in the three months ended March 31, 1998 and $8.2 million in the three months ended March 31, 1999. Since 1995, we have licensed our products to over 400 customers worldwide. We incurred net losses for each fiscal year from inception through 1998 and, as of March 31, 1999, had an accumulated deficit of $23.7 million.


Substantially all revenues have been derived from software licenses or from related services. Software license revenues are primarily based on the number of end-user seats and the number of copies of our server products that are licensed by customers. Customers often obtain an initial license for small groups and may later purchase additional licenses to cover more users. Currently, approximately half of our software license revenues result from sales to existing customers. Software license transactions generally average less than $100,000, although larger transactions do occur. We recognize revenues in accordance with the American Institute of Certified Public Accountants Statement of Position No. 97-2. License revenues from sales to end users are recognized upon shipment of the product if a signed contract exists, the fee is fixed and determinable and collection is deemed probable. If an acceptance period is provided, revenue is recognized upon the earlier of customer acceptance or the expiration of that period.

Service revenue includes consulting, training and maintenance services. We recognize consulting and training service revenue when earned and maintenance revenues ratably over the term of the agreement, generally 12 months. Consulting and training revenues are dependent upon the number of new software licenses and the number of employees and consultants available to staff engagements. Maintenance revenues are also dependent upon new software licenses and the rate at which existing customers renew their support agreements. The gross margins on the software licenses are significantly higher than the gross margins achieved for services. Total gross margins may be lower to the extent that service revenues increase as a percentage of total revenues.

We market our software and services in North America through a direct sales organization. Since 1995, we have invested significant financial and management resources to establish and grow our direct sales and support operations in France, Germany and the United Kingdom. Our foreign subsidiaries bill customers and incur expenses in their local currencies which are translated into U.S. dollars for financial accounting purposes. Accordingly, fluctuations in foreign currency exchange rates may cause fluctuations in our reported operating results. In addition, fluctuations in foreign currency exchange rates impact the dollar value of foreign currency-denominated accounts receivable and other assets. We do not currently utilize foreign currency hedging instruments; however, we believe that hedging may be utilized in the future to manage risks associated with foreign currency fluctuations. We market our software through distributors covering Australia, Denmark, Finland, India, Italy, Israel, the Netherlands, Norway, Spain and Sweden. The transactions with our distributors are conducted in U.S. dollars. Total revenues from customers located outside North America accounted for approximately 33.5% of total revenues in 1996, 47.2% in 1997, 51.8% in 1998, and 42.6% and 48.2% for the three months ended March 31, 1998 and 1999.

RESULTS OF OPERATIONS

The following tables set forth, for the periods indicated the percentage of revenues represented by certain line items in our consolidated statements of operations:

                                                                                 THREE MONTHS
                                                                                    ENDED
                                                   YEARS ENDED DECEMBER 31,       MARCH 31,
                                                  --------------------------    --------------
                                                   1996      1997      1998     1998     1999
                                                  ------    ------    ------    -----    -----
Revenues:
  Software licenses...........................     59.7%     59.4%     52.6%     55.0%    50.6%
  Services....................................     40.3      40.6      47.4      45.0     49.4
                                                  -----     -----     -----     -----    -----
     Total revenues...........................    100.0     100.0     100.0     100.0    100.0
                                                  -----     -----     -----     -----    -----
Cost of revenues:
  Software licenses...........................      4.8       2.8       2.4       2.5      1.9
  Services....................................     26.1      25.8      27.1      24.7     23.6
                                                  -----     -----     -----     -----    -----
     Total cost of revenues...................     30.9      28.6      29.5      27.2     25.5
                                                  -----     -----     -----     -----    -----
Gross profit..................................     69.1      71.4      70.5      72.8     74.5
                                                  -----     -----     -----     -----    -----
Operating expenses:
  Sales and marketing.........................     73.1      51.9      56.4      52.5     49.7
  Research and development....................     21.6      15.4      16.4      15.6     15.0
  General and administrative..................     10.7       8.2       9.1      11.0      8.5
  Compensation expense related to stock option
     grants...................................       --        --        --        --      0.5
                                                  -----     -----     -----     -----    -----
     Total operating expenses.................    105.4      75.5      81.9      79.1     73.7
                                                  -----     -----     -----     -----    -----
Income (loss) from operations.................    (36.3)     (4.1)    (11.4)     (6.3)     0.8
  Other expense, net..........................      1.2       2.7       2.7       3.0      3.6
                                                  -----     -----     -----     -----    -----
Loss before income tax provision..............    (37.5)     (6.8)    (14.1)     (9.3)    (2.8)
  Income tax provision........................      0.0       0.0       0.0        .2      0.1
                                                  -----     -----     -----     -----    -----
Net loss......................................    (37.5)%    (6.8)%   (14.1)%    (9.5)%   (2.9)%
                                                  =====     =====     =====     =====    =====

                                                                                THREE MONTHS
                                                                                   ENDED
                                                  YEARS ENDED DECEMBER 31,       MARCH 31,
                                                 --------------------------    --------------
                                                  1996      1997      1998     1998     1999
                                                 ------    ------    ------    -----    -----
Software license revenues....................    100.0%    100.0%    100.0%    100.0%   100.0%
Cost of software licenses....................      8.1       4.7       4.5       4.5      3.7
                                                 -----     -----     -----     -----    -----
  Gross margin...............................     91.9%     95.3%     95.5%     95.5%    96.3%
                                                 =====     =====     =====     =====    =====
Services revenue.............................    100.0%    100.0%    100.0%    100.0%   100.0%
Cost of services.............................     64.8      63.7      57.2      54.8     47.8
                                                 -----     -----     -----     -----    -----
  Gross margin...............................     35.2%     36.3%     42.8%     45.2%    52.2%
                                                 =====     =====     =====     =====    =====

COMPARISON OF THREE MONTHS ENDED MARCH 31, 1998 AND 1999

REVENUES

Software Licenses. Software license revenues were $3.7 million for the three months ended March 31, 1998 and $4.2 million for the three months ended March 31, 1999. This represents an increase of 11.4%. The increase was primarily due to an increase in the number and experience level of sales personnel. Software license revenues in North America were $1.8 million for the three months ended March 31, 1998 and $2.2 million for the three months ended March 31, 1999, representing an increase of 22.2%. Software license revenues from international operations were $1.9 million for the three months ended March 31, 1998 and $2.0 million for the three months ended March 31, 1999, representing an increase of 5.3%. The increase in both North America and international software license revenues was due to an increase in sales volume.

Services. Service revenues were $3.1 million for the three months ended March 31, 1998 and $4.1 million for the three months ended March 31, 1999. This represents an increase of 32.7%. This increase was primarily due to increases in consulting and training services for new customers, which reflects the growth in software license revenues, and consulting, training and maintenance for existing customers.

COST OF REVENUES

Cost of Software Licenses. The cost of software license revenues includes both the amortization of prepaid royalty costs associated with third-party software which is embedded in our products and the costs associated with product documentation, packaging and shipping. The cost of software license revenues was $167,000 for the three months ended March 31, 1998 and $156,000 for the three months ended March 31, 1999, representing a decrease of 6.6%. This decrease was primarily due to lower product documentation costs. Gross margins on software licenses were 95.5% for the three months ended March 31, 1998 and 96.3% for the three months ended March 31, 1999.

Cost of Services. Cost of service revenues consists primarily of salaries and related expenses for consultants and technical support personnel. Cost of service revenues was $1.7 million for the three months ended March 31, 1998 and $1.9 million for the three months ended March 31, 1999. This represents an increase of 15.7%. This increase was primarily due to increases in the size of our professional services organization worldwide. Gross margins on service revenues were 45.2% for the three months ended March 31, 1998 and 52.2% for the three months ended March 31, 1999. This increase in gross margins on service revenues was primarily due to increased utilization as new employees became more productive.

OPERATING EXPENSES

Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and bonuses earned by sales and marketing personnel, field office expenses, travel and entertainment and promotional expenses. Sales and marketing expenses were $3.6 million for the three months ended March 31, 1998 and $4.1 million for the three months ended March 31, 1999, representing an increase of 14.6%. The higher sales and marketing expenses were due to a $400,000 increase in sales personnel expenses resulting from new hires and a larger sales force, including commissions, compensation, recruiting and training costs. Marketing expenditures also increased by $100,000. As a percentage of total revenues, sales and marketing expenses were 52.5% for the three months ended March 31, 1998 and 49.7% for the three months ended March 31, 1999.

Research and Development. Research and development expenses consist primarily of expenses related to software development personnel and other costs associated with product development. All costs incurred in the research and development of software products and enhancements to existing software products have been expensed as incurred. Research and development expenses were $1.1 million for the three months ended March 31, 1998 and $1.2 million for the three months ended March 31, 1999, representing an increase of 15.8%. This increase was primarily due to staffing increases to support the development of new products as well as the enhancement of existing products. As a percentage of total revenues, research and development expenses were 15.6% for the three months ended March 31, 1998 and 15.0% for the three months ended March 31, 1999.

General and Administrative. General and administrative expenses consist primarily of salaries, bonuses, payroll taxes and administrative costs, including legal and accounting fees and bad debts. General and administrative expenses were $749,000 for the three months ended March 31, 1998 and $704,000 for the three months ended March 31, 1999, representing a decrease of 6.0%. This decrease was primarily due to financing costs incurred in the three months ended March 31, 1998. As a percentage of total revenues, general and administrative expenses were 11.0% for the three months ended March 31, 1998 and 8.5% for the three months ended March 31, 1999.

Compensation Expense Related to Stock Option Grants. Compensation expense related to stock option grants consists of compensation expense for options to purchase shares of common stock below the estimated fair market value of our common stock. Compensation expense related to stock option grants were $0 for the three months ended March 31, 1998 and $41,000 for the three months ended March 31, 1999. As a percentage of total revenues, compensation expense related to stock option grants was 0.5% for the three months ended March 31, 1999.

Other Expenses. Other expenses consist primarily of interest expense and foreign currency translation. Other expenses were $207,000 for the three months ended March 31, 1998 and $296,000 for the three months ended March 31, 1999, representing an increase of 43.0%. This increase was primarily due to higher losses from foreign currency translation. As a percentage of total revenues, other expenses were 3.0% for the three months ended March 31, 1998 and 3.6% for the three months ended March 31, 1999.

Income Tax Provision. The income tax provision for the three months ended March 31, 1998, and 1999 consisted solely of minimum state income taxes due to our net loss in each of those periods.

COMPARISON OF YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

REVENUES

Software Licenses. Software license revenues were $9.6 million in 1996, $13.8 million in 1997 and $14.4 million in 1998, representing increases of 43.9% from 1996 to 1997 and 4.3% from 1997 to 1998. The increase from 1996 to 1997 was primarily due to increases in the number of sales people as well as the release of the Windows-based version of the Continuous Change Management Suite and a growing market acceptance of our products, which improved the productivity of our sales force. The lower growth from 1997 to 1998 stemmed from a reduction in the sales force in early 1998 which resulted from employment terminations initiated by us to improve productivity as we targeted our sales effort at personnel at higher organizational levels in our customers and prospects and removed under-performing sales staff as well as a small number of voluntary resignations. The reduction in the sales force slowed software license revenues, particularly in North America, until replacements could be recruited and become productive. Newly hired sales personnel generally do not become fully productive until they have worked for at least two quarters. The slowdown in software license revenues was partially offset by sales of licenses of Continuus WebSynergy, which was released in mid-1998. Software license revenues in North America were $5.7 million in 1996, $6.7 million in 1997 and $6.6 million in 1998, representing an increase of 17.0% from 1996 to 1997 and a decrease of 1.5% from 1997 to 1998. The increase from 1996 to 1997 was due to increased sales volume due in part to increased sales productivity after a reduction in the sales force in 1996 resulting from employment terminations initiated by us and voluntary resignations. The slight decrease from 1997 to

1998 was due to decreased sales volume resulting from the reduction in the North American sales force. Software license revenues from international operations were $3.9 million in 1996, $7.1 million in 1997 and $7.8 million in 1998, representing increases of 83.2% from 1996 to 1997 and 9.8% from 1997 to 1998. Software license revenues from international operations increased in both 1997 and 1998 as a result of increases in sales volume.

Services. Service revenues were $6.5 million in 1996, $9.4 million in 1997 and $13.0 million in 1998, representing increases of 45.4% from 1996 to 1997 and 37.9% from 1997 to 1998. The increases in both periods were primarily due to increases in consulting and training services for new customers, which reflects the number of software licenses sold, and consulting, training and maintenance services for existing customers. Service revenue increased as a percentage of total revenues, from 40.3% in 1996 and 40.6% in 1997, to 47.4% in 1998, primarily due to lower software license revenue growth in 1998.

COST OF REVENUES

Cost of Software Licenses. Cost of software license revenues was $775,000 in 1996, $650,000 in 1997 and $654,000 in 1998, representing a decrease of 16.1%
from 1996 to 1997 and an increase of 0.6% from 1997 to 1998. The decrease from 1996 to 1997 was primarily due to lower product documentation costs. Gross margins on software licenses were 91.9% in 1996, 95.3% in 1997 and 95.5% in 1998.

Cost of Services. Cost of service revenues was $4.2 million in 1996, $6.0 million in 1997 and $7.4 million in 1998, representing increases of 42.8% from 1996 to 1997 and 24.0% from 1997 to 1998. The increases in both periods were primarily due to costs associated with increasing the size of our professional services organization worldwide. Gross margins on service revenue were 35.2% in 1996, 36.3% in 1997 and 42.8% in 1998. These year-to-year increases in gross margins on service revenue were primarily due to price increases for international consulting and training, which became effective in 1997, and from increased utilization as new employees became more productive.

OPERATING EXPENSES

Sales and Marketing. Sales and marketing expenses were $11.8 million in 1996, $12.1 million in 1997 and $15.5 million in 1998, representing increases of 2.6% from 1996 to 1997 and 28.1% from 1997 to 1998. The increase in sales and marketing expenses from 1996 to 1997 was due to a $1.5 million increase in sales personnel expenses resulting from new hires and a larger sales force, including commissions, compensation, recruiting and training costs. The expenses were offset by a $1.2 million decrease in marketing expenditures. The increase in sales and marketing expenses from 1997 to 1998 was primarily due to sales personnel expenses associated with increased revenue growth. These expenses included a $2.5 million increase in commissions, compensation, recruiting and training costs. Marketing expenditures also increased by $900,000. As a percentage of total revenues, sales and marketing expenses were 73.1% in 1996, 51.9% in 1997 and 56.4% in 1998. These costs decreased as a percentage of total revenues from 1996 to 1997, primarily because sales personnel hired in 1996 were more productive in 1997 and also because recruiting and training costs were lower in 1997. We expect that sales and marketing expenses will continue to increase in absolute dollars as we continue to hire additional sales and marketing personnel, establish additional sales offices and increase promotional activities.

Research and Development. Research and development expenses were $3.5 million in 1996, $3.6 million in 1997 and $4.5 million in 1998, representing an increase of 2.9% from 1996 to 1997 and an increase of 25.7% from 1997 to 1998. The increase from 1997 to 1998 was primarily due to staffing increases made to support the development of new products as well as the enhancement of existing products. As a percentage of total revenues, research and development expenses were 21.6% in 1996, 15.4% in 1997 and 16.4% in 1998. We expect research and development expenditures will continue to increase in absolute dollars as we continue to hire additional engineering personnel.

General and Administrative. General and administrative expenses were $1.7 million in 1996, $1.9 million in 1997 and $2.5 million in 1998, representing an increase of 10.2% from 1996 to 1997 and an increase of 31.0% from 1997 to 1998. The increase from 1997 to 1998 was primarily due to a $300,000 increase in financing costs and a $300,000 increase in compensation, recruiting and training costs resulting from increased staffing. As a percentage of total revenues, general and administrative expenses were 10.7% in 1996, 8.2% in 1997 and 9.1% in 1998. We expect general and administrative expenses to continue to increase in absolute dollars as we hire additional administrative personnel, incur costs associated with being a public company and move to larger facilities in 2000.

Other Expenses. Other expenses were $198,000 in 1996, $637,000 in 1997 and $750,000 in 1998, representing an increase of 221.7% from 1996 to 1997 and an increase of 17.7% from 1997 to 1998. The increases from 1996 to 1997 and from 1997 to 1998 were primarily due to higher interest expense net of interest income. As a percentage of total revenues, other expenses were 1.2% in 1996, 2.7% in 1997 and 2.7% in 1998.

Income Tax Provision. The income tax provision for the years ended December 31, 1996, 1997 and 1998 consisted solely of minimum state income taxes due to our net loss in each of those periods.

RECENT OPERATING RESULTS

For the three months ended June 30, 1999 (unaudited), the Company had revenues of approximately $8.8 million and operating income of $161,000, which excludes the non-cash compensation expense related to stock option grants. The results for the three months ended June 30, 1999 are preliminary and unaudited, may be subject to audit adjustments and are not necessarily indicative of the results to be expected for future periods.

QUARTERLY RESULTS OF OPERATIONS

The following tables set forth unaudited quarterly results for each of the periods presented, together with such data as a percentage of total revenues. In the opinion of management, this quarterly information has been prepared on the same basis as the annual consolidated financial statements presented elsewhere in this prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information for the periods presented when read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements. The operating results for any quarter are not necessarily indicative of results of any future period.

                                                                     THREE MONTHS ENDED
                            -----------------------------------------------------------------------------------------------------
                            MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,
                              1997        1997       1997        1997       1998        1998       1998        1998       1999
                            ---------   --------   ---------   --------   ---------   --------   ---------   --------   ---------
                                                                       (IN THOUSANDS)
Revenues:
  Software licenses.......   $2,641      $3,228     $3,640      $4,320     $3,745     $ 3,565     $ 2,852     $4,267     $4,172
  Services................    1,934       2,292      2,441       2,767      3,065       3,170       3,256      3,516      4,067
                             ------      ------     ------      ------     ------     -------     -------     ------     ------
    Total revenues........    4,575       5,520      6,081       7,087      6,810       6,735       6,108      7,783      8,239
Cost of revenues:
  Software licenses.......      133         207        163         147        167         169         157        161        156
  Services................    1,244       1,390      1,620       1,753      1,681       1,930       1,935      1,900      1,945
                             ------      ------     ------      ------     ------     -------     -------     ------     ------
    Total cost of
      revenues............    1,377       1,597      1,783       1,900      1,848       2,099       2,092      2,061      2,101
                             ------      ------     ------      ------     ------     -------     -------     ------     ------
Gross profit..............    3,198       3,923      4,298       5,187      4,962       4,636       4,016      5,722      6,138
                             ------      ------     ------      ------     ------     -------     -------     ------     ------
Operating expenses:
  Sales and marketing.....    2,489       2,915      3,059       3,616      3,577       3,946       3,932      4,014      4,098
  Research and
    development...........      823         909        859         983      1,065       1,123       1,159      1,146      1,233
  General and
    administrative........      443         467        487         499        749         548         679        507        704
  Compensation expense
    related to stock
    option grants.........       --          --         --          --         --          --          --         --         41
                             ------      ------     ------      ------     ------     -------     -------     ------     ------
    Total operating
      expenses............    3,755       4,291      4,405       5,098      5,391       5,617       5,770      5,667      6,076
                             ------      ------     ------      ------     ------     -------     -------     ------     ------
Income (loss) from
  operations..............     (557)       (368)      (107)         89       (429)       (981)     (1,754)        55         62
  Other expense, net......      143         105        153         236        207         142         138        263        296
                             ------      ------     ------      ------     ------     -------     -------     ------     ------
Loss before income
  taxes...................     (700)       (473)      (260)       (147)      (636)     (1,123)     (1,892)      (208)      (234)
Income tax provision
  (benefit)...............       --          --         --           3         13           4           2        (12)         5
                             ------      ------     ------      ------     ------     -------     -------     ------     ------
Net loss..................   $ (700)     $ (473)    $ (260)     $ (150)    $ (649)    $(1,127)    $(1,894)    $ (196)    $ (239)
                             ======      ======     ======      ======     ======     =======     =======     ======     ======
                                                              AS A PERCENTAGE OF TOTAL REVENUES
                            -----------------------------------------------------------------------------------------------------
Revenues:
  Software licenses.......     57.7%       58.5%      59.9%       61.0%      55.0%       52.9%       46.7%      54.8%      50.6%
  Services................     42.3        41.5       40.1        39.0       45.0        47.1        53.3       45.2       49.4
                             ------      ------     ------      ------     ------     -------     -------     ------     ------
    Total revenues........    100.0       100.0      100.0       100.0      100.0       100.0       100.0      100.0      100.0
Cost of revenues:
  Software licenses.......      2.9         3.8        2.7         2.1        2.5         2.5         2.6        2.1        1.9
  Services................     27.2        25.2       26.6        24.7       24.7        28.7        31.7       24.4       23.6
                             ------      ------     ------      ------     ------     -------     -------     ------     ------
    Total cost of
      revenues............     30.1        29.0       29.3        26.8       27.2        31.2        34.3       26.5       25.5
                             ------      ------     ------      ------     ------     -------     -------     ------     ------
Gross profit..............     69.9        71.0       70.7        73.2       72.8        68.8        65.7       73.5       74.5
                             ------      ------     ------      ------     ------     -------     -------     ------     ------
Operating expenses:
  Sales and marketing.....     54.4        52.8       50.3        51.0       52.5        58.6        64.4       51.6       49.7
  Research and
    development...........     18.0        16.5       14.1        13.9       15.6        16.7        19.0       14.7       15.0
  General and
    administrative........      9.7         8.5        8.0         7.0       11.0         8.1        11.1        6.5        8.5
  Compensation expense
    related to stock
    option grants.........       --          --         --          --         --          --          --         --        0.5
                             ------      ------     ------      ------     ------     -------     -------     ------     ------
    Total operating
      expenses............     82.1        77.8       72.4        71.9       79.1        83.4        94.5       72.8       73.7
                             ------      ------     ------      ------     ------     -------     -------     ------     ------
Income (loss) from
  operations..............    (12.2)       (6.8)      (1.7)        1.3       (6.3)      (14.6)      (28.8)       0.7        0.8
  Other expense, net......      3.1         1.9        2.5         3.3        3.0         2.1         2.3        3.4        3.6
                             ------      ------     ------      ------     ------     -------     -------     ------     ------
Loss before income
  taxes...................    (15.3)       (8.7)      (4.2)       (2.0)      (9.3)      (16.7)      (31.1)      (2.7)      (2.8)
Income tax provision
  (benefit)...............       --          --         --          --        0.2         0.1          --       (0.2)       0.1
                             ------      ------     ------      ------     ------     -------     -------     ------     ------
Net loss..................    (15.3)%      (8.7)%     (4.2)%      (2.0)%     (9.5)%     (16.8)%     (31.1)%     (2.5)%     (2.9)%
                             ======      ======     ======      ======     ======     =======     =======     ======     ======

Our software license revenues for the three months ended September 30, 1998 were lower than in prior quarters primarily due to reductions in the sales force in early 1998 and the time required to rebuild our sales force. Our sales and marketing expenses as a percentage of total revenues were higher in the three months ended June 30, 1998 and September 30, 1998 due to the decreases in total revenues and to a lesser extent increases in costs of recruiting and training new sales personnel and increased advertising expenses.

We expect to be affected by seasonal trends in customer buying patterns in the future. We believe that it is likely that we will experience relatively higher revenues in our fiscal quarters ending December 31 and relatively lower revenues in our fiscal quarters ending March 31 as a result of customer buying patterns. To the extent future international operations continue to constitute a high percentage of our total revenues, we anticipate that we may also experience relatively weaker demand in the fiscal quarters ending on September 30 as a result of reduced sales activity in Europe during the summer months.

We have begun discussions with our existing repository database vendor to continue to license the database from the vendor under similar economic terms. We believe that we will be able to renew our current license or replace the database upon similar economic terms. However, if we are unsuccessful, our quarterly and annual operating results may be materially affected.

Additional factors which we expect to cause our quarterly and annual operating results to fluctuate include:

       -        the size and timing of individual orders;

       -        lengthy sales and implementation cycles;

       - changes in the mix of higher margin and lower margin products and services;

       - timing and market acceptance of the introduction of new products;

       -        competition and pricing in the software industry;

       -        consulting personnel utilization rates; and

       -        the mix of international and domestic revenues.

For a discussion of risks associated with fluctuations in our operating results, see "Risk Factors -- Our operating results fluctuate significantly, which may cause the price of our stock to fall." Because of these and other factors, our quarterly revenues, expenses and results of operations could vary significantly in the future, and period-to-period comparisons should not be relied upon as indications of future performance.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 1999, we had cash and cash equivalents of approximately $2.4 million, a decrease of $95,000 from December 31, 1998. Since inception, we have financed our operations primarily through private placements of our equity securities, which have provided net proceeds totaling $18.4 million as of March 31, 1999. We also borrowed $6.0 million through the issuance of a senior secured convertible debenture in 1997. As of March 31, 1999, we had $1.1 million outstanding under capital equipment lease lines of credit and no other outstanding lines of credit. However, after March 31, 1999, we entered into a $2,000,000 revolving line of credit with a commercial bank which expires on April 22, 2001. We currently have not made any draws on this line of credit. We also entered into an equipment lease line for an aggregate of $1,000,000 of which none is outstanding.

Our operating activities used cash of $450,000 in 1997, $2.2 million in 1998 and generated cash of $78,000 in the three months ended March 31, 1999 primarily due to income from operations. The increase in cash used by operating activities in 1998 was primarily due to the increase in the net loss from 1997 to 1998. Our investing activities used approximately $93,000 in 1997 and $439,000 in

1998. Our financing activities provided $5.5 million in 1997. The primary source of funds in 1997 was the issuance of the $6.0 million senior secured convertible debenture. We used $1.1 million in financing activities in 1998 primarily for capital lease payments.

Expenditures for property and equipment were $1.2 million in 1997, $1.0 million in 1998 and $170,000 for the three months ended March 31, 1999. Most property acquired in 1997 and 1998 was computer hardware and software and was financed through capital leases. We anticipate that we will purchase similar levels of new equipment through the remainder of 1999. We anticipate moving to larger facilities in the first quarter of 2000 when our current lease expires, which will increase our expenditures for new property and equipment. As of March 31, 1999, the Company has outstanding the $6.0 million senior secured convertible debenture and additional capital commitments in the form of capital leases of $1,068,000.

We believe that our existing cash balances and cash from operations will be sufficient to finance our operations through at least the next 18 months. If additional financing is needed, there can be no assurances that such financing will be available to us on commercially reasonable terms.

IMPACT OF YEAR 2000 PROBLEMS

Many computers, software applications and other equipment are not capable of distinguishing 21st century dates from 20th century dates. As a result, beginning on January 1, 2000, some computers, software and other equipment could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are commonly referred to as the "year 2000 problem."

GENERAL READINESS ASSESSMENT. The year 2000 problem affects the computers, software applications and other equipment that we use, operate or maintain for our operations. As a result, we have established a year 2000 readiness committee fully supported by representatives of all departments.

ASSESSMENT OF CONTINUUS' SOFTWARE PRODUCTS. Beginning in 1997, we began assessing the ability of our software to operate properly in the year 2000. We believe the latest revisions, version 4.5 and higher, of our currently available software products on Windows and supported variants of UNIX are year 2000 compliant and that this software accurately processes date data from, into and between the 20th and 21st centuries. In particular, in June 1998, we issued a new version of our Continuus Change Management Suite that is year 2000 compliant. However, only approximately 25% of our customers have installed the year 2000 compliant version of the Continuus Change Management Suite to date. The needs of the majority of our customers to install the year 2000 compliant version by the end of 1999 may require substantial assistance from our consulting personnel later this year, which could interfere with our ability to fulfill all demands for our services. We expect to continue to test our new software and products for year 2000 compliance and compliance when used with other standard operating systems or computer platforms, including those developed by other companies.

ASSESSMENT OF INTERNAL INFRASTRUCTURE. We substantially completed year 2000 testing of our major information technology systems in October 1998 and have identified those components which are not year 2000 compliant. We have identified one information system which is not year 2000 compliant, our customer service help desk function. We have the upgrade software necessary to make the system compliant and we are in the process of installing the upgrade. In addition, we continue to test our systems on an ongoing basis and anticipate that the upgrade to the help desk function and any other remediation will be completed before September 30, 1999.

SYSTEMS OTHER THAN INFORMATION TECHNOLOGY SYSTEMS. In addition to computers and related systems, the operation of office and facilities equipment, such as fax machines, telephone switches, security systems and other common devices may be affected by the year 2000 problem. We are currently assessing the potential effect and costs of remediating the year 2000 problem on our office equipment and our facilities. We expect to complete the process before September 30, 1999.

VENDORS AND SUPPLIERS. We completed our communications with external vendors and suppliers that provide us with material software and information systems in February 1999 to determine the extent to which their failure to remedy their own year 2000 problems would materially affect us. Based on our vendors' and suppliers' representations, we believe that the third-party hardware and software we employ is year 2000 compliant, except for one application which is expected to be updated and become year 2000 compliant in the second quarter of 1999. As we establish relationships with additional third parties, we intend to identify and resolve issues involving the year 2000 problem. However, we have limited or no control over the actions of these third parties. Thus, while we expect that we will be able to resolve any issues involving third parties, there can be no assurance that the third parties will resolve any or all year 2000 problems before the occurrence of a material disruption to the operation of our business. Any failure of these third parties to timely resolve year 2000 problems with their systems could harm our business.

COSTS OF REMEDIATION. To date, we have not incurred any material costs directly associated with year 2000 compliance efforts, except for compensation expense associated with existing salaried employees who have devoted some of their time away from their primary responsibilities and instead to year 2000 assessment and remediation efforts. We estimate the total cost to us associated with year 2000 compliance, including costs of completing any required modification, upgrades or replacements of our internal systems, will not exceed $50,000, most of which we expect to incur before the end of the third quarter of 1999. This estimate is being monitored, and we will revise it as additional information becomes available.

MOST LIKELY CONSEQUENCES OF YEAR 2000 PROBLEMS. We expect to identify and resolve all year 2000 problems that could harm our business operations before the end of 1999. However, we believe that it is not possible to determine with complete certainty that all year 2000 problems affecting us have been identified or corrected. The number of devices and systems that could be affected and the interactions among these devices and systems are too numerous to address. In addition, no one can accurately predict which year 2000 problem-related failures will occur or the severity, timing, duration or financial consequences of these potential failures. As a result, we believe that the following consequences are possible:

       - a significant number of operational inconveniences and inefficiencies for us and our customers that will divert management's time and attention as well as financial and human resources from ordinary business activities;

       - possible minor business disputes and claims, including claims under product warranty, due to year 2000 problems experienced by our customers and incorrectly attributed to our products or performance, which we believe will be resolved in the ordinary course of business; and

       - possible serious business disputes alleging that we failed to comply with the terms of contracts or industry standards, some of which could result in litigation or contract termination.

CONTINGENCY PLANS. We are currently developing contingency plans to be implemented if our efforts to identify and correct year 2000 problems affecting our internal systems are not effective. We expect to complete our contingency plans by the end of the second quarter of 1999. Depending on the systems affected, these plans could include:

       -        accelerated replacement of affected equipment or software;

       - short to medium-term use of back-up equipment and software or other redundant systems;

       - increased work hours for our personnel or the hiring of additional information technology staff; and

       - the use of contract personnel to correct, on an accelerated basis, any year 2000 problems that arise or to provide interim alternate solutions for information system deficiencies.

The discussion of our efforts and expectations relating to year 2000 compliance are forward-looking statements. Our ability to achieve year 2000 compliance, and the level of incremental costs associated with compliance, could be adversely affected by, among other things, the availability and cost of contract personnel and external resources, third party suppliers' ability to modify proprietary software, and unanticipated problems not identified in our ongoing review.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which we are required to adopt effective in 2000. SFAS No. 133 will require us to record all derivatives on the balance sheet at fair value. We do not currently engage in hedging activities but will continue to evaluate the effects of adopting SFAS No. 133. We will adopt SFAS No. 133 in 2000.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our financial instruments include cash and long-term debt. At March 31, 1999, the carrying values of our financial instruments approximated their fair values based on current market prices and our incremental borrowing rate.

We have not invested in derivative financial instruments. We have foreign currency exposure since we transact business in foreign currencies. However, foreign currency translation and transaction gains and losses have not been significant. A significant change in foreign currency values could harm our financial position and results of operations.

EUROPEAN MONETARY UNION

Within Europe, the European Economic and Monetary Union introduced a new currency, the euro, on January 1, 1999. The new currency is in response to the European Union's policy of economic convergence to harmonize trade policy, eliminate business costs associated with currency exchange and to promote the free flow of capital, goods and services.

On January 1, 1999, the participating countries adopted the euro as their local currency, initially available for currency trading on currency exchanges and non-cash transactions such as banking. The existing local currencies, or legacy currencies, will remain legal tender through January 1, 2002. Beginning on January 1, 2002, euro-denominated bills and coins will be issued for cash transactions. For a period of up to six months from this date, both legacy currencies and the euro will be legal tender. On or before July 1, 2002, the participating countries will withdraw all legacy currencies and exclusively use the euro.

Our transactions are recorded in both U.S. dollars and foreign currencies. Future transactions may be recorded in the euro. We have not incurred and do not expect to incur any significant costs from the continued implementation of the euro. However, the currency risk of the euro could harm our business.

                                    BUSINESS

COMPANY OVERVIEW

We provide software products and services that enable enterprises to manage their Internet and software assets, which we refer to as e-asset management. E-asset management products and services, an emerging market segment, enable organizations to more effectively develop, enhance, deploy and manage their Internet and software systems. E-asset management provides an alternative to using a collection of discrete products to automate various aspects of the software development process by providing an integrated and comprehensive platform for managing an enterprise's software-related assets, processes, projects and people. Our integrated product line, consisting of the Continuus WebSynergy Suite and the Continuus Change Management Suite, simplifies the development of the most complex and demanding Internet and software applications. Our customer base includes the information technology departments of Fortune 500 class business and government organizations as well as engineering departments of organizations that develop software as a product or as a component of a product, such as independent software vendors, computer hardware vendors, defense and aerospace organizations, telecommunication equipment suppliers and transportation equipment manufacturers. License revenues for the Continuus Change Management Suite account for substantially all of our software license revenues. We also offer Continuus Professional Services which include consulting, training and maintenance services to facilitate the successful implementation of our solution.

INDUSTRY BACKGROUND

In today's increasingly competitive global markets, businesses are seeking to continuously improve their products, services and operations. Businesses have invested billions of dollars in information technology to more effectively develop and operate new products, automate processes within the enterprise and extend business interactions to external parties. Software has become essential for many critical business operations and is one of the most strategic assets for companies. Today, businesses are developing the next generation of software applications as well as extending existing applications to offer differentiated products and unique services to customers. These efforts to create new business opportunities, enhance competitive advantage and further automate business processes are leading to explosive growth in the scale and complexity of software and software-related assets in organizations.

The Internet has further added complexity by increasing both the number and sophistication of new applications and extending applications beyond the enterprise. The Internet has highlighted and accelerated the trend that software has become a major driver to both revenue growth and expense reduction. Increasingly, businesses are using the Internet for general communication, electronic commerce and complex applications. Business activities over the Internet extend traditional business processes and transform the ways in which organizations connect to and provide services to their customers, vendors, employees and other partners. As organizations extend their core processes over the Internet and conduct significant volumes of business through the Internet, quality problems and delays in delivering those new Internet applications can have an immediate, significant negative impact on customer service, revenue and profitability.

The increased value of software is not simply driven by the Internet. Software has increasingly become a critical value-added component of products as diverse as automobiles, cellular telephones, medical instruments, home appliances and defense and aerospace systems. In addition, future generations of many of these devices will be linked together by networks, further increasing the scale and complexity of embedded software. As software becomes more essential for many uses, businesses are continuously seeking to develop new applications and increase product functionality while simultaneously shortening development cycles. These factors have made it increasingly difficult to develop, deploy and manage software projects.

The importance of software and the rapid adoption of the Internet are increasing the need for products and services for managing, developing, enhancing and deploying Internet and enterprise software systems as strategic business assets. A key challenge for businesses is managing rapid and unpredictable business and technological change within increasingly complex and heterogeneous computing environments. For example, companies have spent considerable time and money to solve year 2000 problems and to convert existing applications to an architecture which is built around and depends upon the Internet. The Standish Group estimated that in 1998 as few as 26% of all corporate IT software projects were completed on time and on budget.

In response to increased technical complexity and the need to deliver applications in accelerated "Internet time," businesses are also adopting more complex organizational strategies. As organizations are increasingly distributing development across locations to take advantage of the best qualified developers and most cost-effective resources, they must control and manage an even more complex development process. In addition, on many Internet application projects, there are hundreds of content contributors. Coordinating the efforts of content contributors and software developers is a highly complex and error-prone process.

We believe that up until now software providers have generally developed products that address only discrete aspects of Internet and enterprise software asset management, although some providers have developed products that address a limited number but not all of these aspects. For example, version control products provide a way to archive and track the history of changes to a software program. Project management products provide a way to create a project plan for a software or Internet development project and then to monitor and report on the status of the project. Problem tracking products provide a way to record requests to change a software program or system based on problems observed in the system and then to track the progress of a project to correct the problem. Web content management products that provide version control-type capability for web content such as text instead of software programs are the latest example of products that address discrete problems. With their focus on discrete aspects of Internet or software asset management and the lack of shared databases, processes and interfaces, these products cannot be easily integrated into a comprehensive solution.

In order to provide automated support of the software development process, organizations use fragmented collections of such tools, using different tools from project to project or from development group to development group, thus creating isolated collections of software assets and non-integrated processes. We believe that organizations are beginning to realize that they cannot meet the requirements for speed and quality of software projects in the much more complex environment of the Internet without a better management infrastructure. We believe that organizations using fragmented collections of discrete products are less able to share best practices, automate currently manual processes, maintain up-to-date management visibility or reuse components across teams and projects.

Alternatively, some organizations have internally developed partial or complete asset management solutions, generally building them on top of basic version control. These internally developed systems are expensive to maintain and are generally not flexible or scalable. Also, internally developed systems and most commercial packages were not designed to handle the new technologies which have been introduced by the Internet.

Consequently, we believe businesses are now seeking comprehensive and integrated solutions that work together to address all aspects of Internet and enterprise software asset management, rather than toolkits and single purpose products. A fully integrated e-asset management solution must:

       - provide the ability to manage an organization's complete portfolio of software-related assets, projects, processes and people;

       - manage internally developed business applications, purchased software packages, Internet-based systems and software as a component of other products or devices;

       - allow both software developers and Internet content contributors to collaborate in a common team environment;

       - allow management to monitor the status of projects, control process and control approval cycles; and

       - be highly scalable and adaptable to changes in technologies, organizational structure and project team composition.

We believe that we are the only provider offering an integrated e-asset management solution.

THE CONTINUUS SOLUTION

Continuus provides e-asset management solutions that enable organizations to more effectively develop, enhance, deploy and manage their Internet and enterprise software systems. Our solution is specifically designed to support the collaborative development, management, approval and deployment of all types of software, Internet applications and web content. Our integrated product line, consisting of the Continuus WebSynergy Suite and the Continuus Change Management Suite, utilizes a flexible and scalable architecture with embedded workflow capability which simplifies the Internet and software development process and is capable of handling the most complex and demanding applications. We also offer Continuus Professional Services which include consulting, training and maintenance services to facilitate the successful implementation of the Continuus WebSynergy and Continuus Change Management Suites.

Our comprehensive solutions provide our customers with the following key benefits:

REDUCE TIME TO DELIVER INTERNET AND ENTERPRISE SOFTWARE
APPLICATIONS. Organizations using our solutions can more rapidly and predictably deliver Internet and software development projects, thereby improving organizational competitiveness and effectiveness. Our products increase productivity by providing a common team environment for all participants in the development of an Internet or software project, no matter what their level of technical proficiency. By providing a common set of shared processes and a common platform for team communication and collaboration, our products enable better coordination of activities within teams and across multiple locations. Our products also accelerate development by automating many of the error-prone manual and repetitive tasks associated with software development, without introducing levels of control and restrictions that developers will resist. In addition, our products provide task-based change management, permitting automatic visibility to the status of in-process development tasks. This reduces development cycles by enabling management to accurately evaluate project status and to ensure that problems are continually tracked and fixed early in the development process.

IMPROVE THE QUALITY OF E-ASSETS. Our solution enables organizations to increase software quality and integrity by continuously improving the processes used to develop, enhance, deploy and manage Internet and software-based systems. Our products provide non-intrusive process management capabilities that allow a project team or organization to implement and enforce company or industry best practices. This process automation eliminates many of the typical sources of errors in building and configuring large software systems or Internet applications. Our products' team collaboration capabilities eliminate errors arising from team coordination issues such as interference from parallel changes to shared components. Our solutions improve the quality of software assets by enabling management to deploy only tested and approved new versions of components or entire systems. For example, Continuus WebSynergy's workflow and staging support ensure that only approved content changes become available on an organization's production web servers.

MORE EFFECTIVELY MANAGE E-ASSETS. Our products are built on a common, shared database repository that catalogs and manages an organization's entire portfolio of e-assets. These assets include technical software that may itself be a product or may be embedded into a business's products, and IT applications, such as internally developed client-server applications, packaged applications and Internet applications. E-assets include software source code as well as design specifications, documentation, help files and web content, including HTML and XML components and video, graphics and sound components. We track where assets are used, ensure that no assets are lost over time and provide a complete asset change history. Our repository also provides a foundation for improving an organization's return on investment in its e-assets by enabling reuse of software components.

QUICKLY ADAPT TO ORGANIZATIONAL AND TECHNOLOGICAL CHANGE. As organizations grow and restructure, our products can be quickly and easily reconfigured to adapt to these changes. The distributed architecture of our products can support a small development team managing a single development project in a single location and then rapidly scale to support hundreds of developers working on dozens of concurrent projects dispersed across several locations. Our product's flexible process infrastructure allows individual projects to adapt processes and policies to project needs while complying with organization-wide standards. Our product architecture is also open to provide maximum flexibility and interoperability and supports a wide range of different development languages and developer tools, as well as internally developed and externally sourced software and other components.

STRATEGY

Our objective is to become the leader in the emerging market for e-asset management solutions. The key elements of our strategy are:

PROVIDE COMPREHENSIVE E-ASSET MANAGEMENT SOLUTIONS. We believe that our consistent innovation has made us a leader in providing comprehensive e-asset management solutions. We will continue to extend our current product suite to provide comprehensive, integrated solutions for managing e-assets over their entire life cycles. Continuus Change Management Suite and Continuus WebSynergy Suite provide the core applications and platform for our solutions. In 1998, we built upon our leadership position in integrated change management products by introducing Continuus WebSynergy to address the challenges of developing and managing Internet applications. In 1999, we plan to launch Continuus WebPT, an Internet-enabled change request and problem tracking component of our product line. We also plan to enhance the entire product line with new features that allow management to monitor project status. In addition, we plan to release new versions of Continuus WebSynergy and Continuus Change Management Suites. We also intend to continue to extend our product line through relationships with other software vendors.

FOCUS ON INTERNET AND E-COMMERCE APPLICATION DEVELOPMENT AND
DEPLOYMENT. Continuus WebSynergy addresses the critical issues associated with managing the development and deployment of Internet applications including corporate intranet applications, corporate web sites and e-commerce applications. We intend to focus on selling to companies in industry sectors where the deployment of Internet applications provides a key competitive advantage. We also intend to focus on the rapidly growing community of e-commerce vendors and Internet and application service providers. We believe that these customers will have a need for the full Continuus Change Management Suite as well as Continuus WebSynergy Suite to manage applications, web content and related software asset development.

FOCUS ON SUCCESSFUL CUSTOMER IMPLEMENTATION. We believe that initial and ongoing customer satisfaction can lead to significant revenue opportunities in the future. Currently, approximately half of our license revenue comes from existing customers expanding their use of Continuus products. Our long-term success depends upon our customer's successful implementation of our products. Therefore we intend to increase the size of our consulting and training staff as well as to increase the scope of the service offerings we provide. We anticipate that our expanded service offerings will result in an increased rate of deployment of our products within our customers. We also expect to continue to augment our service offerings through relationships with regional and national consulting firms, systems integrators and other service providers.

LEVERAGE OUR CUSTOMER BASE. Since 1995, we have licensed our products to over 400 organizations worldwide and intend to expand the use of our products within our existing customer accounts. We believe many customers would benefit from deploying the Continuus Change Management Suite more broadly and utilizing Continuus WebSynergy as they develop and deploy Internet-based applications. We intend to make additional sales of our products and services to our existing customers to help them meet these growing needs.

EXPAND SALES COVERAGE. We have already established effective direct sales channels in North America and Europe. In 1998, North America contributed approximately 48% of revenues and Europe contributed approximately 52%. In targeted markets where we choose not to maintain our own sales force, we use distributors to sell our products. We intend to expand our domestic and international sales coverage in order to penetrate new markets and to increase our presence in existing markets. We will also seek to expand our sales channels to utilize the most effective means to reach the various sub-markets for our products and services.

EXPAND STRATEGIC RELATIONSHIPS. Currently, we have strategic relationships with leading vendors of complementary products and services such as Mercury Interactive and Tivoli Systems, Inc., a division of IBM. We plan to continue to establish strategic relationships with various entities to supplement and extend our direct sales force, expand the scope of our consulting and training capabilities, leverage our marketing efforts, enhance our product suite and establish technology standards. We intend to co-market our products with those of other providers to generate additional license revenues and to support joint marketing efforts. We also plan to expand our relationships with vendors of desktop tools used by software developers, software quality engineers, designers, content contributors and others to provide better integrated solutions for our current and potential customers.

PRODUCTS

Continuus provides an integrated suite of applications and a platform for managing an enterprise's software-related assets, processes, projects and people. The Continuus Change Management Suite provides a platform for software developers building technical and embedded software or commercial IT applications. Continuus WebSynergy Suite extends our solutions to meet the needs of web masters, content contributors and other members of the Internet application development community. Used together, the Continuus products provide a complete solution for building, delivering and managing the full range of client-server, intranet and e-commerce applications found in today's enterprise.

Our products contain the following five key capabilities:

TASK-BASED CHANGE MANAGEMENT. Our product line's task-based change management capability provides an intuitive way for developers to interact with our change management environment. In contrast to most competing products which deal with each change to each component or file as an independent unit of work, our task-based approach allows for changes to multiple components or files to be logically grouped into a single set of changes. Each set of changes is related to a logical unit of work, which we refer to as a task. Once a set of changes are associated as a task, they can then be operated on at that level, making the system both easier to use and also allowing our products to automate greater levels of integrity checking, impact analysis and quality control. This approach allows the user to improve software quality and reduce the time it takes to complete a project by reducing bad software builds, wasted developer time and software release cycles. It also provides management with a non-intrusive ability to monitor and control the development process.

TEAM DEVELOPMENT SUPPORT. Our product line provides a wide range of features and capabilities designed to improve the productivity of team-based software development. We provide a controlled process or workflow to coordinate the work of multiple developers in a project team and control the actions that individuals can take based on their role in the project and the stage in the project life cycle. The Continuus Change Management Suite provides each user with an insulated personal work area that protects the user from being affected by the work of other developers, while at the same time notifying the user of changes or actions by other members of the team. Parallel development support is a feature that removes development bottlenecks by allowing several developers to make changes to shared components and enabling multiple projects to simultaneously share a common base of components.

DISTRIBUTED DEVELOPMENT SUPPORT. Our product line provides distributed management capabilities. Individual developers and small groups can use our remote development support to work from copies of components with only occasional connections to a server without losing the control and collaboration capabilities of the Continuus solution. Our Distributed Change Management capability supports distributed development teams of any size by providing task-based change management across multiple servers and allowing multiple teams to work in a decentralized mode, while synchronizing shared objects or entire systems.

SCALABILITY AND FLEXIBILITY. Our product line supports the needs of teams ranging in size from less than a dozen to over a thousand developers and organizations with a few to dozens of concurrent projects controlled by many different teams. Customers can adapt our products to a wide range of operating configurations, providing individual projects with the ability to adapt processes and policies to organization-wide standards. Our product line also supports a wide range of different development languages and tools, as well as internally developed and externally sourced software and other objects.

OPEN AND EXTENSIBLE ARCHITECTURE. Our product architecture provides a foundation for the ongoing development of the Continuus product line and enables a highly scalable, high performance and high availability enterprise solution. Our entire product line is integrated around a common repository database. This database is easily extensible by our customers to define new types of e-assets not defined in the standard repository database shipped by Continuus. An embedded high performance, industry standard relational database engine supplied by Informix manages our repository database, helping to ensure our products are able to meet the performance and reliability standards of enterprise-scale deployment. The repository database is also open so that users can access it directly to perform their own querying and reporting. Our products also have an open interface that allows all interactive functions to be accessed by programs written by other vendors or by users of our products.

The following tables describe the products offered by Continuus:

CONTINUUS CHANGE MANAGEMENT SUITE

------------------------------------------------------------------------------------------------------
       PRODUCTS                               DESCRIPTION                              PLATFORMS
------------------------------------------------------------------------------------------------------
 CLIENT PRODUCTS
------------------------------------------------------------------------------------------------------
 Continuus/CM           Provides a task-based, workflow-centric approach to       - Windows 3.11
 (Change Management)    software configuration management that automates manual,    Windows for
                        error-prone development processes yielding more           Workgroups
                        productive teams and higher quality software.             - Windows 95/98
----------------------                                                            - Windows NT
 Continuus/PT           Simplifies the process of managing change requests        - SUN Solaris
 (Problem Tracking)     across software development projects. The product's       - HP-UX
                        automated workflow support team collaboration and         - IBM AIX
                        communication. Fully integrated with Continuus/CM, the    - SGI IRIX
                        product provides graphical querying and reporting of      - Digital UNIX for
                        real-time development metrics and status.                   Alpha
----------------------                                                            - Siemens SINIX
 Continuus/OM           Provides an object-oriented build management facility
 (Object Make)          that automates software builds and release processes.
                        The product's distributed architecture enables
                        management of builds on any network-available platform
                        providing a high performance, scalable solution for
                        development teams of any size.
------------------------------------------------------------------------------------------------------
 SERVER PRODUCTS
------------------------------------------------------------------------------------------------------
 Workgroup Server       Provides a highly scalable platform for managing all      - Windows NT
                        types of e-assets. The product adapts to the growing      - SUN Solaris
                        needs of the organization through a multi-tier            - HP-UX
                        architecture that scales to support any size remote and   - IBM AIX
                        distributed development team, with all team members       - SGI IRIX
                        sharing a central, active repository. Workgroup Server    - Digital UNIX for
----------------------  manages access to and control of any type of e-asset.       Alpha
 Continuus/DCM                                                                    - Siemens SINIX
 (Distributed Change    Provides distributed change management capabilities
 Management)            supporting multi-server, geographically dispersed and
                        remote development efforts. Allows development
                        organizations to work on a decentralized basis while
                        providing the full benefits of the task- based
                        Continuus/CM solution.
------------------------------------------------------------------------------------------------------

CONTINUUS WEBSYNERGY SUITE

----------------------------------------------------------------------------------------------------
    PRODUCTS                              DESCRIPTION                                PLATFORMS
----------------------------------------------------------------------------------------------------
 CLIENT PRODUCTS
----------------------------------------------------------------------------------------------------
 WebSynergy        Provides a browser-based client for web content              Any hardware
 Content Client    contributors supporting the creation, management and         platform with either
                   deployment of any type of web content. The product's         Netscape Navigator
                   task-based change management capabilities support teams of   or Microsoft
                   software and web content contributors, allowing them to      Explorer
                   collaborate and deliver business critical, e-commerce
                   applications with higher quality.
------------------------------------------------------------------------------
 WebPT             Automates and simplifies the management of change requests for web applications. WebPT is fully integrated with
                   Continuus/PT and supports change management of content and software components across diverse development teams.
----------------------------------------------------------------------------------------------------
 SERVER PRODUCTS
----------------------------------------------------------------------------------------------------
 TeamSynergy       As an upgrade to the Continuus Workgroup Server, applies     - Sun Solaris
 Server            the proven capabilities and scalable Continuus server        - HP-UX
                   architecture to the challenge of managing large,             - Windows NT
                   distributed development teams building business critical
                   web applications.
----------------------------------------------------------------------------------------------------

CONSULTING SERVICES AND SUPPORT

We offer customers a wide range of consulting, training and technical support services. Given the complexities of Internet and enterprise software application development, deployment and management, our experienced consultants can help reduce the time and risk associated with our product deployments. As of March 31, 1999, our consulting services and support organization consisted of 54 employees. Our professional services organization provides the following services:

PLANNING, CONSULTING AND IMPLEMENTATION SERVICES. We offer a wide range of customer services to support the implementation requirements of our products to ensure successful deployment and promote customer self-sufficiency. We offer our customers planning, consulting and implementation services, including requirements planning and systems integration, configuration and installation. Our consultants can also customize our products to reflect the business and technological needs of the customer with services such as advanced methodology and process planning and product customization for the customer's environment.

CUSTOMER EDUCATION AND TRAINING. We offer standard and customized training courses designed to meet the needs of the various classes of users and administrators of our products. Training classes are provided at our facilities or on-site at customer locations. Fees for education and training services are in addition to and separate from software licensing fees and are typically charged per student, per class or on a per diem basis.

SOFTWARE MAINTENANCE AND SUPPORT. We provide telephone, electronic mail, web and facsimile customer support through technical support centers located in Irvine, California and Dublin, Ireland. Software maintenance and support services are not included in software license fees. These support services include software updates, maintenance releases and technical support.

CUSTOMERS

Our customer base is divided between the two major segments of the overall enterprise software asset management market: the technical market segment and the corporate IT market segment. The technical market consists of organizations that develop software as a product or as a component of a product including independent software vendors, computer hardware vendors, defense and aerospace organizations, medical instrument manufacturers, telecommunications equipment suppliers and transportation equipment manufacturers. The corporate IT market consists of the information technology departments of Fortune 500 class and government organizations.

The following is a partial representative list of our customers who have licensed our products in the last three years:

FINANCIAL SERVICES
Deutsche Morgan Grenfell
Dresdner Bank
Lehman Bros.
Liberty Mutual Insurance
Morgan Stanley
Prudential
Union Bank of Switzerland
Westdeutsche Landesbank

TELECOMMUNICATIONS
AT&T
Bell Atlantic
Bouygues Telecom
British Telecom
Deutsche Telekom
GTE
Nokia
Southwestern Bell Communications
Teligent
US West Communication Group

GOVERNMENT
Defense Research Agency (UK)
National Security Agency
OFD (German Ministry of Finance)
Rechenzentrum der Bund esfinanzverwaltung

DEFENSE AND AEROSPACE
Boeing
Dassault Aviation
Hughes
Jeppesen Sanderson
Lockheed Martin
Raytheon

MANUFACTURING AND ELECTRONICS
ABB
ATI Technologies
Baker Hughes
BMW
Compaq
Dialogic
General Motors
Johnson Controls
Magnetti Marelli
Motorola
Philips
Siemens
Texas Instruments
Volkswagen

SOFTWARE AND SERVICES
Cobalt Group
Computer Sciences Corp.
Compuware
Engineering Animation, Inc.
GEAC
ISG Technologies
Kronos
Lawson
New Era of Networks
Novell
QAD
Saville Systems
Telcordia Technologies
USinternetworking

SERVICES
DHL Worldwide Express
United Healthcare

The following examples are representative of how large organizations use our products and professional services to build and enable enterprise-critical applications.

E-Commerce Service Company. The e-commerce service company is a leading provider of e-commerce implementation and hosting services for business critical applications over the Internet. Customers engage the e-commerce service company to deliver e-commerce and enterprise software applications that automate core business processes. The e-commerce service company is typically retained on a fixed price, fixed time basis, making predictable and rapid application delivery critical to its success. The e-commerce service company sought to improve application delivery times, improve internal and external communications and better manage client deliverables. In addition, the e-commerce service company also needed a single platform to manage the complexity of both a rapidly expanding web and application development organization and an increasing customer base.

To streamline and automate the application development and deployment process, the e-commerce service company implemented the Continuus Change Management solution. Our solution enabled development team members of varying technical backgrounds to collaborate on the development and management of applications from multiple locations or on-site at customer facilities. The Continuus Change Management solution is also used to implement a consistent development process throughout the organization and improves management's ability to monitor project status.

Major European Bank. The major European bank is a global financial services firm with over 45,000 employees operating in over 70 countries. More than eighty percent of the major European bank's banking services were dependent on its software. The major European bank's goal was to improve the quality and reduce delivery time of core banking applications while coordinating its globally distributed development teams. Concurrently, the major European bank needed to migrate its legacy systems to client/server and Internet-based applications.

The major European bank implemented our Continuus Change Management solution to connect distributed development teams and to establish a standard set of best practices across application development projects. As a result of the implementation of our solution, the major European bank was able to manage business critical development processes such as the Euro conversion and year 2000 application efforts. The major European bank used our task-based management capabilities to streamline or eliminate respective tasks, yielding an increase in overall developer productivity.

Global Automobile Manufacturer. The global automobile manufacturer is one of the world leaders in high performance and luxury automobiles. It faced challenges in managing and developing both software embedded in its automobiles and corporate IT systems used to run the business. To realize improved productivity with its automobile-based software development efforts, the global automobile manufacturer utilizes a series of common software components that are customized to meet stringent government or market requirements for a specific model of automobile. Our customer needed a way to manage software teams building these common components as well as the distributed teams performing customizations. In its move from legacy application development for internal systems, the global automobile manufacturer also needed a way to manage its internal development process across legacy, client/server and web-based applications.

The global automobile manufacturer implemented our Continuus Change Management Suite as well as Continuus WebSynergy. The Continuus Change Management Suite controls the global automobile manufacturer's distributed software development environment allowing geographically distributed teams to collaborate as if working in a single location. Component-based development is facilitated as development teams and managers can quickly locate and modify core software components across multiple car lines. The product's audit trail, workflow and security capabilities ensure that the global automobile manufacturer is delivering software components that meet internal best practices.

SALES AND MARKETING

We sell our products in North America, France, Germany and the United Kingdom, through our direct sales and services organizations. As of March 31, 1999, our North American sales staff included 36 people located in California, Colorado, Georgia, Illinois, Massachusetts, Minnesota, New Jersey, New York, Ontario, Texas and Virginia. As of March 31, 1999, our international sales and marketing staff included 31 people located in France, Germany and the United Kingdom. Typically, each sales person is teamed with an engineer to assist in pre-sales activities and transitioning new accounts to our professional services organization for implementation support. The time between initial customer contact and an actual sales order may span six months or more. We also maintain telemarketing organizations in North America and the United Kingdom. The telemarketing groups' primary responsibility is to work closely with the direct sales teams to proactively identify and qualify high quality new prospects for our products. We also have distributors covering Australia, Denmark, Finland, India, Israel, Italy, the Netherlands, Norway, Spain and Sweden.

We market our products through public relations activities, user group meetings, programs to work closely with industry analysts and other influential third parties, seminars, conference sponsorship, trade shows, telemarketing and direct mail campaigns. We also utilize the web for advertising campaigns on frequently visited web sites including those of our strategic partners. We use our web site, www.continuus.com, to establish our market presence, generate leads and extend our program offerings to customers and strategic partners.

We also market our products with other providers that sell complementary products. Our current strategic relationships include relationships with Mercury Interactive and Tivoli Systems, Inc., a division of IBM. We have designed our products to be compatible with complementary products to provide a flexible and expanded solution for our customers. Our joint sales and marketing efforts with these partners allow us to leverage our marketing efforts and reach customers we might otherwise not attract.

RESEARCH AND DEVELOPMENT

We have historically made significant investments in research and development and related activities to maintain and enhance our product lines. We expect that we will continue to devote a substantial portion of our resources to enhancing and adding functionality to existing products, developing new products and integrating our products with products from other leading vendors. We will also evaluate on an ongoing basis externally developed technologies for integration into our products.

COMPETITION

The market for Internet and enterprise software asset management products and services is highly competitive and constantly evolving. We expect competition to persist and intensify in the future. We have a large number of competitors which provide some functions of our product line. We do not believe that any of our competitors offers an integrated product line that addresses as broad a range of Internet and enterprise software asset management as we provide. We have four primary sources of competition:

       - vendors of point solution software tools that address only a limited number of enterprise software asset management functions, including Rational Software and MERANT;

       - vendors of point solution software tools that address only a limited number of Internet asset management functions, such as Interwoven and MKS;

       -        in-house development efforts by current and potential customers;
                and

       - larger vendors such as Computer Associates, IBM and Microsoft whose product lines include non-integrated components of Internet and enterprise software asset management, including software version control, project management, web content management, change request tracking and/or automated software distribution.

Many of our competitors have longer operating histories and significantly greater financial, technical, marketing, and other resources than we do and thus may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Also, many current and potential competitors have greater name recognition and more extensive customer bases that could be leveraged, thereby gaining market share to our detriment. Such competitors may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to purchasers than we can. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to enhance their products. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

We seek to protect our software, documentation and other written materials primarily through a combination of trademark, trade secret and copyright laws, confidentiality procedures and contractual provisions. For example, we license rather than sell our software and require licensees to enter into license agreements that impose restrictions on the licensees' ability to utilize the software. In addition, we seek to avoid disclosure of our trade secrets, by, among other things, requiring those persons with access to our proprietary information to execute confidentiality agreements with us.

EMPLOYEES

As of March 31, 1999, we had 172 full-time employees, including 37 in research and development, 54 in professional services, 67 in sales and marketing and 14 in general and administration. Of the total, 110 were based in the United States, 25 in the United Kingdom, 8 in Ireland, 12 in France and 17 in Germany. Our employees are not represented by any collective bargaining unit, and we have never experienced a work stoppage. We believe our relations with our employees are good.

FACILITIES

Our principal executive offices are located in Irvine, California and consist of approximately 17,000 square feet under a lease expiring March 31, 2000. We also lease office space in Paris, France; Munich, Germany; Dublin, Ireland; Bracknell, United Kingdom; Ottawa, Canada; San Mateo and Laguna Hills, California; Schaumburg, Illinois; Rockville, Maryland; Cambridge, Massachusetts; Morristown, New Jersey; White Plains, New York and Dallas, Texas. We believe that we will require additional space, including in Irvine, California as well as Germany, within the next 12 months, but that suitable additional space will be available on commercially reasonable terms.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information regarding our executive officers and directors as of March 31, 1999:

                NAME                   AGE                        POSITION
                ----                   ---                        --------
John R. Wark.........................  47    President, Chief Executive Officer and Chairman of
                                             the Board of Directors
Steven L. Johnson....................  39    Vice President, Finance and Chief Financial Officer
William A. Philbin...................  39    Vice President, Marketing
James M. Carrigan....................  47    Vice President, Research and Development
Geoffrey W. Haggart..................  43    Vice President, European Operations
David McCann.........................  39    Vice President, Americas Operations
Fred B. Cox(1).......................  61    Director
Kevin G. Hall(2).....................  40    Director
A. Barry Patmore.....................  58    Director
Stewart A. Schuster(2)...............  53    Director
Sol Zechter..........................  71    Director

-------------------------
(1) Mr. Cox is expected to retire from the board upon completion of this offering.

(2) Member of the compensation committee and audit committee

John R. Wark has served as our President, Chief Executive Officer and Chairman of the board of directors since November 1994. Prior to joining Continuus, Mr. Wark served as Vice President, Marketing and Development at Progress Software Corporation, a software development tool and database system provider, from February 1992 to November 1994. Prior to his tenure with Progress Software, he served as a Vice President of the Applications Software Division of Pansophic Systems.

Steven L. Johnson has served as our Vice President and Chief Financial Officer since December 1998. From August 1988 to June 1998, he was employed by Subscriber Computing, Inc., an application software company serving the wireless telecommunications market. From June 1993 to June 1998, Mr. Johnson served as Subscriber Computing's Vice President and Chief Financial Officer.

William A. Philbin has served as our Vice President, Marketing since August 1998. From February 1996 until August 1998, he was our Vice President Research and Development. Mr. Philbin was employed by Progress Software Corporation from March 1992 to February 1996, where he served in several positions, including Director of Midrange Systems.

James M. Carrigan has served as our Vice President, Research and Development since August 1998. Mr. Carrigan was Vice President, Research and Development for Quarterdeck Corporation from April 1997 to August 1998. Before Quarterdeck, Mr. Carrigan was the General Manager for Thuridion, a consulting firm from February 1996 to January 1997. Mr. Carrigan previously served as Director of Software Services for Locus Computing Corp., a software company, from May 1989 to January 1996.

Geoffrey W. Haggart has served as our Vice President, European Operations since March 1997 and from September 1995 to February 1997 as Managing Director of our UK operations. Mr. Haggart was Vice President, Northern European Sales for Legent Corporation from April 1995 to August 1995 and from January 1993 to March 1995 he served as Legent's Nordic Regional Manager.

David McCann has served as our Vice President, Americas Operations since March 1999. Mr. McCann was President and Chief Executive Officer of SOS Communications Inc, a wireless services company, from July 1998 to March 1999. He served as Vice President and General Manager of a division of Subscriber Computing, Inc., a telecommunications applications software company, from January 1998 to June 1998 and Vice President and General Manager of the Spatialware Division of Mapinfo Corporation from July 1996 to November 1997. Mr. McCann also served as Vice President of Worldwide Marketing for the Client Server Division of Unisys Corporation from March 1993 to June 1996.

Fred B. Cox has served as a director of Continuus since 1994, prior to which Mr. Cox served as our President for four years. He is currently the Chairman of the board of directors and co-founder of Emulex, a publicly traded designer and manufacturer of products which enhance access to and storage of electronic data and applications.

Kevin G. Hall has served as a director of Continuus since 1994. Mr. Hall is a general partner of Norwest Venture Partners, a private investment firm, where he focuses on software, communications and semiconductors.

A. Barry Patmore has served as a director of Continuus since April 1999. Mr. Patmore has been a venture partner of Brentwood Venture Capital, a private investment firm, since April 1999. Mr. Patmore was employed by Andersen Consulting from 1966 to February 1999, where he served in several positions, including Office Managing Partner of Southern California and Worldwide Managing Partner in two divisions. Mr. Patmore is currently a member of the board of directors of KCET, a public television station.

Stewart A. Schuster has served as a director of Continuus since May 1997. Dr. Schuster has been a venture partner of Brentwood Venture Capital, since December 1995. Dr. Schuster served as Executive Vice President of Marketing at Sybase, Inc., a database solutions company, from 1986 to 1995. He is currently a member of the board of directors of Edify Corporation, a publicly traded software company.

Sol Zechter has served as a director of Continuus since 1994, prior to which Mr. Zechter served as our Chief Executive Officer from 1991 until 1994. Mr. Zechter served as the Senior Vice President of Emulex from 1982 to 1991.

All directors hold office until our next annual meeting of stockholders and until their successors have been elected and qualified. Officers serve at the discretion of the board of directors. There are no family relationships between any of our directors or executive officers.

BOARD COMPOSITION

The board of directors is comprised of six members, five of whom are non-employee directors.

BOARD COMMITTEES

Following the offering, the compensation committee will consist of Mr. Hall and Dr. Schuster. The compensation committee makes recommendations regarding our 1997 Equity Incentive Plan and Employee Stock Purchase Plan, and makes decisions concerning salaries and incentive compensation for our employees and consultants.

Following the offering, the audit committee will consist of Mr. Hall and Dr. Schuster. The audit committee makes recommendations to the board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and reviews and evaluates our audit and control functions.

DIRECTOR COMPENSATION

All directors are reimbursed for certain expenses in connection with attendance at board and committee meetings. Historically, our non-employee directors have not received cash compensation for their services on the board of directors or any committee of the board. Dr. Schuster and Mr. Hall received options to purchase 28,301 shares of common stock under our 1997 Equity Incentive Plan. The options granted to Dr. Schuster vest quarterly over a four-year period. The options granted to Mr. Hall vest annually over a four-year period.

Beginning upon the closing of this offering, our non-employee directors will receive $2,000 per board meeting attended and $500 per committee meeting attended. Non-employee directors will also receive the following automatic grants of options under our 1997 Equity Incentive Plan:

       - a one-time option to purchase 7,500 shares of common stock, granted on the later to occur of July 1, 1999 and the closing of this offering, for each non-employee director serving as of the date of this prospectus; and

       - an option to purchase 7,500 shares of common stock, granted on the date of each annual meeting of our stockholders after the date of the closing of this offering, for each person who is a non-employee director following the annual meeting.

The options granted to non-employee directors serving as of the closing of this offering and the options granted on the date of each annual meeting shall vest on the anniversary of the date of the grant. The exercise price of options granted to non-employee directors shall be equal to 100% of the fair market value of common stock on the date of grant and are generally non-transferable. See "-- Equity Incentive Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. See "Certain Transactions" for a description of transactions between Continuus and entities affiliated with members of the compensation committee.

EXECUTIVE COMPENSATION

The following table sets forth certain information for the year ended December 31, 1998, regarding the compensation of our chief executive officer and the four other most highly compensated executive officers whose salary and bonus during the fiscal year ended December 31, 1998 were in excess of $100,000. These officers are referred to as named executive officers elsewhere in this prospectus. In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include medical, group life insurance or other benefits which are available generally to all our salaried employees and perquisites and other personal benefits received which do not exceed the lesser of $50,000 or 10% of any officer's salary and bonus disclosed in this table. The Other Annual Compensation column in the table includes relocation expenses in connection with hiring employees.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                 ANNUAL COMPENSATION           COMPENSATION
                                         -----------------------------------   ------------
                                                                OTHER ANNUAL    SECURITIES     ALL OTHER
                                                                COMPENSATION    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION       YEAR   SALARY($)   BONUS($)       ($)         OPTIONS(#)       ($)(1)
---------------------------       ----   ---------   --------   ------------   ------------   ------------
John R. Wark....................  1998    175,000     50,000           --         42,453             --
  President and Chief Executive
  Officer
Joseph S. Campbell..............  1998    162,582     59,929           --             --         55,460
  Former Senior Vice President,
  Worldwide Field Operations(2)
John J. Laskey..................  1998    136,817     20,000           --         46,227             --
  Former Vice President, Finance
  and Chief Financial Officer(3)
William A. Philbin..............  1998    142,096         --           --         46,226             --
  Vice President, Engineering
Geoffrey W. Haggart.............  1998    124,342     95,739       14,921         47,736             --
  Vice President, European
  Operations

-------------------------
(1) Represents reimbursements for relocation expenses.

(2) Mr. Campbell left Continuus on November 13, 1998.

(3) Mr. Laskey left Continuus on October 23, 1998.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR


The following table provides information with respect to stock options granted to each of the named executive officers during the year-ended December 31, 1998, including the potential realizable value over the ten-year term of the options. These assumed rates of appreciation comply with the rules of the SEC and do not represent our estimate of future stock price. The potential realizable value is a hypothetical gain calculated based on the term of the option at its time of grant and the initial public offering price of $8.00. It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock.


In 1998, we granted options to purchase up to an aggregate of 921,667 shares to employees. All options were under our 1997 Equity Incentive Plan at an exercise price equal to the fair market value of our common stock, as determined by the board of directors, on the date of grant. All options have a term of ten years. Option shares vest over four years.


                                                   INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                               ---------------------------------------------------------      VALUE AT ASSUMED
                               NUMBER OF      PERCENT OF                                    ANNUAL RATES OF STOCK
                               SECURITIES   TOTAL OPTIONS                                  PRICE APPRECIATION FOR
                               UNDERLYING     GRANTED TO                                       OPTION TERM($)
                                OPTIONS      EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   -----------------------
            NAME               GRANTED(#)   FISCAL YEAR(%)    PER SHARE($)       DATE          5%          10%
-----------------------------  ----------   --------------   --------------   ----------   ----------   ----------
John R. Wark.................    42,453           4.6             1.99         1/15/08       469,106      795,144
Joseph S. Campbell...........        --            --               --              --            --           --
John J. Laskey(1)............    37,736           4.1             1.99         1/25/99       241,888      256,982
                                  8,491           1.0             1.99         1/25/99        54,427       57,824
William A. Philbin...........    37,736           4.1             1.99         7/17/08       416,983      706,795
                                  1,132             *             1.99         4/30/08        12,509       21,202
                                  7,358           1.0             1.99         1/15/08        81,305      137,815
Geoffrey W. Haggart..........    28,302           3.1             1.99         7/17/08       312,737      530,096
                                 19,434           2.1             1.99         1/15/08       214,746      363,999


-------------------------
 * Represents less than one percent of total options granted to employees in 1998.

 (1) Potential Realizable Value for Mr. Laskey is calculated over a one-year term.

     OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table sets forth, with respect to each of the named executive officers, concerning exercisable and unexercisable options held as of December 31, 1998.


The "Value of Unexercised In-the-Money Options at December 31, 1998" is based on a value of $8.00 per share, the initial public offering price, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option.



                                                              NUMBER OF SECURITIES       VALUE OF UNEXERCISED IN THE
                                                              UNDERLYING OPTIONS AT           MONEY OPTIONS AT
                                SHARES ON                     DECEMBER 31, 1998 (#)         DECEMBER 31, 1998 ($)
                                ACQUIRED        VALUE      ---------------------------   ---------------------------
            NAME               EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------  -----------   -----------   -----------   -------------   -----------   -------------
John R. Wark.................      --            --          286,361        82,821        1,848,300       511,143
Joseph S. Campbell...........      --            --           37,736            --          243,775            --
John J. Laskey...............      --            --           72,897            --          470,596            --
William A. Philbin...........      --            --           52,595        71,933          339,445       442,931
Geoffrey W. Haggart..........      --            --           25,508        78,266          163,678       480,806


EMPLOYMENT AGREEMENTS

On May 31, 1997, we entered into a President/CEO Change in Control Severance Benefits Agreement with John Wark. The severance benefit agreement provides that upon a change in control of Continuus, and the subsequent termination without cause of Mr. Wark, he is entitled to a continuation of base salary for twelve months, payment of his applicable target bonus, accelerated vesting of options, and continued health care benefit coverage as permitted by COBRA, Internal Revenue Code Section 4980B.

We have entered into Executive Change in Control Severance Benefits Agreements with each of William A. Philbin, Steven L. Johnson, David McCann, Geoffrey W. Haggart and James M. Carrigan. We have also entered into Executive Change in Control Severance Benefits Agreements with each of John T. Tullie, Vice President, North American Sales, Paul G. Van Den Berg, Vice President, Business Development, and Richard L. Rippy, Vice President, Customer Support. The agreements provide that upon a change in control of Continuus, and if these executives are subsequently terminated without cause, they are entitled to a continuation of base salary for between six and nine months, a portion of their target bonus, continued or accelerated vesting of options, and continued health care benefit coverage as permitted by COBRA.

Under the terms of the President/CEO Change in Control Severance Benefits Agreement and the Executive Change in Control Severance Benefits Agreements, a change in control includes:

       -        A sale of all substantially all our assets;

       -        A merger in which we are not the surviving corporation;

       - A reverse merger where we are the surviving entity, but our common stock outstanding immediately prior to the merger is converted into other property; and

       - The acquisition of the securities representing at least the beneficial ownership of 50% of the combined voting power entitled to elect our directors.

EQUITY INCENTIVE PLANS

EMPLOYEE STOCK OPTION PLAN AND 1997 EQUITY INCENTIVE PLAN. We adopted our initial stock option plan, the Employee Stock Option Plan, in November 1991. Of the 1,754,717 shares of common stock reserved for issuance on the exercise of grants under the Employee Stock Option Plan, options for

1,179,033 shares remain outstanding. We do not intend to make any additional grants under the Employee Stock Option Plan. The Employee Stock Option Plan expires in November 2001 unless sooner terminated by the board. We adopted our current stock option plan, the 1997 Equity Incentive Plan in December 1997. Of the 2,452,830 shares of our common stock reserved for issuance on the exercise of grants under the 1997 Equity Incentive Plan, options for 1,257,671 shares are issued and outstanding as of March 31, 1999. The 1997 Equity Incentive Plan will terminate in December 2007, unless sooner terminated by the board.

Both plans permit the granting of options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986. Under the 1997 Equity Incentive Plan, incentive stock options may be granted to employees, officers and employee directors. Employee directors are not eligible for incentive stock options under the Employee Stock Option Plan. Incentive stock options as well as options that do not qualify for favorable tax treatment, nonstatutory stock options, may be granted to employees, directors and consultants under the 1997 Equity Incentive Plan. The Employee Stock Option Plan permits grants of nonstatutory stock options only to employees, including officers. The 1997 Equity Incentive Plan also permits the granting of stock bonuses and rights to purchase restricted stock. Both plans forbid option grants for more than 377,358 shares of our common stock in any calendar year to any one person.

The plans are administered by the board of directors of Continuus or a committee appointed by the board. Subject to the limitations set forth in each of the plans, the board has the authority to select the persons to whom grants are to be made, to determine whether an option is to be an incentive stock option or a nonstatutory stock option, to establish the time or times when a person shall be permitted to receive stock pursuant to a grant under one of the plans, and the number of shares granted. Under the 1997 Equity Incentive Plan, the board may also determine whether a grant will include a stock bonus, a right to purchase restricted stock, or a combination of both.

The maximum term of options granted under the plans is ten years. The aggregate fair market value, determined at the time of grant, of the shares of common stock which incentive stock options are exercisable for by an optionee during any calendar year may not exceed $100,000. If this amount is exceeded, the incentive stock options which exceed the limit shall be treated as nonstatutory stock options. Options granted under the plans generally are non-transferable and expire three months after the termination of an optionee's service to Continuus. If an optionee is permanently disabled or dies during his or her service to Continuus, under the Employee Stock Option Plan the affected person's options may be exercised up to 12 months following the disability or death. Under the 1997 Equity Incentive Plan, options may be exercised up to 12 months following disability and 18 months following death.

The exercise price of options granted under the plans is determined by the board in accordance with the guidelines set forth in the plans. The exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the grant. The exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant. Options granted under the plans vest at the rate specified in the option agreement. The exercise price of incentive stock options granted to any person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of our capital stock must be at least 110% of the fair market value of the common stock on the date of grant and the term of the options cannot exceed five years.

Any stock bonuses or restricted stock purchase awards granted under the 1997 Equity Incentive plan shall be in the form approved by the board. The purchase price under any restricted stock purchase agreement will not be less than 85% of the fair market value of our common stock on the date of grant. Stock bonuses and restricted stock purchase agreements are generally non-transferable.

The plans provide that shares subject to options, stock bonuses and restricted stock purchases, that have expired or otherwise terminated without having been exercised in full again become available for grant.

As defined in each of the Plans, upon a change in control all outstanding options, stock bonuses and restricted stock must either be assumed or substituted by the surviving entity. In the event the surviving entity does not assume or substitute them, the vesting of the options, stock bonuses and restricted stock shall be accelerated prior to the change in control and they shall be terminated if not exercised prior to the change in control.

EMPLOYEE STOCK PURCHASE PLAN

In April 1999, we adopted the 1999 Employee Stock Purchase Plan covering an aggregate of 250,000 shares of common stock. The Employee Stock Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of
Section 423 of the Internal Revenue Code of 1986. Under the Employee Stock Purchase Plan, the board may authorize participation by eligible employees, including officers, in periodic offerings. The initial offering under the plan will commence on the date of this prospectus and terminate on January 31, 2000.

Unless otherwise determined by the board, employees are eligible to participate in the plan only if they are employed by us or our subsidiary for at least 20 hours per week and for at least five months per calendar year. Employees who participate in an offering may have up to 15% of their earnings withheld pursuant to the plan. The amount withheld is then used to purchase shares of our common stock on dates determined by the board. The price of common stock purchased under the plan will be equal to 85% of the lower of the fair market value of the common stock at the commencement date of each offering period or the fair market value on the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with us.

In the event of a merger, reorganization, consolidation or liquidation involving Continuus, the board has discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor corporation, or the board may shorten this offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the merger or other transaction. The board has the authority to amend or terminate the plan, provided that the proposed amendment or termination does not adversely affect any outstanding rights to purchase common stock.

401(k) PLAN

Effective January 1, 1987, we adopted the Continuus Software Corporation Retirement Savings Plan, a 401(k) plan, covering employees. Pursuant to the 401(k) plan, eligible employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $10,000 in 1998, and have the amount of this reduction contributed to the 401(k) plan. The 401(k) plan allows for Continuus to make discretionary matching contributions. Employees who are 18 years of age or older and who have served at least 1,000 hours with Continuus during a calendar year are eligible for matching contributions. Our contributions, if any, become 25% vested after one year of service, with an additional 25% becoming vested for each year of service thereafter. We made no discretionary contributions in 1998. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986 so that contributions by employees and Continuus to the 401(k) plan, and income earned on the 401(k) plan contributions, are not taxable to employees until withdrawn from the 401(k) plan. Qualification under Section 401 also allows us to deduct our contributions, if any, when we make them. The trustee under the 401(k) plan, at the direction of each participant, invests the employee salary deferrals in selected investment options.

LIMITATIONS ON DIRECTORS' AND EXECUTIVE OFFICERS' LIABILITY AND INDEMNIFICATION

Our bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law. We are also empowered under our bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person we are required or permitted to indemnify. Pursuant to this provision, we have entered into indemnification agreements with each of our directors and executive officers.

In addition, our restated certificate of incorporation provides that our directors will not be personally liable to Continuus or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for:

       - liability for any breach of the directors' duty of loyalty to Continuus or our stockholders,

       - liability for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

       -        liability under Section 174 of the Delaware General Corporation
                Law or

       - liability for any transaction from which the director derives an improper personal benefit.

The restated certificate of incorporation also provides that if the Delaware General Corporation Law is amended after the approval by our stockholders of the restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

                              CERTAIN TRANSACTIONS

The following is a description of transactions since January 1, 1996, to which we have been a party, in which the amount involved in the transaction exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest other than compensation arrangements which are otherwise required to be described under "Management." All of the securities referenced below were sold and purchased at prices equal to the fair market value of the securities, as determined by our board of directors on the date of issuance.

Two of our directors, Kevin G. Hall and Stewart A. Schuster, are affiliated with holders of more than 5% of our capital stock. Mr. Hall is a general partner of Itasca Partners, the general partner of Norwest Equity Partners V and Norwest Equity Partners IV. Dr. Schuster is a venture partner of Brentwood Associates VI, L.P. In the transactions described below, neither Mr. Hall nor Dr. Schuster received securities as individuals.

In May 1996, we sold in a private placement shares of Series D preferred stock convertible into 361,178 shares of common stock for an aggregate purchase price of $2,010,002 under the terms of a Series D Preferred Stock Purchase Agreement dated May 30, 1996. See Note 8 of Notes to Consolidated Financial Statements for a description of the Series D preferred stock. Assuming conversion of all shares of preferred stock into common stock, the following directors and beneficial owners of more than five percent of our common stock acquired beneficial ownership of Series D preferred stock in this private placement:

DIRECTORS/5% STOCKHOLDERS                                     NUMBER OF SHARES
-------------------------                                     ----------------
Norwest Equity Partners, V..................................      123,090
Brentwood Associates VI, L.P................................       89,847
Accel IV L.P.(1)............................................       34,139
Advanced Technology Partners III............................       58,400
Fred B. Cox(2)..............................................       26,954
Sol Zechter(3)..............................................        8,984

-------------------------
(1) Includes 1,468 shares held by Accel Investors '95 L.P., 648 shares held by Accel Keiretsu L.P. and 750 shares held by Ellmore C. Patterson Partners.

(2) Includes 26,954 shares held by the Cox Living Trust dated May 26, 1988 of which Mr. Cox is the co-Trustee.

(3) Includes 8,984 shares held by the Zechter Family Trust dated March 6, 1996 of which Mr. Zechter is the Trustee.

In January 1997 we issued warrants to purchase shares of Series E preferred stock at $5.57 per share convertible into 184,938 shares of common stock in connection with the issuance of promissory notes in the aggregate principal amount of $1,029,502. In May 1997, we sold in private placements shares of Series E preferred stock convertible into 470,849 shares of common stock and warrants to purchase shares of Series E preferred stock convertible into 93,190 shares of common stock in exchange for an aggregate purchase price of $2,623,073 under the terms of a Series E Preferred Stock Purchase Agreement dated May 19, 1997. Upon the closing of this offering, the warrants issued in both January and May 1997 will terminate if not exercised. See Note 8 of Notes to Consolidated Financial Statements for a description of the Series E preferred stock. Assuming conversion of all shares of preferred stock into common stock, the following directors and beneficial owners of more than five percent of our common stock acquired beneficial ownership of Series E preferred stock and common stock issuable upon conversion of warrants pursuant to the Series E purchase agreement:

                                                                           NUMBER OF
DIRECTORS/5% STOCKHOLDERS                            NUMBER OF SHARES    WARRANT SHARES
-------------------------                            ----------------    --------------
Norwest Equity Partners, V.........................      183,583            106,659
Brentwood Associates VI, L.P.......................      132,052             76,720
Accel IV L.P.(1)...................................       58,359             33,873
Advanced Technology Partners III...................       85,503             49,672

-------------------------
(1) Includes 2,509 shares and 1,456 warrant shares held by Accel Investors '95 L.P., 1,108 shares and 643 warrant shares held by Accel Keiretsu L.P. and 1,283 shares and 744 warrant shares held by Ellmore C. Patterson Partners.

In April 1999, we entered into a loan agreement with Silicon Valley Bank for a revolving line of credit of up to $2,000,000. Four stockholders who beneficially own more than 5% of our capital stock guaranteed the amounts we borrowed under the loan agreement. As consideration for the guaranties of the stockholders, we issued warrants to purchase our common stock in the following amounts:

                                                                NUMBER OF
DIRECTORS/5% STOCKHOLDERS                                     WARRANT SHARES
-------------------------                                     --------------
Norwest Equity Partners, V(1)...............................      21,538
Brentwood Associates VI, L.P................................      15,492
Accel IV L.P.(2)............................................      10,031
Advanced Technology Partners III............................       6,845

-------------------------
(1) Includes 11,815 warrant shares held by Norwest Equity Partners, IV.

(2) Includes 294 warrant shares held by Accel Investors '95 L.P., 130 warrant shares held by Accel Keiretsu L.P. and 150 warrant shares held by Ellmore C. Patterson Partners.

In the event the stockholders guaranteeing the amounts borrowed under the loan agreement must make a payment to Silicon Valley Bank, we will issue each paying stockholder additional warrants to purchase our common stock in the following amounts:

                                                                NUMBER OF
DIRECTORS/5% STOCKHOLDERS                                     WARRANT SHARES
-------------------------                                     --------------
Norwest Equity Partners, V(1)...............................      14,358
Brentwood Associates VI, L.P. ..............................      10,328
Accel IV L.P.(2)............................................       4,563
Advanced Technology Partners III............................       6,687

-------------------------
(1) Includes 7,876 warrant shares we would issue to Norwest Equity Partners, IV.

(2) Includes 196 warrant shares we would issue to Accel Investors '95 L.P., 86 warrant shares we would issue to Accel Keiretsu L.P. and 100 warrant shares we would issue to Ellmore C. Patterson Partners.

We have entered into employment letter agreements with John R. Wark, our President and Chief Executive Officer, Steven L. Johnson, our Vice President, Finance and Chief Financial Officer, William A. Philbin, our Vice President, Marketing, Geoffrey W. Haggart, our Vice President, European Operations, James
M. Carrigan, our Vice President, Research and Development and David McCann, our Vice President, Americas Operations. We have also entered into agreements with Mr. Wark, Mr. Johnson, Mr. Philbin, Mr. Haggart, Mr. Carrigan and Mr. McCann providing for severance benefits upon their termination, without cause, subsequent to a change in control. See "Management -- Employment Agreements."

In September 1997, we sold $6.0 million in principal amount of a 12% senior secured convertible debenture, Due September 23, 2002, to London Pacific Life & Annuity Company. Interest on the debenture accrues at a rate of 12% and is payable quarterly in arrears. See "Description of Capital Stock -- Senior Secured Convertible Debenture."

In 1998, we issued options to purchase shares of our common stock, under our 1997 Equity Incentive Plan, to the following executive officers and directors and in the following amounts:

            James M. Carrigan        113,208 shares
            Geoffrey W. Haggart       47,736 shares
            Kevin G. Hall             28,302 shares
            Steven L. Johnson        132,076 shares
            John J. Laskey            46,227 shares
            William A. Philbin        46,226 shares
            John R. Wark              42,453 shares

The exercise price for each option is $1.99 per share.

In 1999, we issued options to purchase shares of our common stock, under our 1997 Equity Incentive Plan, to the following executive officers in the following amounts:

            Geoffrey W. Haggart        9,434
            David McCann             141,510
            John R. Wark              75,472

The exercise price for options granted to Mr. Haggart is $3.98 per share and for options granted to Mr. McCann and Mr. Wark the exercise price is $6.63 per share. See "Management -- Stock Option Grants in Last Fiscal Year."

We have also entered into indemnification agreements with each of our directors and executive officers. See "Management -- Limitations on Directors' and Executive Officers' Liability and Indemnification."

                             PRINCIPAL STOCKHOLDERS


The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 1999, and as adjusted to reflect the sale of the shares of common stock offered hereby, by each holder of more than 5% of our common stock. The table also sets forth the same information for our directors and named executive officers individually and all directors and executive officers as a group. Unless otherwise indicated, the principal address of each of the persons and entities below is in the care of Continuus Software Corporation, 108 Pacifica, Irvine, California 94025.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. The number of shares beneficially owned includes the number of shares subject to options exercisable within 60 days of March 31, 1999 indicated in the column entitled "Options." Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on:


       - 6,875,709 shares of common stock outstanding as of March 31, 1999;


       -        the effect of a 1-for-2.65 reverse stock split;

       - the conversion of all outstanding shares of preferred stock into 4,306,454 post-split shares of common stock;


       - the issuance of 895,615 shares of common stock at closing upon the net exercise of warrants to purchase 1,187,765 shares of common stock concurrent with the closing of this offering; and



       - 9,399,351 shares of common stock outstanding after completion of this offering.



                                                                                    PERCENTAGE OF SHARES
                                                                                     BENEFICIALLY OWNED
                                                                        SHARES      --------------------
                                                                     BENEFICIALLY    BEFORE      AFTER
                    NAME AND ADDRESS                       OPTIONS      OWNED       OFFERING    OFFERING
                    ----------------                       -------   ------------   --------    --------
Entities affiliated with
  Norwest Equity Partners IV(1)..........................       --    1,803,350       26.2        19.2
  245 Lytton Avenue, Suite 250
  Palo Alto, CA 94301
Kevin G. Hall(2).........................................       --    1,803,350       26.2        19.2
  Norwest Equity Partners IV
  245 Lytton Avenue, Suite 250
  Palo Alto, CA 94301
Stewart A. Schuster(3)...................................       --    1,303,986       19.0        13.9
  Brentwood Associates VI, L.P.
  3000 Sand Hill Road, Building One,
  Suite 260
  Menlo Park, CA 94025

Entities affiliated with
  Brentwood Associates VI, L.P.(4).......................       --    1,300,449       18.9        13.8
  3000 Sand Hill Road, Building One,
  Suite 260
  Menlo Park, CA 94025
London Pacific Life & Annuity Company(5).................       --    1,078,167       13.6        10.3
  3109 Poplarwood Court, Suite 108
  Raleigh, NC 27604
Advanced Technology Ventures III(6)......................       --      840,527       12.2         8.9
  485 Ramona Street, Suite 200
  Palo Alto, CA 94301

                                                                                    PERCENTAGE OF SHARES
                                                                                     BENEFICIALLY OWNED
                                                                        SHARES      --------------------
                                                                     BENEFICIALLY    BEFORE      AFTER
                    NAME AND ADDRESS                       OPTIONS      OWNED       OFFERING    OFFERING
                    ----------------                       -------   ------------   --------    --------
Fred B. Cox(7)...........................................   43,208      705,315       10.2         7.5
Entities affiliated with Accel IV, L.P.(8)...............       --      567,464        8.3         6.0
  428 University Avenue
  Palo Alto, CA 94301
Sol Zechter(9)...........................................   43,208      543,341        7.9         5.8
John R. Wark.............................................  310,220      310,220        4.3         3.2
William A. Philbin.......................................   62,382       62,382          *           *
Geoffrey W. Haggart......................................   31,922       31,922          *           *
A. Barry Patmore.........................................       --           --         --          --
All directors and executive officers as a group (11
  persons)...............................................  533,391    4,802,967       64.8        48.4


---------------
( * ) Represents beneficial ownership of less than one percent.


 (1) Includes 774,302 shares held by Norwest Equity Partners V. Itasca Partners is the general partner of Norwest Equity Partners IV and has sole voting and investment power of the shares. The managing partners of Itasca Partners are deemed to beneficially own the shares held by Norwest Equity Partners IV and therefore have voting and investment power of the shares. Itasca Partners V, LLP is the general partner of Norwest Equity Partners V and has sole voting and investment power of the shares. The managing partners of Itasca Partners V, LLP are deemed to beneficially own the shares held by Norwest Equity Partners V, and therefore have voting and investment power of the shares. The general partners of Itasca Partners and Itasca Partners V, LLP disclaim beneficial ownership of the shares held by Norwest Equity Partners IV and Norwest Equity Partners V, except to the extent of their direct pecuniary interest in the shares.



 (2) Includes 1,803,350 held by the entities listed in note 1 above. Mr. Hall is a general partner of Itasca Partners and Itasca Partners V, LLP, the general partners of these entities. Mr. Hall disclaims beneficial ownership of the shares held by the entities listed in note 1 above, except to the extent of his direct pecuniary interest in the shares.



 (3) Includes 3,537 shares held by Dr. Schuster and 1,300,449 shares held by the entities listed in note 4 below. Dr. Schuster disclaims beneficial ownership of the shares held by the entities listed in note 4 below.


 (4) Brentwood VI Ventures, L.P. is the general partner of Brentwood Associates VI, L.P. The general partners of Brentwood VI Ventures, L.P. are deemed to beneficially own the shares held by Brentwood Associates VI, L.P. and therefore have voting and investment power of the shares. The general partners of Brentwood VI Ventures, L.P. disclaim beneficial ownership of the shares, except to the extent of their direct pecuniary interest in the shares. Dr. Schuster, a director of Continuus, is affiliated with Brentwood VI Ventures, L.P.

 (5) All 1,078,167 shares are subject to a senior secured convertible debenture with a conversion price of $5.57 per share which may be converted at any time at the option of London Pacific.

 (6) ATV Associates III L.P. is the general partner of Advanced Technology Ventures III. The general partners of ATV Associates III L.P. are deemed to beneficially own the shares held by Advanced Technology Ventures III L.P. and therefore have voting and investment power of the shares. The general partners of ATV Associates III L.P. disclaim beneficial ownership of the shares, except to the extent of their direct pecuniary interest in the shares.


 (7) Includes 423,513 shares held by the Cox Living Trust.



 (8) Includes 24,398 shares held by Accel Investors '95 L.P., 10,778 shares held by Accel Keiretsu L.P. and 12,480 shares held by Ellmore C. Patterson Partners. The general partner of Accel IV L.P. is Accel IV Associates L.P. The general partners of Accel IV Associates L.P. are deemed to beneficially own the shares held by Accel IV L.P. and therefore have voting and investment power of the shares. The general partners of Accel IV Associates L.P. disclaim beneficial ownership of the shares, except to the extent of their direct pecuniary interest in the shares. The general partner of Accel Keiretsu L.P. is Accel Partners & Co. The co-owners of Accel Partners & Co. are deemed to beneficially own the shares held by Accel Keiretsu L.P. and therefore have voting and investment power of the shares. The general partners of Accel Investors '95 L.P. are deemed to beneficially own the shares held by Accel Investors '95 L.P. and therefore have voting and investment power of the shares. The general partners of Accel Investors '95 L.P. disclaim beneficial ownership of the shares, except to the extent of their direct pecuniary interest in the shares. The general partner of Ellmore C. Patterson Partners has sole voting and investment power of the shares held by Ellmore C. Patterson Partners.


 (9) Includes 137,966 shares held by Sol Zechter as Trustee of the Sheila Claire Zechter Annuity Trust, 137,966 shares held by Sol Zechter as Trustee of the Sol Zechter Annuity Trust and 267,410 shares held by Sol Zechter as Trustee of the Sol Zechter Family Trust.

                          DESCRIPTION OF CAPITAL STOCK

Effective upon the closing of this offering, our authorized capital stock will consist of 30,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value.

COMMON STOCK


As of March 31, 1999, there were 6,875,709 shares of common stock outstanding, after giving effect to the conversion of all outstanding shares of preferred stock into 4,306,454 shares of common stock and assuming the issuance of 895,615 shares of common stock upon the net exercise of warrants to purchase 1,187,765 shares of common stock concurrent with the closing of this offering.


The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for dividends. In the event we liquidate, dissolve or wind up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The shares of common stock to be sold in the offering will be fully paid and non-assessable.

PREFERRED STOCK

Upon the closing of this offering, all outstanding shares of preferred stock will be converted into 4,306,454 shares of common stock. See Note 8 of Notes to Consolidated Financial Statements for a description of the currently outstanding preferred stock. Following the conversion, our certificate of incorporation will be amended and restated to delete all references to our currently outstanding shares of preferred stock. Under the certificate of incorporation we will operate under upon our reincorporation in Delaware, the Board has the authority, without further action by stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon this "blank-check" preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that the holders of our common stock will receive dividend payments and payments upon liquidation. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock could have the effect of delaying, deterring or preventing a change in control. We have no present plans to issue any shares of preferred stock.

WARRANTS

Warrants outstanding to purchase shares of our common stock are listed below:

       - 23,620 shares at an exercise price of $0.66 per share, terminating December 31, 2001;

       - 8,624 shares at an exercise price of $1.53 per share, terminating May 29, 2003;

       - 15,849 shares at an exercise price of $3.47 per share, terminating five years from the closing of this offering;

       - 38,268 shares of an exercise price of $5.57 per share, terminating five years from the closing of this offering;

       - 37,735 shares at an exercise price of $5.57 per share, terminating June 4, 2001;

       - 53,906 shares at an exercise price of $3.40 per share, terminating April 22, 2002; and

       - 20,753 shares at an exercise price of $3.40 per share, terminating April 30, 2006.

The holder of the warrant to purchase 37,735 shares of common stock at an exercise price of $5.57 per share is entitled to an adjustment in the exercise price and the number of shares issuable upon its exercise, pursuant to the Antidilution Agreement dated June 4, 1996. Under the terms of the Antidilution Agreement, if we issue additional common stock for consideration less than the then-effective exercise price of the warrant, subject to certain exceptions, the exercise price of the warrant shall be reduced and the number of shares issuable upon exercise shall be increased. The holders of the warrants to purchase 53,906 shares at an exercise price of $3.40 per share are entitled to an aggregate of 35,936 additional warrants to purchase common stock in the event the holders are required to make a payment to Silicon Valley Bank in connection with the Loan Agreement dated April 22, 1999.

SENIOR SECURED CONVERTIBLE DEBENTURE

We have outstanding a Senior Secured Convertible Debenture in principal amount of $6,000,000, due September 23, 2002, held by London Pacific Life & Annuity Company. Interest on the debenture, which accrues at a rate of 12%, is payable quarterly in arrears. Upon the earlier to occur of (i) the closing of an underwritten public offering with an aggregate offering price of at least $15,000,000 and at a per share offering price of at least $13.91 and (ii) a change in control, we must repay all outstanding principal of the debenture plus any accrued interest on the debenture, or, at the discretion of London Pacific, convert the debenture into our common stock at a purchase price of $5.57 per share. If the debenture is converted upon a change in control, we are required to pay London Pacific an additional fee equal to 12% of the outstanding principal amount of the debenture for each year or portion of a year the debenture has been in existence until the date our stockholders receive a distribution from the change in control. The debenture is otherwise convertible at the option of London Pacific at the same conversion price, $5.57 per share, subject to adjustment upon the occurrence of a reverse stock split or the issuance of securities at a price per share less than the conversion price. The debenture is secured by all our assets. Under the debenture, a change of control is:

       - The merger or consolidation of Continuus with or into another corporation;


       - The merger of any corporation into Continuus resulting in a distribution to our stockholders of cash or the securities of another corporation; or


       -        A sale of all or substantially all our assets.

REGISTRATION RIGHTS


After this offering, the holders of 6,312,477 shares of common stock and common stock issuable upon conversion of a debenture and upon exercise of warrants will be entitled to rights with respect to the registration of the 6,312,477 shares under the Securities Act and under the terms of the Amended and Restated Investor Rights Agreement dated March 4, 1994, as last amended on December 30, 1997. Commencing with the date that is 180 days after this offering, the holders may require us to file a registration statement under the Securities Act with respect to their shares, and we are required to use our best efforts to effect this required registration. Furthermore, the holders may require us to register their shares on Form S-3 when Form S-3 becomes available to us. Such registration rights terminate on the seventh anniversary of the effective date of this offering. Under the terms of the

Investors' Rights Agreement, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, the holders of 7,535,759 shares of common stock and common stock issuable upon conversion of a debenture and exercise of warrants are entitled to notice of our intent to register shares and are entitled to include shares in the registration. The Investors' Rights Agreement limits registration rights in some situations.


In addition, the holder of a warrant to purchase 37,735 shares of common stock is entitled to rights with respect to the registration of the 37,735 shares under the Securities Act, pursuant to the Registration Rights Agreement dated June 4, 1998. Under the terms of the Registration Rights Agreement, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, the holder of the warrant is entitled to notice of the proposed registration and to include shares in the registration. The Registration Rights Agreement limits registration rights in some situations.

Generally, we must bear all registration and selling expenses incurred in connection with any of the registrations described above. The registration rights under the Investors' Rights Agreement are also subject to conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in the proposed registration and the right of the board of directors to defer registration for up to six months because a deferral is in our best interests.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of the corporation's outstanding voting stock. The existence of this provision would be expected to have anti-takeover effects with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of the common stock.

Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. Our certificate of incorporation also specifies that the authorized number of directors may be changed only by resolution of the board of directors. In addition, our bylaws provide that special meetings of our stockholders may be called only by the chairman of the board, president or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors. These and other provisions in our certificate of incorporation and bylaws could delay or make more difficult transactions involving an actual or potential change in control or our management which include transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Additionally, Delaware law and our charter documents may limit the ability of stockholders to remove our current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Norwest Bank Minnesota, N.A.

LISTING

We have applied to list our common stock on the Nasdaq National Market under the trading symbol "CNSW." We have not applied to list our common stock on any other exchange or quotation system.

                        SHARES ELIGIBLE FOR FUTURE SALE

Prior to the offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after the offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.


Upon completion of the offering, we will have 9,399,351 shares of common stock outstanding, assuming no exercise of currently outstanding options or warrants, but including warrants to purchase 895,615 shares of common stock to be exercised upon the closing of this offering. Of these shares:



       - The 2,523,642 shares sold in this offering, plus any additional shares sold upon exercise of the underwriters' over-allotment option, will be freely transferable without restriction under the Securities Act of 1933, unless they are held by our "affiliates" as that term is used under the Securities Act and the regulations promulgated under the Securities Act.



       - Approximately 6,878,777 shares of common stock plus approximately 1,177,735 shares issuable upon exercise of vested options will be eligible for sale under Securities Act Rules 144 and 701 on the ninety-first day after the effectiveness of this offering. Our stockholders holding an aggregate of 6,598,420 of these 6,878,777 shares of common stock and our stockholders who beneficially own 1,159,582 shares issuable upon exercise of vested options have agreed pursuant to lock-up agreements with the underwriters, subject to limited exceptions including bona fide gifts to individuals or distributions to affiliated limited partners or stockholders who agree to the terms of the lock-up agreements, not to sell or otherwise dispose of any of the shares held by them for a period of 180 days after the effective date of this offering without the prior written consent of U.S. Bancorp Piper Jaffray.



       - At the end of such 180-day period, 6,598,420 shares of common stock together with approximately 1,279,322 shares issuable upon exercise of vested options, will be eligible for immediate resale, subject to compliance with Rule 144 and Rule 701.



The holders of 6,312,477 shares of common stock and common stock issuable upon conversion of a debenture and exercise of all warrants outstanding as of the effective date of this offering may require Continuus to register their shares under the Securities Act for resale to the public beginning 180 days from the effective date of this offering. If these holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, the sales could have an adverse effect on the market price for our common stock. The holders of 7,573,494 shares of common stock and common stock issuable upon conversion of a debenture and exercise of warrants may require us to include some shares when we register shares for resale to the public for the benefit of Continuus or the benefit of another security holder exercising its demand registration rights. If we were required to include some shares held by holders pursuant to the exercise of their piggyback registration rights in a future registration, the holders' sales may have an adverse effect on our ability to raise needed capital. In addition, we expect to file a registration statement on Form S-8 registering a total of approximately 4,457,547 shares of common stock subject to outstanding stock options or reserved for issuance under our stock option plans. Such registration statement is expected to be filed and to become effective as soon as practicable after the effective date of this offering. Shares registered under the Form S-8 registration statement will, subject to Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions or the lock-up agreements described above.

In general, under Rule 144 as in effect on the date of this prospectus, beginning 90 days after the effective date of the offering, one of our affiliates, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares, as defined under Rule 144, for at least one year is entitled to sell within any three-month period a number of shares that does not exceed greater of:

       - one percent of the then outstanding shares of our common stock or

       - the average weekly trading volume of our common stock in the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission.

Sales pursuant to Rule 144 are subject to requirements relating to the manner of sale, notice, and the availability of current public information about Continuus. A person, or persons whose shares are aggregated, who was not one of our affiliates at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted shares for at least two years is entitled to sell the restricted shares under Rule 144(k) without regard to the limitations described above.

One of our employees, officers, directors or consultants who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits our affiliates and non-affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this prospectus. In addition, non-affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

                                  UNDERWRITING


The underwriters named below, for whom U.S. Bancorp Piper Jaffray Inc. and CIBC World Markets Corp. are acting as representatives have agreed to buy, subject to the terms of the purchase agreement, the number of shares listed opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option below.



                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
U.S. Bancorp Piper Jaffray Inc..............................  1,094,185
CIBC World Markets Corp. ...................................    729,457
BancBoston Robertson Stephens Inc...........................    100,000
Hambrecht & Quist LLC.......................................    100,000
SG Cowen Securities Corporation.............................    100,000
Advest, Inc. ...............................................     50,000
William Blair & Company, L.L.C. ............................     50,000
J.C. Bradford & Co. ........................................     50,000
Dain Rauscher Wessels.......................................     50,000
Legg Mason Wood Walker, Incorporated........................     50,000
Preferred Capital Markets, Inc..............................     50,000
Raymond James & Associates, Inc.............................     50,000
Nessuah Zannex Ltd. ........................................     50,000
                                                              ---------
          Total.............................................  2,523,642
                                                              =========



The underwriters have advised us that they propose to offer the shares to the public at $8.00 per share. The underwriters propose to offer the shares to dealers at the same price less a concession of not more than $0.32 per share. The underwriters may allow and the dealers may reallow a concession of not more than $0.10 per share on sales to other brokers and dealers. After the offering, these figures may be changed by the underwriters.



We have granted to the underwriters an option to purchase up to an additional 378,546 shares of common stock from us, at the same price to the public, and with the same underwriting discount, as set forth in the table above. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares as it was obligated to purchase under the purchase agreement.


The following table shows the underwriting fees to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.


                                                                TOTAL
                                                     ---------------------------
                                         PER SHARE   NO EXERCISE   FULL EXERCISE
                                         ---------   -----------   -------------
Underwriting Discounts and
  Commissions..........................    $0.56     $1,413,240     $1,625,225



We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We and each of our directors, executive officers and certain stockholders have agreed to restrictions on our ability to sell additional shares of our common stock for a period of 180 days after the date of this prospectus. We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of common stock, options or warrants to acquire shares of common stock, or any related security or instrument, without the prior written consent of U.S. Bancorp Piper Jaffray. The agreements provide exceptions for:


       -        sales to underwriters pursuant to the purchase agreement,

       - our sales in connection with the exercise of options granted and the granting of options to purchase shares of common stock under the our existing stock option plans and

       -        certain other exceptions.

Prior to the offering, there has been no established trading market for the common stock. The initial public offering price for the shares of common stock offered by this prospectus was negotiated by us and the underwriters. Among the factors considered in determining the initial public offering price include:

       - the history of and the prospects for the industry in which we compete;

       -         our past and present operations;

       -         our historical results of operations;

       -         our prospects for future earnings;

       - the recent market prices of securities of generally comparable companies; and

       - the general condition of the securities markets at the time of the offering.

There can be no assurance that the initial public offering price of the common stock will correspond to the price at which the common stock will trade in the public market subsequent to this offering or that an active public market for the common stock will develop and continue after this offering.


To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by us. The underwriters may elect to cover their short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also effect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

The validity of the common stock offered in this prospectus will be passed upon for Continuus by Cooley Godward LLP, San Diego, California. Certain legal matters in connection with the offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

                                    EXPERTS

The Consolidated Financial Statements and related financial schedule as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus and registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which we have included in this prospectus and registration statement and are given upon the authority of Deloitte & Touche LLP as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for the stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings at the Nasdaq National Market, you should call (212) 656-5060.

                         CONTINUUS SOFTWARE CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets as of December 31, 1997, 1998
  and March 31, 1999 (Unaudited)............................   F-3
Consolidated Statements of Operations for the Years ended
  December 31, 1996, 1997 and 1998 and the Three months
  ended March 31, 1998 and 1999 (Unaudited).................   F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  for the Years ended December 31, 1996, 1997 and 1998 and
  the Three months ended March 31, 1999 (Unaudited).........   F-5
Consolidated Statements of Cash Flows for the Years ended
  December 31, 1996, 1997 and 1998 and the Three months
  ended March 31, 1998 and 1999 (Unaudited).................   F-6
Notes to Consolidated Financial Statements..................   F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
Continuus Software Corporation and subsidiaries:

We have audited the accompanying consolidated balance sheets of Continuus Software Corporation and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Continuus Software Corporation and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP
Costa Mesa, California
January 26, 1999, except for paragraph 1
of Note 10 as to which the
date is April 16, 1999, Note 14
as to which the date is April 30, 1999 and
paragraphs 3 and 4 of Note 1 as

to which the dates are July 13, 1999

and July 21, 1999

                CONTINUUS SOFTWARE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)


                                                         DECEMBER 31,
                                                      -------------------    MARCH 31,
                                                        1997       1998        1999        PRO FORMA
                                                      --------   --------   -----------   -----------
                                                                            (UNAUDITED)   (UNAUDITED)
ASSETS
Current Assets:
Cash and cash equivalents...........................  $  6,175   $  2,452    $  2,357
Accounts receivable, less allowance for doubtful
  accounts of $134 (1997), $339 (1998), and $397
  (1999)............................................     7,667      7,067       7,858
Prepaid expenses and other current assets...........       876        777         843
                                                      --------   --------    --------
  Total current assets..............................    14,718     10,296      11,058
Property, net.......................................     1,982      1,691       1,553
Other Assets........................................       953        761         712
                                                      --------   --------    --------
  Total assets......................................  $ 17,653   $ 12,748    $ 13,323
                                                      ========   ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable....................................  $  1,270   $    796    $  1,116
Accrued liabilities.................................     3,207      3,568       3,639
Deferred revenue....................................     4,809      4,400       4,785
Current portion of capital lease obligations........       980        699         692
                                                      --------   --------    --------
          Total current liabilities.................    10,266      9,463      10,232
Capital Lease Obligations, net of current portion...       723        440         376
Convertible Note Payable............................     6,000      6,000       6,000
Commitments and Contingencies
Stockholders' Equity (Deficit):
Preferred stock, $.001 par value, 5,000,000 shares
  authorized, no shares issued and outstanding
Series A convertible preferred stock, no par value;
  2,291,518 shares authorized, 2,275,659 shares
  issued and outstanding at December 31, 1997, 1998
  and March 31, 1999................................     7,900      7,900       7,900
Series B convertible preferred stock, no par value;
  451,243 shares authorized, issued and outstanding
  at December 31, 1997, 1998 and March 31, 1999.....     1,769      1,769       1,769
Series C convertible preferred stock, no par value;
  804,667 shares authorized, 747,525 shares issued
  and outstanding at December 31, 1997, 1998 and
  March 31, 1999....................................     4,118      4,118       4,118
Series D convertible preferred stock, no par value;
  361,178 shares authorized, issued and outstanding
  at December 31, 1997, 1998 and March 31, 1999.....     1,879      1,879       1,879
Series E convertible preferred stock, no par value;
  783,019 shares authorized, 470,849 issued and
  outstanding at December 31, 1997, 1998 and March
  31, 1999..........................................     2,352      2,352       2,352
Common stock $.001 par value; 30,000,000 shares
  authorized, 1,604,202, 1,630,250 and 1,673,640
  shares issued and outstanding at December 31,
  1997, 1998 and March 31, 1999, actual, 6,875,709
  pro forma shares..................................         2          2           2      $      6
Additional paid-in capital..........................     1,851      1,898       2,007        20,378
Warrants to purchase common stock...................       114        114         114             5
Warrants to purchase Series E convertible preferred
  stock.............................................       248        248         248            --
Accumulated deficit.................................   (19,569)   (23,435)    (23,674)      (23,674)
                                                      --------   --------    --------      --------
          Total stockholders' equity (deficit)......       664     (3,155)   $ (3,285)     $ (3,285)
                                                      --------   --------    --------      ========
          Total liabilities and stockholders' equity
            (deficit)...............................  $ 17,653   $ 12,748    $ 13,323
                                                      ========   ========    ========


          See accompanying notes to consolidated financial statements.

                CONTINUUS SOFTWARE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)


                                                                                    THREE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,          MARCH 31,
                                                      ---------------------------   -------------------
                                                       1996      1997      1998       1998       1999
                                                      -------   -------   -------   --------   --------
                                                                                        (UNAUDITED)
Revenues:
  Software licenses.................................  $ 9,611   $13,829   $14,429    $3,745     $4,172
  Services..........................................    6,488     9,434    13,007     3,065      4,067
                                                      -------   -------   -------    ------     ------
          Total revenues............................   16,099    23,263    27,436     6,810      8,239
Cost of revenues:
  Software licenses.................................      775       650       654       167        156
  Services..........................................    4,207     6,007     7,446     1,681      1,945
                                                      -------   -------   -------    ------     ------
          Total cost of revenues....................    4,982     6,657     8,100     1,848      2,101
                                                      -------   -------   -------    ------     ------
Gross profit........................................   11,117    16,606    19,336     4,962      6,138
Operating expenses:
  Sales and marketing...............................   11,776    12,079    15,469     3,577      4,098
  Research and development..........................    3,473     3,574     4,493     1,065      1,233
  General and administrative........................    1,720     1,896     2,483       749        704
  Compensation expense related to stock option
     grants.........................................       --        --        --        --         41
                                                      -------   -------   -------    ------     ------
          Total operating expenses..................   16,969    17,549    22,445     5,391      6,076
                                                      -------   -------   -------    ------     ------
Income (loss) from operations.......................   (5,852)     (943)   (3,109)     (429)        62
Other expense, net..................................     (198)     (637)     (750)     (207)      (296)
                                                      -------   -------   -------    ------     ------
Loss before income tax provision....................   (6,050)   (1,580)   (3,859)     (636)      (234)
Income tax provision................................        3         3         7        13          5
                                                      -------   -------   -------    ------     ------
Net loss............................................  $(6,053)  $(1,583)  $(3,866)   $ (649)    $ (239)
                                                      =======   =======   =======    ======     ======
Basic and diluted net loss per share................  $ (4.06)  $ (1.00)  $ (2.39)   $(0.40)    $(0.15)
                                                      =======   =======   =======    ======     ======
Weighted average shares outstanding.................    1,491     1,576     1,618     1,605      1,637
                                                      =======   =======   =======    ======     ======
Pro forma basic and diluted net loss per share......                      $ (0.57)              $(0.03)
                                                                          =======               ======
Pro forma weighted average shares outstanding.......                        6,820                6,839
                                                                          =======               ======


          See accompanying notes to consolidated financial statements.

                CONTINUUS SOFTWARE CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                                                               WARRANTS
                                                                                              TO PURCHASE
                                        CONVERTIBLE                              WARRANTS      SERIES E
                                    PREFERRED STOCK(1)       COMMON STOCK       TO PURCHASE   CONVERTIBLE
                                    -------------------   -------------------     COMMON       PREFERRED    ACCUMULATED
                                     SHARES     AMOUNT      SHARES     AMOUNT      STOCK         STOCK        DEFICIT      TOTAL
                                    ---------   -------   ----------   ------   -----------   -----------   -----------   -------
Balance at January 1, 1996........  3,474,427   $13,787    1,479,117   $1,702    $     --      $     --      $(11,933)    $ 3,556
Issuance of preferred stock and
  warrants........................    199,684      980            --      --          114            --            --       1,094
Issuance of common stock..........         --                 34,642      46           --            --            --          46
Conversion of debt to equity......    161,494      899            --      --           --            --            --         899
Net loss..........................         --       --            --      --           --            --        (6,053)     (6,053)
                                    ---------   -------   ----------   ------    --------      --------      --------     -------
Balance at December 31, 1996......  3,835,605   15,666     1,513,759   1,748          114            --       (17,986)       (458)
Issuance of preferred stock and
  warrants........................     93,190      415            --      --           --            83            --         498
Issuance of common stock..........         --       --        90,443     105           --            --            --         105
Conversion of debt to equity......    377,659    1,937            --      --           --           165            --       2,102
Net loss..........................         --       --            --      --           --            --        (1,583)     (1,583)
                                    ---------   -------   ----------   ------    --------      --------      --------     -------
Balance at December 31, 1997......  4,306,454   18,018     1,604,202   1,853          114           248       (19,569)        664
Issuance of common stock..........         --       --        26,048      47           --            --            --          47
Net loss..........................         --       --            --      --           --            --        (3,866)     (3,866)
                                    ---------   -------   ----------   ------    --------      --------      --------     -------
Balance at December 31, 1998......  4,306,454   18,018     1,630,250   1,900          114           248       (23,435)     (3,155)
Unaudited:
Issuance of common stock..........         --       --        43,390      68           --            --            --          68
Compensation expense related to
  stock option grants.............         --       --            --      41           --            --            --          41
Net loss..........................         --       --            --      --           --            --          (239)       (239)
                                    ---------   -------   ----------   ------    --------      --------      --------     -------
Balance at March 31, 1999.........  4,306,454   $18,018    1,673,640   $2,009    $    114      $    248      $(23,674)    $(3,285)
                                    =========   =======   ==========   ======    ========      ========      ========     =======

---------------

(1) See Note 8 of Notes to the Consolidated Financial Statements for the details of each series of convertible preferred stock.

            See accompanying notes to consolidated financial statements.

                CONTINUUS SOFTWARE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                                             THREE MONTHS
                                                                      YEARS ENDED                ENDED
                                                                     DECEMBER 31,              MARCH 31,
                                                              ---------------------------   ---------------
                                                               1996      1997      1998      1998     1999
                                                              -------   -------   -------   ------   ------
                                                                                              (UNAUDITED)
Cash Flows From Operating Activities:
Net loss....................................................  $(6,053)  $(1,583)  $(3,866)  $ (649)  $ (239)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
  Provision for doubtful accounts...........................       44        62       205       13       58
  Depreciation and amortization.............................    1,296     1,480     1,632      391      308
  Loss (gain) on disposition of property....................       13        (2)       (1)      (1)      --
  Compensation expense related to stock option grants.......       --        --        --       --       41
  Changes in operating assets and liabilities:                     --        --        --       --       --
    Accounts receivable.....................................   (1,398)   (3,798)      395    1,711     (849)
    Inventories.............................................      273        --        --       --       --
    Prepaid expenses and other assets.......................      (44)     (672)      (69)    (138)     (17)
    Accounts payable........................................     (264)       94      (474)      42      320
    Accrued liabilities.....................................      291     1,573       361     (622)      71
    Deferred revenue........................................      849     2,396      (409)    (544)     385
    Other long-term liabilities.............................      (77)       --        --       --       --
                                                              -------   -------   -------   ------   ------
      Net cash provided by (used in) operating activities...   (5,070)     (450)   (2,226)     203       78
Cash Flows From Investing Activities:
Purchases of property.......................................     (208)     (105)     (452)     (23)     (29)
Proceeds from disposition of property.......................       33        12        13        6       --
                                                              -------   -------   -------   ------   ------
      Net cash used in investing activities.................     (175)      (93)     (439)     (17)     (29)
Cash Flows From Financing Activities:
Repayments on notes payable.................................     (100)     (100)       --       --       --
Borrowings (payments) on line of credit.....................    1,043    (1,043)       --       --       --
Payments on obligations under capital leases................     (556)     (961)   (1,105)    (282)    (212)
Proceeds from issuance of convertible debt..................    1,889     1,030        --       --       --
Proceeds from issuance of common stock......................       46       105        47       17       68
Proceeds from issuance of preferred stock and warrants......    1,094       498        --       --       --
Proceeds from issuance of note payable......................       --     6,000        --       --       --
                                                              -------   -------   -------   ------   ------
      Net cash provided by (used in) financing activities...    3,416     5,529    (1,058)    (265)    (144)
                                                              -------   -------   -------   ------   ------
Net (Decrease) Increase In Cash and Cash Equivalents........   (1,829)    4,986    (3,723)     (79)     (95)
Cash and Cash Equivalents, beginning of period..............    3,018     1,189     6,175    6,175    2,452
                                                              -------   -------   -------   ------   ------
Cash and Cash Equivalents, end of period....................  $ 1,189   $ 6,175   $ 2,452   $6,096   $2,357
                                                              =======   =======   =======   ======   ======
Supplementary Disclosures of Cash Flow Information
  Cash paid during the year for:
      Interest..............................................  $   167   $   278   $   880   $  226   $  215
                                                              =======   =======   =======   ======   ======
      Income taxes..........................................  $     6   $   282   $    18   $   13   $    5
                                                              =======   =======   =======   ======   ======
Noncash Items:
Acquisition of property through capital lease...............  $ 1,234   $ 1,080   $   541   $  136   $  141
Conversion of notes payable and accrued interest to
  preferred stock...........................................  $   899   $ 2,102   $    --   $   --   $   --
Issuance of warrants to purchase common stock...............  $   114   $    --   $    --   $   --   $   --
Issuance of warrants to purchase Series E convertible
  preferred stock...........................................  $    --   $   248   $    --   $   --   $   --


          See accompanying notes to consolidated financial statements.

                CONTINUUS SOFTWARE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (IN THOUSANDS EXCEPT SHARE AND PER SHARE INFORMATION)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations -- Continuus Software Corporation and subsidiaries (the Company) is a leading provider of software products and services for e-asset management, an emerging market segment that enables organizations to more effectively develop, enhance, deploy and manage their Internet and enterprise software systems. The Company's product line consists of the Continuus WebSynergy Suite and the Continuus Change Management Suite which simplify the development of complex and demanding Internet and software applications. Products are sold direct, as well as through resellers, to both commercial and government markets. The Company also offers Continuus Professional Services which include consulting, training and maintenance services. The Company grants credit to its customers in a variety of industries.

Unaudited Information -- The information set forth in these consolidated financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and March 31, 1999 is unaudited and reflects all adjustments, consisting only of normal recurring adjustments, that, in the opinion of management, are necessary to present fairly the financial position and results of operations of the Company for the period. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

Stock Split -- On July 13, 1999, the Company effected a 1-for-2.65 reverse stock split of its common stock. All share, per share and conversion amounts relating to common stock, preferred stock, warrants and stock options included in the accompanying consolidated financial statements and footnotes have been restated to reflect the reverse stock split for all periods presented.

Reincorporation -- The Company reincorporated in the State of Delaware on July 21, 1999.

Principles of Consolidation -- The consolidated financial statements include the accounts of Continuus Software Corporation (Continuus) and its wholly owned subsidiaries, Continuus Software Limited (UK), Continuus Software GmbH (Germany), Continuus Software SARL (France), and Continuus Software Company Limited (Ireland). All intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

Foreign Currency Translation -- In accordance with Statement of Financial Accounting Standards (SFAS) No. 52, Foreign Currency Translation, the United States dollar is considered to be the functional currency for the Company's foreign subsidiaries, and translation adjustments are included in the Company's consolidated statements of operations. Historically, such translation adjustments have not been significant.

Cash and Cash Equivalents -- Cash and cash equivalents represent highly liquid securities consisting primarily of United States treasury bills, with original maturities of less than 90 days.

Property -- Computer equipment, furniture and fixtures, and leasehold improvements are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed using the straight-line method over estimated useful lives of the related assets, generally ranging from three to five years. Leasehold improvements are amortized using the straight-line method over the life of the lease.

Other Assets -- At March 31, 1999 and December 31, 1998, other assets consist primarily of the long-term portion of financing costs as well as refundable deposits. The Company is amortizing deferred financing costs using the effective interest method over the term of the related financing agreement, which is five years.

                CONTINUUS SOFTWARE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (IN THOUSANDS EXCEPT SHARE AND PER SHARE INFORMATION)

Long-Lived Assets -- The Company accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. In accordance with SFAS No. 121, long-lived assets to be held are reviewed for events or changes in circumstances which indicate that their carrying value may not be recoverable. There was no impairment of the value of such assets for the year ended December 31, 1998 or the three months ended March 31, 1999.

Fair Value of Financial Instruments -- The recorded amounts of financial assets and liabilities at December 31, 1997 and 1998 and March 31, 1999 approximate fair value, based on the Company's incremental borrowing rate or due to the relatively short period of time between origination of the instruments and their expected realization.

Revenue Recognition:

During October 1997, the Financial Accounting Standards Board (FASB) issued Statement of Position (SOP) 97-2, Software Revenue Recognition, which provides guidance in recognizing revenue on software transactions. SOP 97-2 is effective for transactions entered into in fiscal years beginning after December 15, 1997, and supersedes SOP 91-1. The Company adopted this statement, as amended, for the year ended December 31, 1998.

Software Licenses, Services and Post-Contract Customer Support -- Revenues from sales of software licenses, which generally do not contain multiple elements, are recognized upon shipment of the related product if the requirements of SOP 97-2, as amended, are met. If the requirements of SOP 97-2, including evidence of an arrangement, client acceptance, a fixed or determinable fee, collectibility or vendor specific objective evidence about the value of an element, are not met at the date of shipment, revenue recognition is deferred until such items are known or resolved. Revenues from sales to distributors are recognized upon shipment when the distributor has a sales agreement with an end-user. Revenue from service and post-contract customer support is deferred and recognized ratably over the term of the contract.


License Agreements -- The Company's products include software licensed from third parties. A five-year license agreement with a third party which grants the Company the right to embed the licensor's database software into the Company's products is scheduled to expire in December 1999. The cost of the license has been amortized on a straight-line basis over five years beginning in fiscal year 1995. At March 31, 1999, $360,000 of such costs are included in other current assets and will be fully amortized by December 31, 1999. Termination of this license agreement could have a material adverse effect on the Company's ability to deliver its products and a material effect on the Company's operating results and financial condition until alternative database software is selected and integrated into the Company's products.


Software Development Costs -- Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs are capitalized in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed. Because the Company believes that its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no software development costs have been capitalized as of December 31, 1997, 1998 and March 31, 1999.

                CONTINUUS SOFTWARE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (IN THOUSANDS EXCEPT SHARE AND PER SHARE INFORMATION)

Income Taxes -- Income taxes are recorded in accordance with SFAS No. 109, Accounting for Income Taxes. This statement requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

Stock-based Compensation -- The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees.

Net Loss Per Share and Pro Forma Net Loss Per Share -- The Company has adopted SFAS No. 128, Earnings per Share, which replaces the presentation of "primary" earnings per share with "basic" earnings per share and the presentation of "fully diluted" earnings per share with "diluted" earnings per share. Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by including other common stock equivalents, including stock options, warrants and convertible preferred stock, in the weighted average number of common shares outstanding for a period, if dilutive.


Pro forma basic earnings per share are based upon the weighted average number of common shares outstanding and the pro forma effect of the conversion of all outstanding shares of preferred stock into common stock and the issuance of 895,615 shares of common stock upon the net exercise of warrants to purchase 1,187,765 shares of common stock (based on an initial public offering price of $8.00 per share) that will convert to shares of common stock concurrent with the closing of the Company's initial public offering (Note 8). Pro forma diluted earnings per share is based upon the weighted average number of common and common equivalent shares for each period presented and the pro forma effect of the conversion of all outstanding shares of preferred stock into common stock and the Series E warrants discussed above (Note 8). Common equivalent shares include stock options and warrants using the treasury stock method but have been excluded from the diluted earnings per share calculation as the impact would be antidilutive.



Pro Forma Information -- The Company is preparing for an initial public offering of its common stock which, upon completion, will result in the conversion of all outstanding shares of preferred stock into shares of common stock (Note 8). The accompanying pro forma information, which is unaudited, gives effect to the conversion of all outstanding shares of preferred stock into common stock at or prior to the closing of the offering and the issuance of 895,615 shares of common stock upon the net exercise of warrants to purchase 1,187,765 shares of common stock based on an initial public offering price of $8.00 per share) that will convert to shares of common stock concurrent with the closing of the Company's initial public offering.


Concentration of Credit Risk -- The Company sells its products primarily to large commercial companies. Credit is extended based on an evaluation of the customer's financial condition, and collateral is generally not required. The Company also evaluates its credit customers for potential credit losses.

                CONTINUUS SOFTWARE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (IN THOUSANDS EXCEPT SHARE AND PER SHARE INFORMATION)

Use of Estimates -- The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

New Accounting Pronouncements:

For the year ended December 31, 1998, the Company adopted SFAS No. 131, Reporting Comprehensive Income. There was no difference between the net loss and the comprehensive net loss for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999.

The Company has adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. In accordance with SFAS No. 131, the Company has disclosed in Note 11 certain information about operating segments and certain information about the Company's revenue types, geographic areas to which the Company sells its products, and major customers.

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company is required to adopt effective in its fiscal year 2000. SFAS No. 133 will require the Company to record all derivatives on the balance sheet at fair value. The Company does not currently engage in hedging activities but will continue to evaluate the effects of adopting SFAS No. 133. The Company will adopt SFAS No. 133 in its fiscal year 2000.

2.  PROPERTY

Property consists of the following:

                                                      DECEMBER 31,
                                                   ------------------     MARCH 31,
                                                    1997       1998         1999
                                                   -------    -------    -----------
                                                                         (UNAUDITED)
Computer equipment...............................  $ 4,045    $ 4,732      $ 4,896
Furniture and fixtures...........................      364        498          504
Leasehold improvements...........................       72        213          212
                                                   -------    -------      -------
                                                     4,481      5,443        5,612
Less accumulated depreciation and amortization...   (2,499)    (3,752)      (4,059)
                                                   -------    -------      -------
Property, net....................................  $ 1,982    $ 1,691      $ 1,553
                                                   =======    =======      =======

                CONTINUUS SOFTWARE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (IN THOUSANDS EXCEPT SHARE AND PER SHARE INFORMATION)

3.  OTHER ASSETS

Other assets consist of the following:

                                                      DECEMBER 31,
                                                   ------------------     MARCH 31,
                                                    1997       1998         1999
                                                   -------    -------    -----------
                                                                         (UNAUDITED)
Prepaid contract costs...........................  $   360    $    --      $   --
Refundable deposits..............................      169        450         430
Deferred financing costs, net....................      424        311         282
                                                   -------    -------      ------
                                                   $   953    $   761      $  712
                                                   =======    =======      ======

4.  ACCRUED LIABILITIES

Accrued liabilities consist of the following:

                                                      DECEMBER 31,
                                                   ------------------     MARCH 31,
                                                    1997       1998         1999
                                                   -------    -------    -----------
                                                                         (UNAUDITED)
Accrued compensation and related expense.........  $ 1,958    $ 2,230      $2,498
Other liabilities................................    1,249      1,338       1,141
                                                   -------    -------      ------
                                                   $ 3,207    $ 3,568      $3,639
                                                   =======    =======      ======

5.  CONVERTIBLE NOTES PAYABLE

Convertible Note Payable Agreement -- During September 1997, the Company entered into a note payable agreement with a third party. Under terms of this agreement, the Company borrowed $6,000. The note bears interest at an annual rate of 12%. Interest is due and payable on the first day of January, April, July, and October, commencing on October 1, 1997. Any unpaid principal and interest shall become due and payable at the earliest of the following circumstances: (1) September 2002, (2) the closing of a public offering of the Company's common stock at an aggregate valuation of not less than $15,000 and a public offering price equal or exceeding $13.91 per share, or (3) merger or consolidation of the Company with or into any other corporation. If either (2) or (3) occur prior to September 2002, the holder of the note may convert the amount due into 1,078,167 shares of the Company's common stock at a conversion price of $5.57 per share. This agreement does not allow for prepayment of the note and includes certain financial covenants including annual capital expenditure limitations. The Company was in compliance with all financial covenants as of December 31, 1998 and March 31, 1999.

Convertible Promissory Notes -- On April 23, 1996, the Company issued $889 of convertible promissory notes. The notes bore interest at 8%, and principal and interest were due on demand. The notes were convertible into shares of Series D preferred stock, if and when the Company completed an equity financing. The conversion price was equal to the price per share of preferred stock issued in such financing. On May 30, 1996, in connection with an equity financing, the $889 of convertible promissory notes, plus accrued interest of $10, was converted into 161,494 shares of Series D preferred stock at a conversion rate of $5.57 per share (Note 8).

On October 16, 1996, the Company issued $1,000 of convertible promissory notes. The notes were convertible into shares of Series E preferred stock, if and when the Company completed an equity

                CONTINUUS SOFTWARE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (IN THOUSANDS EXCEPT SHARE AND PER SHARE INFORMATION)

financing. The conversion price was equal to the price per share of preferred stock issued in such financing. On May 19, 1997, in conjunction with an equity financing, the $1,000 of convertible promissory notes, plus accrued interest of $46, was converted into 188,042 shares of Series E preferred stock at a conversion rate of $5.57 per share (Note 8).

On January 22, 1997, the Company issued $1,030 of convertible promissory notes. The notes were convertible into shares of Series E preferred stock, if and when the Company completed an equity financing in which the Company received an aggregate of at least $2,000. The conversion price was equal to the price per share of preferred stock, issued in such financing. On May 19, 1997, in connection with an equity financing, the $1,030 of convertible promissory notes, plus accrued interest of $26, was converted into 189,617 shares of Series E preferred stock at a conversion rate of $5.57 per share (Note 8).

6.  LEASES

Capital lease obligations have been recorded in the accompanying consolidated financial statements at the present value of future minimum lease payments. Assets financed under capital leases included in property are as follows:

                                                         DECEMBER 31,
                                                       -----------------    MARCH 31,
                                                        1997      1998        1999
                                                       -------   -------   -----------
                                                                           (UNAUDITED)
Computer equipment...................................  $ 3,289   $ 3,802     $ 3,943
Less accumulated amortization........................   (1,539)   (2,675)     (2,919)
                                                       -------   -------     -------
                                                       $ 1,750   $ 1,127     $ 1,024
                                                       =======   =======     =======

Amortization expense of property financed under capital leases was $603, $883, $1,094, $261 and $245 for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999, respectively.

Future minimum lease payments under capital leases and the present value of future minimum lease payments are as follows:

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
1999........................................................     $  766
2000........................................................        395
2001........................................................         79
                                                                 ------
Total future minimum lease payments.........................      1,240
Less amount representing interest...........................       (101)
                                                                 ------
Present value of future minimum lease payments..............      1,139
Less current portion........................................       (699)
                                                                 ------
                                                                 $  440
                                                                 ======

                CONTINUUS SOFTWARE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (IN THOUSANDS EXCEPT SHARE AND PER SHARE INFORMATION)

The Company also leases office space and equipment under operating leases which expire on various dates through June 2003. Future annual minimum lease payments under noncancelable operating lease arrangements at December 31, 1998 are as follows:

1999........................................................     $  648
2000........................................................        281
2001........................................................        172
2002........................................................        109
2003........................................................         70
                                                                 ------
                                                                 $1,280
                                                                 ======

Rental expense under operating leases was approximately $849, $929, $1,031, $292 and $286 for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999, respectively.

7.  COMMITMENTS AND CONTINGENCIES

In November 1991, the Company entered into an agreement with two former shareholders of the Company, which required the Company to pay an aggregate of 1% of gross revenues subject to certain time limitations and maximum amounts. Beginning June 1993, the Company began making quarterly payments and the last payment was made in March 1998. The total amount paid in connection with the agreement was $605. Accrued fees were $78 at December 31, 1997, and expense related to this agreement was $159 and $179 for the years ended December 31, 1996 and 1997, respectively.

The Company is subject to certain litigation matters which arise in the normal course of business. Management does not believe that the outcome of any of these matters will have a material adverse effect on the Company's financial position or results of operations.

8.  STOCKHOLDERS' EQUITY

Preferred Stock -- Series A preferred stock (Series A) shares are convertible at the holder's option into shares of common stock, on a share-for-share basis. The conversion ratio may be adjusted from time to time in the event of certain diluting events, as defined. Conversion is automatic in the event of a public offering of the Company's common stock, meeting certain specified criteria. Dividends on Series A are noncumulative and may be declared at the discretion of the Board of Directors. The dividend rate is $.2777 per share per annum. Series A shareholders have the right to elect one director and veto rights over certain management decisions. In the event of liquidation, dissolution or merger of the Company, each Series A shareholder has a liquidation preference equal to $3.47 per share, an amount per share of Series A then held by them equal to $.347 multiplied by the number of years between the date upon which the Series C preferred stock shares were first issued by the Company and the date of the distribution of any assets or surplus funds of the Company, plus an amount equal to all declared but unpaid dividends. The increase in the Series A liquidation preference as a result of this provision was $2,489 and $2,684 at December 31, 1998 and March 31, 1999, respectively. Such increase in the liquidation preference will not be recognized upon the conversion of the preferred stock into common stock upon an initial public offering. The total liquidation preference at December 31, 1998 and March 31, 1999 was $10,389 and $10,584, respectively.

                CONTINUUS SOFTWARE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (IN THOUSANDS EXCEPT SHARE AND PER SHARE INFORMATION)


Series B preferred stock (Series B) shares are convertible at the holder's option into shares of common stock, on a share-for-share basis. The conversion ratio may be adjusted from time to time in the event of certain diluting events, as defined. Conversion is automatic in the event of a public offering of the Company's common stock, meeting certain specified criteria. Dividends on Series B are noncumulative and may be declared at the discretion of the Board of Directors. The dividend rate is $.318 per share per annum. Series B shareholders have the right to elect one director and veto rights over certain management decisions. In the event of liquidation, dissolution or merger of the Company, each Series B shareholder has a liquidation preference equal to $3.98 per share, an amount per share of Series B then held by them equal to $.398 multiplied by the number of years between the date upon which the Series B shares were first issued by the Company and the date of the distribution of any assets or surplus funds of the Company, plus an amount equal to all declared but unpaid dividends. The increase in the Series B liquidation preference as a result of this provision was $565 and $609 at December 31, 1998 and March 31, 1999, respectively. Such increase in the liquidation preference will not be recognized upon the conversion of the preferred stock into common stock upon an initial public offering. The total liquidation preference at December 31, 1998 and March 31, 1999 was $2,361 and $2,405, respectively.



Series C preferred stock (Series C) shares are convertible at the holder's option into shares of common stock, on a share-for-share basis. The conversion ratio may be adjusted from time to time in the event of certain diluting events, as defined. Conversion is automatic in the event of a public offering of the Company's common stock, meeting certain specified criteria. Dividends on Series C are noncumulative and may be declared at the discretion of the Board of Directors. The dividend rate is $.445 per share per annum. Series C shareholders have veto rights over certain management decisions. In the event of liquidation, dissolution or merger of the Company, each Series C shareholder has a liquidation preference equal to $5.57 per share, an amount per share of Series C then held by them equal to $.557 multiplied by the number of years between the date upon which the Series C shares were first issued by the Company and the date of the distribution of any assets or surplus funds of the Company, plus an amount equal to all declared but unpaid dividends. The increase in the Series C liquidation preference as a result of this provision was $1,310 and $1,412 at December 31, 1998 and March 31, 1999, respectively. Such increase in the liquidation preference will not be recognized upon the conversion of the preferred stock into common stock upon an initial public offering. The total liquidation preference as of December 31, 1998 and March 31, 1999 was $5,474 and $5,576, respectively.



Series D preferred stock (Series D) shares are convertible at the holder's option into shares of common stock, on a share-for-share basis. The conversion ratio may be adjusted from time to time in the event of certain diluting events, as defined. Conversion is automatic in the event of a public offering of the Company's common stock, meeting certain specified criteria. Dividends on Series D are noncumulative and may be declared at the discretion of the Board of Directors. The dividend rate is $.445 per share per annum. Series D shareholders have veto rights over certain management decisions. In the event of liquidation, dissolution or merger of the Company, each Series D shareholder has a liquidation preference equal to $5.57 per share, an amount per share of Series D then held by them equal to $.557 multiplied by the number of years between the date upon which the Series D shares were first issued by the Company and the date of the distribution of any assets or surplus funds of the Company, plus an amount equal to all declared but unpaid dividends. The increase in the Series D liquidation preference as a result of this provision was $521 and $571 at December 31, 1998 and March 31, 1999, respectively. Such increase in the liquidation preference will

                CONTINUUS SOFTWARE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (IN THOUSANDS EXCEPT SHARE AND PER SHARE INFORMATION)

not be recognized upon the conversion of the preferred stock into common stock upon an initial public offering. The total liquidation preference at December 31, 1998 and March 31, 1999 was $2,533 and $2,583, respectively.


Series E preferred stock (Series E) shares are convertible at the holder's option into shares of common stock, on a share-for-share basis. The conversion ratio may be adjusted from time to time in the event of certain diluting events, as defined. Conversion is automatic in the event of a public offering of the Company's common stock, meeting certain specified criteria. Dividends on Series E are noncumulative and may be declared at the discretion of the Board of Directors. The dividend rate is $.445 per share per annum. Series E shareholders have veto rights over certain management decisions. In the event of liquidation, dissolution or merger of the Company, each Series E shareholder has a liquidation preference equal to $5.57 per share, an amount per share of Series E then held by them equal to $.557 multiplied by the number of years between the date upon which the Series E were first issued by the Company and the date of the distribution of any assets or surplus funds of the Company, plus an amount equal to all declared but unpaid dividends. The increase in the Series E liquidation preference as a result of this provision was $590 and $655 at December 31, 1998 and March 31, 1999, respectively. Such increase in the liquidation preference will not be recognized upon the conversion of the preferred stock into common stock upon an initial public offering. The total liquidation preference at December 31, 1998 and March 31, 1999 was $3,213 and $3,278, respectively.


On May 30, 1996, the Company sold 199,684 shares of Series D preferred stock at $5.57 per share, with net proceeds of $1,094. In connection with the financing, the $889 of convertible promissory notes issued in April 1996 and $10 of accrued interest were converted into 161,494 shares of Series D preferred stock at a conversion rate of $5.57 per share (Note 5).

On May 19, 1997, the Company sold 93,190 shares of Series E preferred stock at $5.57 per share, with net proceeds of $499. In connection with the financing, the $1,000 and $1,030 of convertible promissory notes issued in October 1996 and January 1997, respectively, and accrued interest on the convertible promissory notes of $46 and $26, respectively, were converted into 377,659 shares of Series E preferred stock at a conversion rate of $5.57 per share (Note 5).

Warrants To Purchase Common Stock -- In connection with the Series A financing, the Company issued 720,148 warrants which can be used to purchase common stock at an exercise price of $.66 per share. The warrants are exercisable immediately and expire seven years from the date of grant. Upon exercise of the warrants, the holders may elect a net exercise option. Such option allows the holders of such warrants to receive an amount of common stock equal to the net gain on the exercise of such warrants (Note 1). The fair value of these warrants was determined to be insignificant, using the Black-Scholes option-pricing model, and no value was ascribed to these warrants. All warrants are outstanding at December 31, 1998 and March 31, 1999.

On May 30, 1996, in connection with Series D equity financing, the Company granted warrants to the holders to purchase 221,736 common stock shares at $1.53 per share. The warrants are exercisable immediately and expire seven years from the date of grant. Upon exercise of the warrants, the holders may elect a net exercise option. Such option allows the holders of such warrants to receive an amount of common stock equal to the net gain on the exercise of such warrants (Note 1). The warrants were allocated to the holders of the Series D on a pro rata basis based on the consideration received by the Company. The fair value allocated to the warrants at the date of grant, using the Black-Scholes

                CONTINUUS SOFTWARE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (IN THOUSANDS EXCEPT SHARE AND PER SHARE INFORMATION)

option-pricing model, was estimated to be $114. All warrants are outstanding as of December 31, 1998 and March 31, 1999.

Warrants to Purchase Series C Preferred Stock -- During June 1996, the Company granted warrants to a bank to purchase 37,735 shares of Series C preferred stock at $5.57 per share. The fair value of these warrants were determined to be insignificant, using the Black-Scholes option-pricing model, and no value was ascribed to such warrants. These warrants expire on June 4, 2001, and remain outstanding as of December 31, 1998 and March 31, 1999.

Warrants to Purchase Series E Preferred Stock -- On January 22, 1997, the Company granted warrants to the holders of the convertible promissory notes issued on January 22, 1997, to purchase 184,938 Series E preferred stock shares at $5.57 per share. The warrants expire three years from the date of grant or immediately subsequent to an initial public offering. All warrants are outstanding as of December 31, 1998 and March 31, 1999. Upon exercise of the warrants, the holders may elect a net exercise option. Such option allows the holders of such warrants to receive an amount of common stock equal to the net gain on the exercise of such warrants (Note 1). The warrants were allocated to the holders of the convertible promissory notes on a pro rata basis based on the consideration received by the Company. The fair value allocated to the warrants using the Black-Scholes pricing model at the date of grant was $165.

On May 19, 1997, in connection with the Series E equity financing, the Company granted warrants to purchase 93,187 Series E preferred stock shares at $5.57 per share to the Series E investors. The warrants expire three years from the date of grant or immediately subsequent to an initial public offering. Upon exercise of the warrants, the holders may elect a net exercise option. Such option allows the holders of such warrants to receive an amount of common stock equal to the net gain on the exercise of such warrants (Note 1). The warrants were allocated to the holders of the Series E preferred stock on a pro rata basis based on the consideration received by the Company. The fair value allocated to the warrants using the Black-Scholes pricing model at the date of grant was estimated to be $83. All warrants are outstanding as of December 31, 1998 and March 31, 1999.

The Company over the last several years granted warrants to a related party (Note 13) to purchase 15,849 shares of Series A preferred stock at $3.47 per share, 19,402 shares of Series C preferred stock at $5.57 per share and 18,866 shares of Series E preferred stock. These warrants are exercisable immediately and expire ten years from the date of grant or five years after an initial public offering, whichever is shorter. The fair value of these warrants were determined to be insignificant, using the Black-Scholes option-pricing model, and no value was ascribed to such warrants. All of these warrants remain outstanding at December 31, 1998 and March 31, 1999.

9.  INCOME TAXES

The income tax provision consists of the following:

                                                                 DECEMBER 31,
                                                             --------------------
                                                             1996    1997    1998
                                                             ----    ----    ----
Current -- State...........................................   $3      $3      $7
                                                              ==      ==      ==

                CONTINUUS SOFTWARE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (IN THOUSANDS EXCEPT SHARE AND PER SHARE INFORMATION)

The Company's net deferred income taxes consist of the following as of December 31:

                                                               1997       1998
                                                              -------    -------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 5,791    $ 8,304
  Deferred revenue..........................................    1,025         --
  Basis difference in fixed assets..........................      159        270
  Vacation accrual..........................................       97        124
  Other.....................................................      347         63
                                                              -------    -------
Total deferred tax assets...................................    7,419      8,761
Valuation allowance.........................................   (7,419)    (8,761)
                                                              -------    -------
Net deferred income taxes...................................  $    --    $    --
                                                              =======    =======

At December 31, 1998, the Company has net operating loss carryforwards of approximately $15,753 and $6,637 for federal and California income tax purposes, respectively, which will begin expiring in 2007 and 1999, respectively. Additionally, at December 31, 1998, the Company has foreign net operating loss carryforwards totaling approximately $5,370 in the U.K., Germany, France, and Ireland. Portions of the foreign net operating losses will expire beginning in 2001. Pursuant to Section 382 of the Internal Revenue Code, use of the Company's domestic net operating loss carryforwards and other tax attributes in the future has been limited due to a cumulative change in ownership of greater than 50%, which change in ownership has occurred in a moving three-year period. Further ownership changes could also impact the Company's ability to utilize net operating losses generated in the year ended December 31, 1998.

10.  STOCK OPTION PLANS

EMPLOYEE STOCK PURCHASE PLAN


On April 16, 1999, the Company adopted the 1999 Employee Stock Purchase Plan covering an aggregate of 250,000 shares of common stock. The Employee Stock Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended. Under the Employee Stock Purchase Plan, the Board may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the plan. The initial offering under the plan will commence on the date of this prospectus and terminate on January 31, 2000.



Unless otherwise determined by the Board, employees are eligible to participate in the plan only if they are employed for at least 20 hours per week and for at least five months per calendar year. Employees who participate in an offering may have up to 15% of their earnings withheld pursuant to the plan. The amount withheld will then be used to purchase shares of the common stock on specified dates determined by the Board. The price of common stock purchased under the plan will be equal to 85% of the lower of the fair market value of the common stock at the commencement date of each offering period or the relevant purchase date. Employees may end their participation in this offering at any time during this offering period, and participation ends automatically on termination of employment.



In the event of a merger, reorganization, consolidation or liquidation involving Continuus, the Board has discretion to provide that each right to purchase common stock will be assumed or an equivalent

                CONTINUUS SOFTWARE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (IN THOUSANDS EXCEPT SHARE AND PER SHARE INFORMATION)


right substituted by the successor corporation, or the Board may shorten this offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The Board has the authority to amend or terminate the plan, however, the Board may not amend or terminate the plan if it may adversely affect any outstanding rights to purchase common stock.


The Company's 1991 Stock Option Plan and 1997 Equity Incentive Plan (the Plans), as amended, provide for the issuance to officers and key employees of up to a total of 4,207,547 options to purchase common stock through the grant of incentive stock or nonqualified stock options. Options expire no later than ten years from the date of grant and generally become exercisable over a four-year period.

In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. As permitted by SFAS No. 123, the Company has chosen to continue to account for its employee stock-based compensation plans under APB Opinion No. 25 and provide the expanded disclosures specified in SFAS No. 123.

Had compensation cost been determined using the provisions of SFAS No. 123, the Company's net loss would have been increased to the amounts indicated below:

                                                               DECEMBER 31,                MARCH 31,
                                                       -----------------------------    ----------------
                                                        1996       1997       1998       1998      1999
                                                       -------    -------    -------    ------    ------
                                                                                          (UNAUDITED)
Net loss:
  As reported........................................  $(6,053)   $(1,583)   $(3,866)   $ (649)   $ (239)
  Pro forma..........................................   (6,210)    (1,842)    (4,104)     (695)     (309)
Basic and diluted net loss per share:
  As reported........................................  $ (4.06)   $ (1.00)   $ (2.39)   $(0.40)   $(0.15)
                                                       =======    =======    =======    ======    ======
  Pro forma..........................................  $ (4.16)   $ (1.17)   $ (2.54)   $(0.43)   $(0.19)
                                                       =======    =======    =======    ======    ======

For purposes of estimating the compensation cost of the Company's option grants in accordance with SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted average assumptions used for grants in the years 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999: expected volatility of zero; risk-free interest rates of 6%; and expected lives of ten years.

                CONTINUUS SOFTWARE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (IN THOUSANDS EXCEPT SHARE AND PER SHARE INFORMATION)

A summary of the status of the Plans is presented below:

                                                           DECEMBER 31,                          MARCH 31,
                                           ---------------------------------------------   ---------------------
                                                   1997                    1998                    1999
                                           ---------------------   ---------------------   ---------------------
                                                        WEIGHTED                WEIGHTED                WEIGHTED
                                                        AVERAGE                 AVERAGE                 AVERAGE
FIXED                                                   EXERCISE                EXERCISE                EXERCISE
OPTIONS                                      SHARES      PRICE       SHARES      PRICE       SHARES      PRICE
-------                                    ----------   --------   ----------   --------   ----------   --------
                                                                                                (UNAUDITED)
Outstanding, beginning of period.........   1,120,218    $1.46      1,577,469    $1.62      2,151,778    $1.78
Granted..................................     799,584     1.70      1,285,306     3.07        481,050     5.24
Exercised................................     (90,443)    1.16        (26,048)    1.78        (43,390)    1.56
Canceled.................................    (251,890)    1.40       (684,949)    3.79       (152,734)    1.88
                                           ----------              ----------              ----------
Balance, end of period...................   1,577,469    $1.62      2,151,778    $1.78      2,436,704    $2.45
                                           ==========              ==========              ==========
Weighted average fair value of options
  granted during the year................       $0.77                   $0.64                   $1.09
                                           ==========              ==========              ==========

The following tables summarize information about stock options outstanding as of December 31, 1998 and March 31, 1999:

                                                             DECEMBER 31, 1998
                                       -------------------------------------------------------------
                                               OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                       ------------------------------------   ----------------------
                                                      WEIGHTED
                                                       AVERAGE     WEIGHTED                 WEIGHTED
              RANGE OF                                REMAINING    AVERAGE                  AVERAGE
              EXERCISE                   NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
               PRICES                  OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
              --------                 -----------   -----------   --------   -----------   --------
$ .01 -  .66.........................       6,225       2.87        $0.34         6,225      $0.34
  .67 - 1.33.........................       7,547       3.27         0.95         7,547       0.95
 1.34 - 1.99.........................   2,110,260       7.97         1.75       959,470       1.56
 2.00 - 6.63.........................      27,746       9.03         4.58         3,114       3.92
                                        ---------                               -------
                                        2,151,778                               976,356
                                        =========                               =======

                                                        MARCH 31, 1999 (UNAUDITED)
                                       -------------------------------------------------------------
                                               OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                       ------------------------------------   ----------------------
                                                      WEIGHTED
                                                       AVERAGE     WEIGHTED                 WEIGHTED
              RANGE OF                                REMAINING    AVERAGE                  AVERAGE
              EXERCISE                   NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
               PRICES                  OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
              --------                 -----------   -----------   --------   -----------   --------
$ .01 -  .66.........................       6,225       2.63        $0.34         6,225      $0.34
  .67 - 1.33.........................       7,547       3.03         0.95         7,547       0.95
 1.34 - 1.99.........................   1,923,988       7.72         1.75       944,953       1.58
 2.00 - 6.63.........................     498,944       9.58         5.23         5,640       4.64
                                        ---------                               -------
                                        2,436,704                               964,365
                                        =========                               =======

Effective August 25, 1998, the Company's Board of Directors approved a proposal allowing the Company's employees to reprice any existing stock option grants to a new exercise price of $1.99 per

                CONTINUUS SOFTWARE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (IN THOUSANDS EXCEPT SHARE AND PER SHARE INFORMATION)

share, which was the estimated fair market value of the Company's common stock on August 25, 1998. A total of 363,639 options were repriced with exercise prices ranging from $3.31 to $6.63 per share.

During December 1998 to March 1999, the Company granted a total of 544,633 options to purchase shares of common stock at exercise prices below the estimated fair market value of the Company's common stock. As a result, the Company will record a total of $906 in compensation expenses related to these options over the related vesting periods. The Company has recorded $41 of compensation expense related to these stock options during the three months ended March 31, 1999.

11.  OPERATING SEGMENT, GEOGRAPHIC AND CUSTOMER INFORMATION


Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the Company's chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The operating segments of the Company are managed separately because each segment represents a strategic business unit that offers different products or services.


The Company's reportable operating segments include Software Licenses and Services. The Software Licenses operating segment develops and markets the Company's process-oriented software development management products. The Services segment provides after-sale support for software products and fee-based training and consulting services related to the Company products.

The Company does not allocate operating expenses to these segments, nor does it allocate specific assets to these segments. Therefore, segment information reported includes only revenues, cost of sales and gross profit.

                CONTINUUS SOFTWARE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (IN THOUSANDS EXCEPT SHARE AND PER SHARE INFORMATION)

Operating segment data for the three years in the period ended December 31, 1998 and the three months ended March 31, 1998 and 1999 was as follows:

                                                              SOFTWARE
                                                              LICENSES   SERVICES    TOTAL
                                                              --------   --------   -------
Year ended December 31, 1996:
  Revenues..................................................  $ 9,600    $ 6,500    $16,100
  Cost of revenues..........................................      800      4,200      5,000
                                                              -------    -------    -------
     Gross profit...........................................  $ 8,800    $ 2,300    $11,100
                                                              =======    =======    =======
Year ended December 31, 1997:
  Revenues..................................................  $13,800    $ 9,500    $23,300
  Cost of revenues..........................................      700      6,000      6,700
                                                              -------    -------    -------
     Gross profit...........................................  $13,100    $ 3,500    $16,600
                                                              =======    =======    =======
Year ended December 31, 1998:
  Revenues..................................................  $14,400    $13,000    $27,400
  Cost of revenues..........................................      700      7,400      8,100
                                                              -------    -------    -------
     Gross profit...........................................  $13,700    $ 5,600    $19,300
                                                              =======    =======    =======
Three months ended March 31, 1998
  Revenues..................................................  $ 3,700    $ 3,100    $ 6,800
  Cost of revenues..........................................      200      1,700      1,900
                                                              -------    -------    -------
     Gross profit...........................................  $ 3,500    $ 1,400    $ 4,900
                                                              =======    =======    =======
Three months ended March 31, 1999
  Revenues..................................................  $ 4,200    $ 4,100    $ 8,300
  Cost of revenues..........................................      200      1,900      2,100
                                                              -------    -------    -------
     Gross profit...........................................  $ 4,000    $ 2,200    $ 6,200
                                                              =======    =======    =======

                CONTINUUS SOFTWARE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (IN THOUSANDS EXCEPT SHARE AND PER SHARE INFORMATION)

Revenues are attributed to geographic areas based on the location of the entity to which the products or services were sold. United States information is derived from U.S. operations and includes revenues from sales to Canadian entities of $400, $400, $1,400, $300 and $700 for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999, respectively. No single country had a material amount of long-lived assets except for such assets in the United Kingdom of $569 and $579 for the periods ended December 31, 1998 and March 31, 1999, respectively.

                                                UNITED STATES    INTERNATIONAL   ELIMINATIONS    TOTAL
                                                --------------   -------------   ------------   -------
Year ended December 31, 1996:
  Revenues....................................     $12,400          $ 5,400        $(1,700)     $16,100
  Gross profit................................       8,600            2,500                      11,100
  Long-lived assets...........................       2,500              300                       2,800
Year ended December 31, 1997:
  Revenues....................................      16,900           11,200         (4,800)      23,300
  Gross profit................................      12,900            3,700                      16,600
  Long-lived assets...........................       2,400              500                       2,900
Year ended December 31, 1998:
  Revenues....................................      17,700           14,900         (5,200)      27,400
  Gross profit................................      13,400            5,900                      19,300
  Long-lived assets...........................       1,400            1,100                       2,500
Three months ended March 31, 1998:
  Revenues....................................       4,400            3,400         (1,000)       6,800
  Gross profit................................       3,400            1,600                       5,000
  Long-lived assets...........................       2,100              600                       2,700
Three months ended March 31, 1999:
  Revenues....................................       5,300            4,300         (1,400)       8,200
  Gross profit................................       4,200            1,900                       6,100
  Long-lived assets...........................       1,200            1,100                       2,300

During the year ended December 31, 1996, sales to a single customer accounted for approximately 12% of total revenue for the year. In fiscal 1997 and 1998 and the three months ended March 31, 1998 and 1999, no single customer accounted for 10% or more of total revenue.

12.  DEFINED CONTRIBUTION SAVINGS AND INVESTMENT PLAN

The Company has a defined contribution savings and investment plan which covers substantially all employees. The plan provides for the deferral of up to 20% of an employee's qualifying compensation under Section 401(k) of the Internal Revenue Code. Company contributions may be made to the plan at the discretion of the Company's Board of Directors. To date, no such contributions have been made.

                CONTINUUS SOFTWARE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (IN THOUSANDS EXCEPT SHARE AND PER SHARE INFORMATION)

13.  RELATED-PARTY TRANSACTIONS

On April 20, 1995, the Company entered into a lease agreement with a preferred shareholder who owns approximately 3% of the Company's total outstanding preferred stock as of December 31, 1998. Under the amended lease agreement, the Company was able to lease certain qualified capital equipment through June 30, 1998, up to an aggregate purchase price of $3,600. On June 30, 1998, the lease agreement expired and was not renewed by the Company. The Company's remaining capital lease obligation is being amortized over a three-year period, with interest of 8.95% per annum.

14.  SUBSEQUENT EVENTS

On April 22, 1999, the Company entered into a revolving line of credit agreement with a bank, which provides for borrowings up to $2,000. Borrowings accrue interest at a per annum rate equal to the bank's prime rate. The revolving line of credit does not provide for any financial covenants and expires on April 22, 2001. On the same date, the Company entered into a Contribution Agreement, which requires that certain preferred shareholders guarantee outstanding amounts under the revolving line of credit agreement. Under terms of the Contribution Agreement, the Company granted warrants to purchase 53,910 shares of common stock at $9.01 per share to the guarantors on a pro rata basis. The warrants are immediately exercisable and expire on April 22, 2002. The fair value allocated to the warrants using the Black-Scholes pricing model was $23. This amount shall be recorded as deferred financing costs and amortized over the term of the revolving line of credit. The Company is also obligated to grant additional warrants to purchase 35,940 shares of common stock at $9.01 per share to the guarantors on a pro rata basis in the event they are required to make a payment on the revolving line of credit.

On April 30, 1999, the Company entered into an agreement with a third party to lease certain qualified capital equipment. The agreement expires on December 1, 1999. In connection with this lease agreement, the Company granted warrants to purchase 20,755 shares of common stock at $9.01 per share. The warrants are immediately exercisable and expire on April 30, 2006. The fair value allocated to the warrants using the Black-Scholes pricing model was $42. This amount shall be recorded as deferred financing costs and amortized over the term of the lease agreement.

                                2,523,642 SHARES


                         CONTINUUS SOFTWARE CORPORATION

                                  COMMON STOCK

                                 CONTINUUS LOGO

                          ---------------------------
                                   PROSPECTUS
                          ---------------------------


UNTIL AUGUST 23, 1999, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                           U.S. BANCORP PIPER JAFFRAY
                               CIBC WORLD MARKETS


                                 JULY 29, 1999